As filed with the Securities and Exchange Commission-subject to change.
                                             Registration No. 33-58191


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                        Post-Effective Amendment No. 4
                                      To
                                   Form S-2
                            REGISTRATION STATEMENT
                                   Under the
                            SECURITIES ACT OF 1933
                           Ace Hardware Corporation
             (Exact Name of Registrant as Specified in its Charter)
                                   Delaware
                          (State of Incorporation)
                                  36-0700810
                    (I.R.S. Employer Identification No.)
                            2200 Kensington Court
                          Oak Brook, Illinois 60523
                               (630) 990-6600
  (Address and telephone number of registrant's principal executive offices)

                               David W. League
                Vice President, General Counsel and Secretary
                          Ace Hardware Corporation
                            2200 Kensington Court
                          Oak Brook, Illinois 60523
                               (630) 990-6600
          (Name, address and telephone number of agent for service)

      Approximate date of commencement of proposed sale to the public:
          As soon as practicable after the effective date of this Post-Effective Amendment to the Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box X

 If the registrant elects to deliver its latest annual report to security-
   holders, or a complete and legible facsimile thereof, pursuant to Item
            11(a)(1) of this form, check the following box.

                          ACE HARDWARE CORPORATION
      Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K
           Between Items in Part I of Form S-2 and the Prospectus

       Item Number and Caption                        Heading in Prospectus
   1. Forepart of the Registration Statement
       and Outside Front Cover Page of Prospectus    Outside Front Cover Page

   2. Inside Front and Outside Back Cover Pages      Inside Front and Outside
       of Prospectus                                  Back Cover Pages

   3. Summary Information, Risk Factors and
       Ratio of Earnings to Fixed Charges            Factors To Be Considered;
                                                      Summary

   4. Use of Proceeds                                Use of Proceeds

   5. Determination of Offering Price                Not Applicable

   6. Dilution                                       Not Applicable

   7. Selling Security Holders                       Not Applicable

   8. Plan of Distribution                           Distribution Plan and
                                                      Offering Terms

   9. Description of Securities to be Registered     Outside Front Cover Page;
                                                      Description of Capital
                                                      Stock

  10. Interests of Named Experts and Counsel         Opinions of Experts

  11. Information with Respect to the Registrant     The Company's Business;
                                                      Properties; Index to
                                                      Financial Statements;
                                                      Selected Financial Data;
                                                      Management's Discussion
                                                      and Analysis of Financial
                                                      Condition and Results of
                                                      Operations; Management.

  12. Incorporation of Certain Information
       by Reference                                  Documents Incorporated by
                                                      Reference

  13. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities                                   Indemnification
                                                      Obligations of Company
                                                      and S.E.C. Position on
                                                      Securities Act
                                                      Indemnification

PROSPECTUS
                           ACE HARDWARE CORPORATION
                             2200 Kensington Court
                           Oak Brook, Illinois 60523
                                (630) 990-6600

              904 Shares Class A (Voting) Stock, $1,000 par value
           31,289 Shares Class C (Non-Voting) Stock, $100 par value

  We only offer Class A Voting Stock together with Class C Non-voting Stock to hardware retailers for their initial membership in our cooperative. We offer Class C Non-voting Stock without any Class A Voting Stock to our existing members when they have additional store locations that also become members of our cooperative.

                   (See "Distribution Plan and Offering Terms")

     There is no existing market for the Capital Stock that is being offered in this Prospectus, and we do not expect any market to develop.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
    PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                            Underwriting
                         Price to          Discounts and          Proceeds to
                          Public           Commissions(4)          Company
                        -----------        --------------         -----------
Class A Stock
 Per Share(1)(2)        $     1,000             None               $     1,000
 Total                  $   904,000             None               $   904,000
                        -----------         --------------         -----------
Class C Stock
 Per Share(1)(3)(4)(6)  $       100             None               $       100
 Total                  $ 3,128,900             None               $ 3,128,900

(1) The shares are offered in a unit of $5,000 to each hardware retailer. Class A Stock is included only if the hardware retailer does not have a store location that is already a member of our cooperative.

(2) 1 share of Class A Stock and 40 shares of Class C Stock are offered to each hardware retailer for the first store location that becomes a member of our cooperative.

(3) 50 shares of Class C Stock are offered to each existing member who has another store location that also becomes a member of our cooperative.

(4) There are no underwriters. We sell this stock directly to our members. An applicant must pay a $400 fee to have a membership application processed. If all of the stock in this offering is sold, the total proceeds will be the amount shown above before deducting estimated expenses of approximately $28,000.

(5) All of the shares of Class C Stock included in this offering can be purchased for cash, but the purchaser can also choose to pay for the stock in bi-weekly installments. We also plan to issue additional shares of Class C Stock to our members as a part of their patronage dividends for business that they do with our cooperative.

  This offering is exempt from the registration provisions of the New York Franchise/Disclosure Statute. Our agent for service of process in New York is C T Corporation, 1633 Broadway, New York, New York 10019. (See back cover page regarding the special revocation rights that Florida purchasers have.) No state securities commission has passed upon the accuracy of this Prospectus.

PLEASE REFER TO THE "FACTORS TO BE CONSIDERED" ON PAGE 2 OF THIS PROSPECTUS.
 This is a continuous offering that terminates no later than April 30, 2000.
            The date of this Prospectus is __________ __, 1999



                            AVAILABLE INFORMATION

  The terms "Ace," "Company," "cooperative," "we," "us," "our" and similar words refer to Ace Hardware Corporation. The terms "member," "retailer," "dealer," "you," "your" and similar words refer to someone who purchases our stock. We are subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934. Therefore, we file annual reports, quarterly reports, and other information with the Securities and Exchange Commission. You may read and copy these materials at the SEC's Public Reference Room at 450 5th Street, N.W., Washington, D. C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC has an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of that Internet site is http://www.sec.gov. We also have an Internet site whose address is http://www.acehardware.com.


                         REPORTS TO SECURITY HOLDERS

  After the end of each fiscal year, we furnish our stockholders with an annual report. This report contains financial information that has been examined and reported upon by a certified public accounting firm, which issues a formal opinion on it.


                      DOCUMENTS INCORPORATED BY REFERENCE

  We file an Annual Report on Form 10-K for our 1998 fiscal year ending January 2, 1999 under Section 15(d) of the Exchange Act. That Form 10-K Annual Report is incorporated by reference into this Registration Statement. Someone to whom we deliver a Prospectus can request (in writing or verbally) a free copy of the documents that we have incorporated by reference into this Registration Statement. If those documents also have exhibits, we will not include copies of the exhibits unless they are also expressly incorporated by reference into the documents being copied. To request these copies, please contact David League, Vice President-General Counsel and Secretary, Ace Hardware Corporation, 2200 Kensington Court, Oak Brook, Illinois 60523,
(630) 990-6600.


                           FACTORS TO BE CONSIDERED

Limitations on Value and Marketability of Stock

  Although we pay "patronage dividends" or "patronage rebates" to our stockholders on the basis of the quantity or value of business that we do with them, our corporate charter prohibits us from declaring dividends on shares of our capital stock. Your ability to transfer these shares is limited and there is no trading market for them. If you have a store location that is a member of our cooperative and it closes down or if your Ace membership is terminated, you can only sell your shares to another hardware dealer whom we approve as a member for a particular store location. If you do not sell the shares in this way, then we must repurchase them. (See the heading
"Description of Capital Stock".) We do not expressly set aside any funds to repurchase these shares, and repurchases can be made only as permitted under the General Corporation Law of Delaware. (See the heading "Summary," subheading "Repurchase of Shares by Company".) Therefore, except for the voting rights which the Class A Stock has, our stock has value to you only if your membership terminates or if our Company is liquidated.

Income Tax Liability Incidental to Patronage Dividends

  If you purchase shares, you must report the total amount of your patronage dividends from us as gross income on your federal income tax return. Therefore, your gross income will include any shares of Class C Stock that we distribute to you as patronage dividends, as well as patronage refund certificates that you may receive in the form of written notices of allocation. These patronage refund certificates are non-negotiable. They have a maturity date and pay annual interest at a rate that is determined by our Board of Directors before the certificates are issued. A minimum of 20% of your total annual patronage dividends must be paid in cash, unless this cash portion has been applied against your indebtedness to us. The cash portion would be applied against your indebtedness if your membership had terminated and you had not requested payment of the 20% minimum in cash. Depending on your income tax bracket, this cash portion may not be enough to pay all of your federal income tax liability on your patronage dividend distributions. (See the heading "The Company's Business", subheading "Federal Income Tax Treatment of Patronage Dividends".)

Sale of All Shares Offered Not Assured

  Since only hardware retailers for particular store locations that have memberships approved can purchase our stock, it is not certain that all of the shares of stock in this offering will be sold.

Company's First Lien Rights on Shares

  All of your shares of our stock, including any Class C shares that we distribute to you as patronage dividends and any patronage refund certificates, are subject to our first lien rights to ensure that you pay your debts to us. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights" and the heading "The Company's Business", subheading "Forms of Patronage Dividend Distributions".)

Full Payment Required for Issuance of Shares

  You may pay for your shares of stock in full in advance, or you may pay for them over time by having charges billed to your regular bi-weekly statement from us. You will not receive your stock certificate(s) until the purchase price for the share(s) of a particular class has been paid in full. (See the heading "Distribution Plan and Offering Terms".)

By-law Provisions Constitute a Legal Contract with the Company

  Our By-laws state that they are a legal contract between the Company and its stockholders. (See Article XXVI of the By-laws.) A full copy of these By-laws, amended as of August 19, 1997, is printed in this Prospectus as Appendix A.) We particularly encourage you to review: 1) Article XVI, Sections 5 through 12, which limit transfers of our stock and govern our repurchase of shares;
2) Article XXIV titled "Members' Patronage Dividends"; and 3) Article XXV, which addresses a member's rights and obligations.

Documents Accompanying Prospectus

  Our most recent annual report to shareholders and the current standard form of our Membership Agreement accompany this Prospectus. (See the heading "The Company's Business," subheading "Membership Agreement.")


SUMMARY

The Company and Its Business

  The mailing address and telephone number of our main executive offices are:
2200 Kensington Court, Oak Brook, Illinois 60523, (630) 990-6600.

  We are a wholesaler of hardware and related products. We also manufacture paint products. We sell products mainly to retail hardware dealers who have Membership Agreements with us. These Membership Agreements entitle our dealers to purchase merchandise and services from us and grant a license to use some of our trademarks. (See the heading "The Company's Business," subheading "Membership Agreement.") Our dealers are subject to "Member Operational Requirements" and other important requirements. The number of hardware store locations that had Membership Agreements with us as of the end of our 1998 fiscal year on January 2, 1999 were 5,039. (See the heading "The Company's Business.")

Basic Distinctions Between Classes of Stock

  Our capital stock is divided into three classes, Class A, Class B, and Class C. Class A Stock is the only class of stock that has voting rights for the election of directors and most other matters. Class B Stock was previously offered for memberships that we granted on or before February 20, 1974, but Class B Stock has not been offered since March 31, 1979. Our Board of Directors has the right to redeem some or all of the outstanding shares of Class B Stock. The Board can also redeem any outstanding shares of Class C Stock that we issued for patronage dividends distributions. If our Company is ever liquidated, the outstanding shares of Class B Stock and Class C Stock have priority over the outstanding shares of Class A Stock in the distribution of our net assets. This priority only extends up to the amount we would have to pay to purchase or redeem all of our outstanding shares of Class B Stock and Class C Stock. If our net assets exceeded the total amount which we would have been required to pay for that redemption, then the excess would be distributed in equal portions to the Class A Stockholders (up to the $1,000 par value of the Class A Stock). After that, any net assets left over would be proportionately distributed among the stockholders of all three classes of our stock. A Class A Stockholder would participate in this distribution based on the proportion which the par value of his share of Class A Stock bears to the sum of the total par value of all outstanding shares of Class A Stock and the total amount which we would have been required to pay to purchase or redeem all of the outstanding shares of Class B Stock and Class C Stock.
Each share of Class B Stock and Class C Stock would participate in the distribution in the proportion which the applicable purchase or redemption prices of these types of stock would bear to the same sum. (See the heading "Description of Capital Stock", subheadings "Voting Rights," "Liquidation Rights," and "Redemption Provisions.")

  The declaring of dividends on any shares of our stock in any class is expressly prohibited by our Certificate of Incorporation and By-laws (See the heading "Description of Capital Stock", subheading "Dividend Rights.")

Basic Features of Offering

  This offering is being made only to approved retailers of hardware and related products who apply for membership in Ace Hardware Corporation. The offering price for each share of Class A Stock is $1,000 and the offering price for each share of Class C Stock is $100.

  Our Company operates as a retailer-owned cooperative. This offering enables retailers to obtain membership in our Company. Membership entitles our dealers to use certain trademarks that we own, to purchase merchandise from us, and also to receive patronage dividends on an equitable basis.

  For an initial membership, you must subscribe for 1 share of Class A Stock plus 40 shares of Class C Stock. If you apply for membership for an additional store location that you own or control, then you must subscribe for 50 shares of Class C Stock for that location. You must also pay us a $400 charge for processing your application.

  If you do not pay for your shares in advance, then we bill you for them on the bi-weekly billing statement that we send you for your purchases of merchandise and services from us. You can prepay the purchase price of your shares at any time. For a more detailed explanation of this offering, please see the information under the heading "Distribution Plan and Offering Terms".

Repurchase of Shares by Company

  If your membership for a store location terminates, then all of your shares for that location must be sold back to us unless the shares are transferred to another party whom we agree to accept as a member for that location. If we repurchase your shares, we must do so at the following prices: 1) $1,000 par value for Class A Stock, 2) not less than twice the $1,000 par value for Class B Stock, and 3) not less than the $100 par value for Class C Stock. [(See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights", paragraph (g).)] We pay some of the repurchase price by issuing you an interest-bearing 4-year installment note if your membership terminates in either of two basic types of situations. (See the heading "Description of Capital Stock", subheading "Other Restrictions and Rights", paragraph (h), of this Prospectus and Section 12 of Article XVI of the By-laws, in Appendix A of this Prospectus, for further details concerning those situations.)

  As of the end of our 1998 fiscal year on January 2, 1999, the number of outstanding shares of our stock was as follows: Class A Stock 3,846 shares, Class B Stock 2,592 shares, and Class C Stock 2,265,718 shares. At the completion of this offering, assuming that all Class A stock is sold, the number of outstanding shares of our stock would be as follows: Class A stock 4,751 shares, Class B stock 2,576 shares, and Class C stock 2,286,496 shares.

  Under Delaware corporate law, we are not allowed to repurchase any of our shares if our assets are less than the amount of our aggregate outstanding shares of capital stock or if our assets would be reduced below that amount because of the repurchase.

  The number of shares of stock that we repurchased and the price per share that we paid during each of our past three fiscal years is summarized in the table below.

                                    Class of Stock
                                    --------------
                     A                  B                     C
                    ---                ---                   ---
               No. of  Purchase  No. of  Purchase  No. of   Purchase  Aggregate
               Shares  Price     Shares   Price    Shares    Price      Cost
               -----   --------  ------  --------  ------   --------  ---------
1998 Fiscal
  Year ended
  January 2,
  1999          243     $1,000     124    $2,000    105,639   $100   $11,054,900

1997 Fiscal
  Year ended
  December 31,
  1997          299     $1,000     180    $2,000    123,964   $100   $13,055,400

1996 Fiscal
  Year ended
  December 31,
  1996          236     $1,000     132    $2,000    199,290   $100   $10,429,000


Patronage Dividends and Income Tax Treatment

  We operate on a cooperative basis for purchases of merchandise that our shareholders and subscribers for shares make from us. We distribute annual patronage dividends to these shareholders and subscribers on an equitable basis. Please see the table under the heading "The Company's Business," subheading "Distribution of Patronage Dividends" for information about the percentages of sales of merchandise we made during the fiscal years 1996 through 1998 that we distributed as patronage dividends. Under our current plan, a portion of patronage dividends (which can never be less than 20% nor more than 45% of the total annual patronage dividends we distribute to each dealer) are paid in cash except to terminated dealers. The cash portion of any patronage dividends which would have been paid to a terminated dealer is applied against that dealer's indebtedness to us unless the terminated dealer makes a timely request for the payment of the minimum 20% in cash. Shares of Class C Stock or non-negotiable patronage refund certificates, or a combination of them are used to pay the entire remaining portion of patronage dividends. Dealers whose volume of purchases entitles them to larger total annual patronage dividend distributions receive larger percentages of their patronage dividends in cash. (See the heading "The Company's Business", subheadings "Distribution of Patronage Dividends", "Patronage Dividend Determinations and Allocations", and "Forms of Patronage Dividend Distributions.") The amount of patronage dividends allocated over the past five fiscal years is shown in Note
(B) to Selected Financial Data.

  The cash payments and dollar amounts of Class C Stock and patronage refund certificates that we distribute as patronage dividends must be taken into your gross income for federal income tax purposes. (See the heading "The Company's Business", subheading "Federal Income Tax Treatment of Patronage Dividends.")

  Members whose businesses are located in foreign countries or Puerto Rico (except for unincorporated Puerto Rico dealers owned by individuals with U.S. citizenship) can be subject to a 30% U.S. withholding tax imposed on nonresident alien individuals and foreign corporations (except for some Guam, American Samoa, Northern Mariana Islands, or U.S. Virgin Islands corporations). These dealers have a minimum 30% portion of their annual patronage dividends distributed in cash, and we withhold that amount for the payment of U.S.
income tax. (See the heading "The Company's Business", subheadings "Forms of Patronage Dividend Distributions", and "Federal Income Tax Treatment of Patronage Dividends.")


                              USE OF PROCEEDS

  We use the proceeds that we receive from this stock offering mainly for general working capital purposes (including purchasing the merchandise that we resell and maintaining adequate inventories of this merchandise) and also for the capital expenditures that we make in order to serve our business. We currently have no other specific plan for these proceeds. We also have no plan if less than all the shares in this offering are sold as the main reason for the offering is to enable us to accept new members in accordance with our By-laws. (See the heading "The Company's Business," subheadings "Patronage Dividend Determinations and Allocations" and "Forms of Patronage Dividend Distributions", for a discussion of how we plan to obtain most of the balance of our operating capital. (See the heading "Factors to be Considered," subheading "Sale of All Shares Offered Not Assured.")


                      DISTRIBUTION PLAN AND OFFERING TERMS

Offering Made Through Company Officers

  Our officers make all of the sales of stock under this offering. We employ approximately 229 field sales personnel including retail consultants, management and retail development personnel. Their duties include contacting retail dealers and promoting our business and programs. Among these field sales personnel are Market Development Managers, New Business Sales Managers and Retail Sales Managers whose duties include initial contact with potential members. Our field sales personnel, however, are not allowed to accept new members, and they are not authorized to make sales of any shares of our stock. Also, we do not pay any commission, bonus or other separate compensation to any officers, field sales personnel, or other employees in connection with the sale of our stock.

Limitation of Offering to Applicants for Ace Dealer Memberships

  This offering is limited to dealers in hardware or similar merchandise who submit membership applications to us for designated retail outlets that we choose to accept. Applicants for membership must submit the following for each store location that desires to become a member:
  1.  A signed Membership Agreement in acceptable form;
  2.  A check for the $400 application processing fee; and
  3.  A signed Subscription Agreement for the purchase of shares of our stock.

Offering Price and Terms of Payment

  Each applicant for membership must subscribe for shares of our stock having a total purchase price of $5,000 per member store. If a dealer does not already have a Membership Agreement with us for any store location, the subscription for shares for the first store location includes 1 share of Class A Voting Stock at a price of $1,000 per share plus 40 shares of Class C Nonvoting Stock at a price of $100 per share. The subscription for shares for each additional store location owned or controlled by the same dealer consists entirely of 50 shares of Class C Nonvoting Stock at a price of $100 per share.

  Unless you prepay your stock subscription, you pay for your shares through a series of charges that we add to your bi-weekly billing statement from us. The amount of each of these charges is the larger of $40 or 2% of the purchase price of the merchandise and services you purchase from us during each bi-weekly period. These charges continue until the stock subscription for your store location is paid for in full. We do not add any interest or other finance charges to the unpaid balance of your stock subscription so long as all of your payments are made by the due date of the billing statement.
If we accept the Membership Agreement and Stock Subscription Agreement for your store location, you are entitled to participate in our patronage dividend distributions even though you have not finished paying the full purchase price for that store's shares of stock.

Right of Prepayment

  If you subscribe for shares of our stock, you have the right at any time to prepay some or the entire purchase price as discussed in the section above.

Time of Issuance of Stock Certificates

  Immediately upon your full payment of the $1,000 purchase price for your 1 share of Class A Voting Stock, we issue you a certificate for that share. If your stock subscription includes a share of Class A stock, all of your payments are first applied to the purchase price for this share. You do not have any voting rights until you are issued a share of Class A Voting Stock. We issue certificates for your shares of Class C Nonvoting Stock only when you have paid the full purchase price for all of your Class C shares for your particular store location. If the membership for your store location terminates before its shares have been fully paid for and issued, then we give you a refund for the amount that you previously paid toward the purchase of these shares.

Termination of Membership Upon Transfer or Repurchase of Shares

  Unless we expressly consent to the continuation of your membership, it will automatically terminate when any of your shares of our stock (whether you purchased them or whether you received them as patronage dividends) are transferred to another eligible shareholder or we repurchase them.

Federal Income Tax Status of Class A and Class C Shares (See the Heading "Opinions of Experts").

  If your membership terminates for all of your member store locations and we repurchase your shares of Ace stock, that repurchase would include your one share of Class A Voting Stock. Since we must repurchase the share of Class A Stock at its $1,000 par value, you would not realize taxable income from our repurchase of that share.

  If we repurchase your shares of Class C stock, you could realize taxable income under the U.S. Internal Revenue Code if the price we had to pay for the shares to redeem them exceeded the $100 par value that you originally paid for them under this offering. This could occur if our Board of Directors set a higher offering price for Class C shares at some future date. In this example, unless you still owned our stock for other store locations that remained members, the taxable income you realized at the time of our repurchase of your Class C shares might qualify for capital gains treatment.

  If you still continued to own shares of our stock for other store locations after we repurchased your shares for one or more of your locations, then the entire amount we would pay you for the repurchased shares might be treated under the Internal Revenue Code as a dividend and be taxed to you as ordinary income. In that case, the income tax basis of the shares of our stock that you still held might be increased by an amount equal to the original basis of the shares you purchased from us.

  Section 483 of the U.S. Internal Revenue Code may apply if you pay for your shares in periodic installments extending for more than 1 year from the date of the sale. In that case, all payments that are due more than 6 months after the date of the sale may be deemed to include "unstated interest." Although you might deduct this interest, it could also reduce the cost basis of your shares.

  "Unstated interest" that is taxable income to you can also occur under
Section 483 of the U.S. Internal Revenue Code if your membership is terminated and you receive a 4-year installment note from us in partial payment for your stock. [(See the heading "Description of Capital Stock," subheading "Other Restrictions and Rights," subparagraph (h))]. This could happen if the sum of the total payments to be made to you for the repurchase of stock exceeded the sum of the present values of those payments plus the present values of any interest payments due under the note. The present value of a payment is figured using a discount rate that is equal to the applicable Federal rate in effect as of the date of the note, compounded twice a year.


                           DESCRIPTION OF CAPITAL STOCK

Dividend Rights

  Our Certificate of Incorporation and By-laws prohibit us from declaring dividends on any shares of any class of our stock. However, we may distribute shares of Class C Stock to you as a part of your annual patronage dividends. (See the heading "The Company's Business," subheading "Forms of Patronage Dividend Distributions," as well as Note 5 to Financial Statements, and Note
(B) to "Selected Financial Data").

Voting Rights

  Our Class A Stock is voting stock, but Class B Stock and Class C Stock can vote separately by class upon any increase or decrease in the number of authorized shares of their classes, any change in the par value of those shares, or anything that would change the power, preferences or special rights of one of those classes to adversely affect its shares. Any class of stock that has the right to vote has one vote per share. Cumulative voting of shares for the election of directors or other reasons is not allowed.

Liquidation Rights

  If our Company voluntarily or involuntarily liquidates or goes out of business, our net assets will be distributed among the shareholders of all classes of our issued and outstanding stock. In that case, our Class B and Class C shareholders would first receive the total amounts which we would have had to pay them to repurchase all of their outstanding shares of those classes at the prices previously set by our Board of Directors. However, if we did not have enough net assets to pay that amount, then each outstanding share of Class B Stock and each outstanding share of Class C Stock would share in the distribution of our net assets in the proportion which its purchase or redemption price would bear to the total available for payment. (See the subheading "Redemption Provisions" below). If our net assets were more than that, the excess would be distributed equally to each Class A stockholder up to the Class A stock par value of $1,000 per share. Any net assets that were left would be distributed among the shareholders of all classes of stock as follows:

        (a) first, we would take the amount of the total $1,000 par value for all of the outstanding shares of Class A Stock and we would add this to the total amount we would have been required to pay to purchase or redeem all of our outstanding shares of Class B Stock and Class C Stock at the prices previously set by our Board of Directors. The sum of these two figures would be used in the steps below;

        (b) next, each outstanding share of Class A Stock would receive part of the remaining net assets in the proportion which its $1,000 par value bears to the sum determined in (a) above; and

        (c) each outstanding share of Class B Stock and each outstanding share of Class C Stock would share in the remaining net assets in the proportion which its price, as previously set by our Board of Directors, bears to the sum determined in (a) above.

Preemptive Rights

  No stockholder has any special right or preference to purchase any present or future shares of our stock, notes, debentures, bonds or other securities, including any convertible stock, options or warrants.

Redemption Provisions

  Redemption provisions do not apply to any shares of Class A Stock, and they only apply to the shares of our Class B Stock and our Class C Stock that have been issued as annual patronage dividends. These redemptions may be made at any time as determined by our Board of Directors. The redemption price would also be determined by our Board of Directors, but the redemption price to be paid for Class C Stock cannot be less than its $100 par value per share and the redemption price to be paid for Class B Stock cannot be less than twice its $1,000 par value per share. (The redemption price for Class B Stock, has to be equal to twenty times the per share price that our Board of Directors establishes for purchases or redemptions of our Class C Stock.) If we decided to redeem our stock as discussed above, we would have to mail notice to each stockholder of that class at least 30 days before the redemption date. If not all of the outstanding Class B or C shares were being redeemed, then the number of shares and the method of redemption, whether by lot or prorata or some other way, would be determined by our Board of Directors.

Other Restrictions and Rights

        (a) We do not have any conversion rights, sinking fund provisions, or liability to further calls or assessments for any shares of our stock.

        (b) As security for your indebtedness to us, we retain a first lien upon all your shares of Ace stock and all amounts that you pay us under your Stock Subscription Agreement before your shares are issued. Your interest in your Ace stock and the amounts you pay us under your Stock Subscription Agreement are always offset by the amount of any indebtedness that you owe us. We will not transfer any of your shares or any funds in your stock subscription account unless you are free from all indebtedness to us. If we would issue an installment note to partially pay for the stock that we are buying back from a terminated dealer in one of the situations described in section (h) below, then the cash portion we would normally pay toward those shares would first be applied toward any indebtedness which that terminated member owed to us. The portion of the purchase price of those shares that we would normally pay with an installment note would then be applied toward any indebtedness that still remained.

        (c) Since we first issued shares of our stock to members and continuing to the present time, the ownership of all classes of our stock has been limited to approved dealers in hardware and related products who have Membership Agreements with us. Ownership of Class B Stock has been limited to dealers whose Membership Agreements with us began on February 20, 1974 or earlier. You are not allowed to transfer your shares of our stock or to sell, assign or pledge them, or to post them as collateral or give lien rights in them to anyone other than Ace without the prior consent of our Board of Directors. If our Board of Directors refuses to consent to a transfer or assignment of your stock certificates to another retail hardware dealer, then we have to purchase that stock back from you as described in section (g) below. You are not entitled to make a transfer or assignment to anyone who is ineligible to become a member of our Company. In other words, approved transfers can only be made to other dealers who either have Membership Agreements with us or whom we are willing to accept as members. Where you propose to transfer the ownership of your member store location to another member, (or to someone whom we are willing to accept as a member), then you have the option of either (i) selling or transferring to that person the same number of shares that we would have been required to offer him as a member for that store location, or (ii) selling those shares back to us. However, there are certain types of transfers of your business where you do not have the option of selling those shares back to us. These situations involve (i) any transfer which is not complete, unconditional and irrevocable;
        (ii) any transfer to an entity in which you retain an ownership interest; or (iii) any transfer to your spouse.

        (d) If your membership terminates for your store location, then we must repurchase your shares of Ace stock. Our repurchase obligation is subject to our first lien and our right to set off your indebtedness to us as described in section (b) above. (If your stock has not yet been paid for and your shares have not yet been issued, we would instead refund the amounts that you paid under your Stock Subscription Agreement, again subject to our first lien and offset rights described in section (b) above). Your membership can be terminated by a formal notice of termination, and it can also be terminated automatically under our By-laws in each of the following three situations without a formal notice:

             (i) If your store closes down or ceases business unless your store is moved, with our consent and approval, to another location, or unless your store is being acquired by another dealer whom we are willing to accept as a member for operation under the same membership at another location;

            (ii)  If an individual holder of our shares or a member of a partnership that is a holder of our shares dies, except where the store location having the Ace membership continues, with our approval (which we will not unreasonably refuse to give), to be operated by the deceased person's estate, heirs or partnership successors. Changes in the legal form of ownership of the member store from an individual proprietorship or partnership to a corporation or from a partnership to an individual proprietorship are not considered significant in these cases;

           (iii) If a court or other official body rules that a member is insolvent, or the member assigns the business to be operated for the benefit of creditors, or a voluntary or involuntary bankruptcy or similar petition is filed under the U.S. Bankruptcy Code regarding the dealer or the store or business unit for which our shares of stock are held.

        (e) Our Board of Directors does not need to consent to a transfer of shares of Ace stock that occurs when the shares are held jointly with others and the ownership of the shares automatically passes under law to the survivor(s), nor are we obligated to repurchase the shares in that case unless the store location either (i) closes down, or (ii) stops being operated as a member of our Company.

        (f) If you hold your Ace membership in the form of a corporation (the "member corporation"), you must give us written notice of any proposal where the holders of 50% or more of the voting stock of the member corporation proposes to sell or transfer all of their shares of capital stock (both voting and non-voting) of that member corporation. If there is a member corporation but another corporation (the "controlling company") holds 80% or more of the voting stock of the member corporation, then you must also give us written notice if the holders of 50% or more of the voting stock of the controlling company propose to sell or transfer all of their shares of capital stock (both voting and non-voting) in the controlling company. In these cases, when the sale or transfer occurs, the corporation whose shares were sold or transferred can either keep all the shares of Ace stock that it owns for the member corporation or sell all of those shares of Ace stock back to us. If it chooses to sell all of the shares of Ace stock back to us, then the memberships for all of the store locations represented by that stock are considered terminated by the member's voluntary action. Once terminated in this way, any store location that wishes to continue being a member must submit a new application for our acceptance. However, there are certain types of transfers of their own company stock by the shareholders of member corporations that do not result in the option of selling any Ace shares back to us. These situations involve (i) any transfer which is not complete, unconditional and irrevocable; (ii) any transfer to an entity in which the person making the transfer retains an ownership interest; or (iii) any transfer to the spouse of the person making the transfer.

        (g) The price that we pay when we repurchase shares of Ace stock is as follows:

             (i)  For Class A Stock, the $1,000 par value of the shares;

            (ii)  For Class B Stock, the per share price last set by our Board of Directors, currently $2,000 per share. This price cannot be less than twice the $1,000 par value of the Class B Stock and must be equal to twenty times the per share repurchase price set by our Board of Directors for repurchases of our Class C Stock;

           (iii) For Class C Stock, the per share price last set by our Board of Directors, currently $100 per share. This price may not be less than the $100 par value of each of these shares.

        There is no market for the sale or trading of our stock, and the redemption prices last established by our Board of Directors have not been adjusted since 1974 when the Company first became a cooperative.

        (h) When we repurchase our stock from a terminated member in either of the two situations described below, we issue an installment note for part of the purchase price. That note is payable in four equal annual installments plus accrued interest. The situations where we use an installment note are where:

             (i) the dealer voluntarily terminates his Ace membership, but continues basically the same business at the store location, and the store continues being controlled (more than 50%) by the same person, partnership or corporation; or

            (ii)  we terminate the dealer's Ace membership for being
             delinquent in payment to us or because of some other default under the Membership Agreement.

        Even in the above situations, though, the amount originally paid in by the dealer under the Stock Subscription Agreement is subject to being refunded in cash. We also pay cash when the entire remaining portion of the purchase price is less that $5,000. Where the remaining portion is $5,000 or more in these cases, however, we only pay cash for the amount originally paid in by the dealer under the Stock Subscription Agreement, and we pay the rest by an installment note as described above. The interest rate on this installment note is the rate established by our Board of Directors at the time the note is issued. This interest rate is a minimum of 6% per annum, and is at least as high as the interest rate that applies to the patronage refund certificates that are issued as a part of our annual patronage dividends. Our Board of Directors may authorize higher levels of cash payments for dealer hardship situations, but this depends on our financial condition and requirements at the time.

        (i) There is no restriction on our repurchase or redemption of any shares of our stock if we fall behind in making any sinking fund installment payments which we may become obliged to make in the future. Since we are prohibited from declaring dividends on any shares of our stock, there can be no past due situation in the payment of dividends that could impose any restriction on our repurchase or redemption of our stock. Under the General Corporation Law of Delaware, we are not allowed to repurchase any of our shares if our assets are less than the amount of the aggregate outstanding shares of our capital stock or would be reduced below that amount after the repurchase.


                                OPINIONS OF EXPERTS

  The shares of our stock in this offering are valid shares in the opinion of our Vice President, General Counsel and Secretary, David W. League. He has also issued his opinion to the effect that if our Company had an involuntary liquidation, the shares of our Class B Stock would have a preference greater than their par value in the distribution of our net assets. The statements made under the subheadings "Federal Income Tax Status of Class A and Class C Shares," "Federal Income Tax Treatment of Patronage Dividends," "Income Tax Liability Incidental to Patronage Dividends" and "Patronage Dividends and Income Tax Treatment Thereof" are also his opinions.

  The consolidated financial statements of Ace Hardware Corporation and subsidiaries as of January 2, 1999 and December 31, 1997 and for each of the years in the three-year period ended January 2, 1999, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.


                             THE COMPANY'S BUSINESS

  Ace Hardware Corporation was formally organized as a Delaware corporation in 1964. In 1973, as the result of a corporate merger, it became the successor of Ace Hardware Corporation, an Illinois corporation that was organized in 1928. Until 1973, the Illinois corporation conducted the business now being engaged in by our Company. Our main executive offices are located at 2200 Kensington Court, Oak Brook, Illinois 60523. Our main telephone number is (630) 990-6600.

  We operate primarily as a wholesaler of hardware and related products, and we also manufacture paint products. We mainly sell our products to hardware dealers who have Membership Agreements with us. These Membership Agreements allow the hardware dealers to purchase merchandise and services from us and to license some of our marks, such as "Ace" and "Ace Hardware." (See the heading "Factors To Be Considered," subheading "Documents Accompanying Prospectus," and the heading "The Company's Business" subheading "Membership Agreement").

  We operate on a cooperative basis and distribute patronage dividends to our eligible member dealers each year on the basis of quantity or value of business that we do with them. (See the subheading "Distribution of Patronage Dividends").

  As of the end of our 1998 fiscal year on January 2, 1999, there were 5,039 stores having Membership Agreements with us. The States with the largest concentration of members are California (approximately 9%), Texas (approximately 7%), Illinois (approximately 6%), Florida (approximately 5%), and Michigan and Georgia (approximately 4% each). The States where we shipped the largest percentages of merchandise in fiscal year 1998 are California (approximately 11%), Illinois (approximately 7%), Florida (approximately 6%), Texas (approximately 5%), and Michigan and Georgia (approximately 4% each). Approximately 7% of our sales are made to locations outside of the United States and its territories.

  The number of member locations that we had during each of our past three fiscal years is summarized in the following table:

                                           1998      1997      1996
                                           -----     -----     -----
Member outlets at beginning of period      5,032     5,067     5,007
New member outlets                           231       208       272
Member outlets terminated                    224       243       212
                                           -----     -----     -----
Member outlets at end of period            5,039     5,032     5,067
                                           =====     =====     =====
Dealers having one or more member
  outlets at end of period                 3,963     4,022     4,084


  We service our dealers by buying merchandise in quantity lots, mainly from manufacturers. We then warehouse large quantities of this merchandise and sell it in smaller lots to our dealers. Most of the products that we distribute to our members from our warehouses are sold at a price that we establish
("dealer cost"), to which a 10% adder ("handling charge") is generally added. In fiscal year 1998, warehouse sales were 61% of our total sales and bulletin sales were 3% of our total sales with the balance of 36% being direct shipment sales, including lumber and building materials.

  The following is a breakdown of our total warehouse sales among various general classes of merchandise for each of the past three fiscal years:

      Class of Merchandise                         1998     1997     1996
      --------------------                         ----     ----     ----
  Paint, cleaning and related supplies              20%      21%      20%
  Plumbing and heating supplies                     15%      15%      16%
  Hand and power tools                              14%      14%      14%
  Garden, rural equipment and related supplies      13%      13%      13%
  Electrical supplies                               13%      12%      12%
  General hardware                                  12%      12%      12%
  Sundry                                             7%       7%       7%
  Housewares and appliances                          6%       6%       6%

  We sponsor two major hardware conventions each year at various locations, as well as one lumber convention. We invite dealers and vendors to attend, and dealers generally place orders that are delivered before the next convention. During the convention, there are exhibits of regular merchandise, new merchandise and seasonal merchandise. Lawn and garden supplies, building materials and exterior paints are seasonal merchandise in many parts of the country. Some types of goods such as holiday decorations are also seasonal.

  Warehouse sales involve the sale of merchandise that we inventory at our warehouses. Direct shipment sales involve sales where the merchandise is shipped directly to dealers by vendors. Bulletin sales involve our special bulletin offers where we order specific merchandise after dealers sign up to buy particular quantities of it.

  Dealers place direct shipment orders with our vendors using special purchase orders. The vendors then bill us for these orders, which are shipped directly to dealers. We, in turn, bill the ordering dealers with an adder
("handling charge") that varies according to the following schedule (except for sales under the LTL Plus program discussed below):

       	Invoice Amount                     Adder (Handling Charge)
        --------------                     -----------------------
    $    0.00 to $  999.99                 2.00% or $1.00 whichever is greater
    $1,000.00 to $1,999.99                 1.75%
    $2,000.00 to $2,999.99	                1.50%
    $3,000.00 to $3,999.99	                1.25%
    $4,000.00 to $4,999.99	                1.00%
    $5,000.00 to $5,999.99	                 .75%
    $6,000.00 to $6,999.99	                 .50%
    $7,000.00 to $7,999.99	                 .25%
    $8,000.00 and over                      .00%

  We make bulletin sales based upon notices from dealers that they wish to participate in one of the special bulletins offer. Generally, we notify dealers of our intention to purchase certain products for bulletin shipment. We then purchase these products in the quantities that the dealers order. When the bulletin shipment arrives, we do not place it into warehouse inventory. Rather, we break it up into smaller quantities and deliver it to the dealers who ordered it. We generally apply a 6% adder ("handling charge") to this category of sales.

  We typically apply an additional adder of 3% to merchandise that is exported outside of the United States, its territories and possessions. Ace dealers located outside of the United States, its territories and possessions who are not subject to the additional 3% adder are assessed a flat 2% adder on all direct shipment sales. We maintain inventories to meet only normal resupply orders. Resupply orders help keep our inventories at normal levels. Usually these resupply orders are filled within one day of receipt. Bulletin orders are somewhat similar to resupply orders, but can be for future delivery. We do not backlog normal resupply orders and therefore, no significant backlog exists at any point in time.

  We have also created special sales programs for lumber and building materials products, for products that we periodically assign to an "extreme competitive price sales" classification, and for products from specified vendors for delivery to our dealers on a direct shipment basis (LTL Plus Program). Under our lumber and building materials ("LBM") program, we do not impose any adder or national advertising assessment on direct shipment orders for these products. Our LBM program enables our dealers to realize important savings from our closely monitored lumber and building materials purchasing procedures. Also, our LBM program offers our dealers the opportunity to order less-than-truckload quantities of many lumber and building materials products at economical prices under the LTL warehouse redistribution procedure which we have with certain major vendors.

  Our Store Traffic Opportunity Program ("STOP") is a program where we offer our dealers specific products that we assign to a "competitive price sales" classification. These products are delivered from our warehouses without the addition of freight charges and with an adder (if any) of up to 5%, determined on an item by item basis. Our officers have the authority to add and withdraw items from the STOP program, and to establish reasonable minimum or multiple item purchase requirements for this program. We do not make any patronage dividend distributions for purchases under the STOP program. We do, however, consider STOP purchases to be either warehouse purchases or bulletin purchases, as applicable, in determining the forms of patronage dividend distributions. (See the heading "The Company's Business" subheading, "Forms of Patronage Dividend Distributions.")

  Our LTL Plus Program allows dealers to purchase full or partial truckloads of products from specific vendors for direct shipment delivery. No adder or national advertising assessment applies to these purchases. The current maximum amount of patronage dividends for products in the LTL Plus category is .5% of these sales. (See heading "The Company's Business," subheading "Patronage Dividend Determinations and Allocations.")

  In addition to hosting conventions as well as other shows and product exhibits for our dealers, we also provide many special services. We offer these services at established charges. These services include inventory control systems, as well as price and bin ticketing. We also provide dealers with a checklist service so that they can have current information about the merchandise that we offer. We also provide a choice of ongoing educational and training programs for dealers. (See the heading "The Company's Business," subheading "Special Charges and Assessments.")

  Our wholly owned subsidiary, Ace Insurance Agency, Inc., offers a Group Dealer Insurance Program so that dealers can purchase different types of insurance coverage. This program offers "all risk" property insurance and business interruption, crime, liability and workers' compensation insurance, in addition to medical insurance for store employees. AHC Realty Corporation, another wholly owned subsidiary, offers broker services to dealers who want to buy or sell stores. Loss Prevention Services, Inc., another wholly owned subsidiary, offers security training and other loss prevention services to dealers.

  During 1996, our wholly owned subsidiary, Ace Hardware Canada, Limited, began operations as a wholesaler of hardware and related merchandise in Canada. It has two distribution facilities located in Calgary, Alberta and Brantford, Ontario. Ace Hardware Canada, Limited generated less than three percent (3%) of our consolidated revenue during fiscal year 1998.

  We operate our Company-owned retail hardware stores though our wholly owned subsidiaries A.H.C. Store Development Corp. and Ace Corporate Stores, Inc. For further information about these stores, please see the heading "Properties" which appears later in this Prospectus.

  We manufacture paint and similar coating products at our factories in Matteson and Chicago Heights, Illinois. These factories are the main source of the paint products that we offer for sale. We operate our paint manufacturing business as a separate Division of our Company for accounting purposes. We purchase all our raw materials for paint manufacturing from outside sources. We have had adequate sources of raw materials in the past, and we do not currently expect any shortages of raw materials that would have a major impact on our paint operations. Paint manufacturing is seasonal in the sense that greater paint sales occur from April through September. Historically, our need to comply with environmental laws and regulations has not had a major effect on our ability to conduct our paint manufacturing operations.

  Our business, both hardware wholesaling and paint manufacturing, is not dependent on any major suppliers and we feel that any seasonal fluctuations do not have a major effect on our operations. For more discussion of our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," which appears after the "Notes to Financial Statements."

  We also offer services to members that relate to the operation of their retail businesses. We provide these services (such as advertising, merchandising and training programs) to assist our members and in some cases, to maximize our centralized buying power.


Strategic Planning

  We have a strategic planning process that results in goals, objectives and programs that we want to develop in the future for our Company and our members. Because strategic plans deal with the future, this discussion of them contains "forward looking statements," which are based on our current expectations. The actual results of our efforts can differ greatly from the results that we might desire. We believe that we have the facilities, the employees and the resources for ongoing success as we implement our plans and programs, but the future is difficult to forecast, especially things like revenues, costs, margins and profits which are influenced by many factors. Some of these factors are discussed below.

  The effects of future growth in the hardware and hardlines-related industries, are uncertain. By "hardlines-related industries" we mean lumber/building materials, home center, do-it-yourself, rental and commercial/industrial categories. The future condition of the economy is also uncertain, when viewed domestically, internationally or in specific geographical regions. Some other uncertainties that could affect our plans include possible future changes in merchandise and inventory prices, and the effect of increasingly intense competition. There could be potential shifts in market demand for some products. Future lawsuits and laws, especially laws dealing with franchising, licensing and environmental matters could affect our business. We cannot predict whether these uncertainties might cause future costs or liabilities or have some other effect on our future ability to achieve our plans.

  Through our ongoing strategic planning process we have focused our plans around four cornerstones for future growth and success in our competitive industry. These four cornerstones are: Retail Success (store operations), Wholesale Success (distribution), International growth and new member growth. Retail success for our dealers is a primary objective because, in our opinion, it drives both their retail performance and our wholesale growth. We have therefore increased our efforts to assist members in our "retail success initiatives," which are designed to improve their retail performance and competitiveness. These retail success initiatives include retail goals that we urge dealers to strive for within their stores and in locally competitive markets. These goals do not, however, impose major restrictions or requirements on members. Our minimum requirements for the acceptance of new members are outlined in the current Membership Agreement and in the Member Operational Requirements that apply under that Agreement. The Operational Requirements do require that, within one year the member must make us the primary source of supply and terminate any previous participation in the program of any other major hardware wholesaler. There are currently no general requirements (apart from special voluntary programs) where members have to make particular percentages of purchases from us or have to achieve minimum retail performance levels, such as sales dollars per square foot.

  The four cornerstones described above also include our strategic plans to focus on the consumer through research, target marketing and the development of a suitable long-term advertising strategy. They also include our review of merger and acquisition opportunities and our development of international and domestic nonshareholder programs. The term "Encore Growth" refers to an extension of our earlier efforts which we called "The New Retail Age of Ace," "The New Age of Ace" and "Ace 2000." Our present strategy is a further development of these earlier efforts and is not in conflict with them.


Special Charges and Assessments

  We sponsor a national advertising program. To pay for this program, we assess dealers an amount equal to 1.3% of their purchases (except purchases of lumber, LTL, LTL Plus, building materials products and certain computer systems), with minimum and maximum yearly assessments for each store location. Through December 31, 1998, the minimum assessment was $1,622.40 and the maximum assessment was $5,500.00 for each store location. Effective January 1, 1999, the minimum assessment is $1,825.20 and the maximum assessment is $6,500.00 for each store location. We grant exemptions from these assessments and make various adjustments to them for stores located outside the continental United States. These exemptions and adjustments are based on our management's evaluation of the number and types of television broadcasts that are received in these areas. The amount of our national advertising assessment can be changed from time to time by our Board of Directors. We can also impose assessments for regional advertising of up to 2% of a dealer's annual purchases. Regional advertising assessments are subject to the same minimum and maximum amounts as the National Advertising assessment.

  Every two weeks, we bill your member store for a special low volume account service charge of $50 if your annual purchases from us (except for lumber and LTL purchases) are less than $50,000. Effective January 1, 1999, every two weeks, we will bill your store for a special low volume account service charge of $30 if your annual purchases from us are between $50,000 and $140,400. (Through December 31, 1998, we billed your store for this charge if your annual purchases from us were between $50,000 and $124,800.) The low volume service charges that we bill to your store in a specific year are automatically refunded if that store's total purchases (not including lumber and LTL purchases) increase to over $140,400 during the year. (This limit was $124,800 through December 31, 1998). Your store is excused from this low volume account service charge during the first 12 months that it is a member. There are some exceptions to our low volume account service charges that are described below:

  1.	If you purchase $140,400 of merchandise from us (not counting carload lumber purchases) during the year (or $124,800 through December 31,1998), we give you credit on your next billing statement for any low volume charges which we billed to you earlier in the year. We then stop billing you for low volume account service charges for the rest of the year, even if your current purchases on a billing statement are less than $5,400 (or $4,800 through December 31, 1998); and

  2.	We do not bill low volume account service charges every two weeks if your store's sales volume with us the year before was at our minimum ($140,400 effective January 1, 1999 and $124,800 through December 31, 1998), but we will bill these charges in a lump sum to your last statement of the year if you do not reach our applicable minimum by that time.

  An Ace store that falls below our minimum purchase levels can also be subject to termination.

  We add a late payment service charge on any past due balance that you owe us for merchandise, services, or your stock subscription. The current rate for the late payment service charge is .77% per biweekly statement period, except in Texas where the charge is .384% and Georgia where the charge is .692%. We consider a past due balance to exist whenever we do not receive payment of the amount shown as due on your billing statement within 10 days after the date of that statement. We can change the rate of our late payment service charge from time to time.

  Our retail training program called the "S.T.A.R. Program" was in effect through June 30, 1998. Under this program, our members were required to subscribe to video training tapes and related course materials if their stores were located in the United States or U.S. Territories. The initial monthly charge for this program was $16 for a single store or parent store and $11 for each branch store. A single store or parent store is one that has a share of our Class A voting stock (or one that involves a stock subscription for a share of our Class A stock.) A branch store is one whose membership involves only shares (or a subscription for shares) of our nonvoting Class C Stock. (See
Article XXV, Section 2 of our By-laws which are reprinted in Appendix A of this Prospectus.) Branch stores could request an exemption from this monthly charge.

  The "S.T.A.R. Program" was replaced by a new retail training program called the "Ace Training Network" effective July 1,1998. This new program, like the "S.T.A.R. Program" is required for all member stores in the United States and U.S. Territories. Under the "Ace Training Network," we will bill you a monthly fee which we call a "monthly training assessment." This assessment is $16 per month for each single store or parent store and $11 for each branch store. A single store or parent store is one that has a share of our Class A voting stock (or one that involves a stock subscription for a share of our Class A Stock.) A branch store is one whose membership involves only shares (or a subscription for shares) of our nonvoting Class C Stock. (See Article XXV,
Section 2 of our By-laws which are reprinted in Appendix A.) Branch stores can request an exemption from the monthly training assessment.

  With the Ace Training Network, you have the option of choosing how your monthly training assessment dollars will be spent. Under this program, you are initially issued 200 points, and one point equals one dollar in your training account. We credit you with another point for each dollar you pay for your monthly training assessment. Thus, a single store or parent store can earn 16 points per month and a branch store can earn 11 points per month. You may use your points at any time to buy one of the training programs that we offer. If you do not have enough points for the program that you want, you can use the points that you have and we will bill you for the difference. Multiple stores and member groups can pool their points together to purchase our training programs. As of July 1, 1998, there were over 10 of these training programs available at a variety of prices.

  We also have a mandatory subscription service for Material Safety Data Sheet information for all member stores located in the United States. As of the date of this filing, the initial yearly assessment for these subscriptions is $20 for each single store or parent store and $10 for each branch store.


Trademark and Service Mark Registrations

  The names "ACE HARDWARE" and "ACE" are used extensively by members and ourselves in the promotion, advertising and marketing of products and services that we sell. We have had the following Trademark and Service Mark Registrations issued by the U.S. Patent and Trademark Office for our marks:

                                            Registration
      Description of Mark    Type of Mark      Number       Expiration Date
      -------------------    ------------   ------------    ---------------
"ACE HARDWARE" with winged
 emblem design               Service Mark      840,176      December 5, 2007
"ACE HARDWARE" with winged
 emblem design               Trademark         898,070      September 8, 2000
"THE PAINTIN' PLACE"         Service Mark    1,138,654      August 12, 2000
"HARDWARE UNIVERSITY"
 with design                 Service Mark    1,180,539      December 1, 2001

                                            Registration
      Description of Mark    Type of Mark      Number       Expiration Date
      -------------------    ------------   ------------    ---------------
"SUPER STRIKER"              Trademark       1,182,330      December 15, 2001
"PACE" with design           Service Mark    1,208,887      September 14, 2002
"ACE HARDWARE" with winged
 emblem design               Trademark       1,277,581      May 15, 2004
"ACE HARDWARE" in stylized
 lettering design            Trademark       1,426,137      January 27, 2007
"ACE" in stylized
 lettering design            Service Mark    1,464,025      November 3, 2007
"ACE HARDWARE" in stylized
 lettering design            Service Mark    1,486,528      April 26, 2008
"ACE HARDWARE AND
 GARDEN CENTER" in
 stylized lettering design   Service Mark    1,487,216      May 3, 2008
"ACE NEW EXPERIENCE" in
 stylized lettering design   Trademark       1,554,322      September 5, 2009
"ACE SEVEN STAR" in stylized
 lettering design            Trademark       1,556,389      September 19, 2009
"ACE BEST BUYS" in circle
 design                      Service Mark    1,560,250      October 10, 2009
"ACENET"                     Service Mark    1,574,019      December 26, 1999
"ACE IS THE PLACE"           Service Mark    1,602,715      June 19, 2000
"LUBE"                       Trademark       1,615,386      October 2, 2000
"ACE PRO"                    Trademark       1,632,078      January 22, 2001
"ASK ACE"                    Service Mark    1,653,263      August 6, 2001
Christmas Elves design       Trademark       1,669,306      December 24, 2001
"ACE 2000"                   Service Mark    1,682,467      April 7, 2002
"ACE" in stylized
 lettering design            Trademark       1,683,538      April 21, 2002
"HARMONY" in stylized
 lettering design            Trademark       1,700,526      July 14, 2002
"SEVEN STAR SATISFACTION
GUARANTEED QUALITY
ACE PAINTS" with design      Service Mark    1,705,321      August 4, 2002
"THE OAKBROOK COLLECTION"
 in stylized lettering
 design                      Trademark       1,707,986      August 18, 2002
"ACE HARDWARE BROWN BAG
BONANZA" with design         Service Mark    1,761,277      April 13, 2003
"ACE HARDWARE
COMMITTED TO A QUALITY
ENVIRONMENT" design          Service Mark    1,764,803      April 13, 2003
"THE OAKBROOK COLLECTION"
 in stylized lettering
 design                      Trademark       1,783,335      July 20, 2003
"STORE 2000 THE
STORE OF THE FUTURE"         Service Mark    1,811,032      December 14, 2003
"ENVIROCHOICE"               Trademark       1,811,392      December 14, 2003
"CELEBRATIONS"               Service Mark    1,918,785      September 12, 2005
Repetitive Stylized "A"
 design                      Service Mark    1,926,798      October 10, 2005
"The NEW AGE OF ACE" design  Service Mark    1,937,008      November 21, 2005
"ACE RENTAL PLACE" in
 stylized lettering design   Service Mark    1,943,140      December 19, 2005
"HELPFUL HARDWARE FOLKS"     Service Mark    1,970,828      April 30, 2006
"ACE HOME CENTER"            Service Mark    1,982,130      June 25, 2006
"SEALTECH"                   Trademark       2,007,132      October 8, 2006
"GREAT FINISHES"             Trademark       2,019,696      November 26, 2006
"WOODROYAL"                  Trademark       2,065,927      May 27, 2007
"ROYAL SHIELD"               Trademark       2,070,848      June 10, 2007
"ROYAL TOUCH"                Trademark       2,070,849      June 10, 2007

                                            Registration
      Description of Mark    Type of Mark      Number       Expiration Date
      -------------------    ------------   ------------    ---------------
"QUALITY SHIELD"             Trademark       2,102,305      September 30, 2007
"QUALITY TOUCH"              Trademark       2,102,306      September 30, 2007
"STAINHALT"                  Trademark       2,122,418      December 16, 2007
"ACE CONTRACTOR CENTER"      Service Mark    2,158,681      May 19, 2008
"NHS NATIONAL
HARDLINES SUPPLY"            Service Mark    2,171,775      July 7, 2008
"ACE COMMERCIAL &
INDUSTRIAL SUPPLY"           Service Mark    2,186,394      September 1, 2008
"THE OAKBROOK COLLECTION"    Trademark       2,187,586      September 8, 2008

  As of the date of this filing, we also have the following applications for new registrations pending in the U.S. Patent and Trademark Office:

Mark                                     Type of goods/services
----                                     ----------------------
"ACE ROYAL"                              interior and exterior paint
"ACE CONTRACTOR PRO"                     paints, primers and varnishes
"ACE DRY GUARD"                          waterproofing paint
"HEALTHY HOME"                           interior and exterior paint
"HELPFUL HARDWARE CLUB"                  promoting the goods and services of
                                           others through various incentive
                                           programs offered to preferred
                                           customers
"ACE GARDEN PLACE"                       retail store services in the field of
                                           hardware, garden products and
                                           building materials
"SEE THE FOLKS IN THE RED VEST"          retail store services in the field of
                                           hardware and related goods
"ACE SOLUTIONS PLACE"                    retail store services in the field of
                                           hardware and related goods
"YOUR NEIGHBORHOOD SOLUTIONS PLACE"      retail store services in the field of
                                           hardware and related goods
"ACE" with accent design                 retail store services in the field of
                                           hardware and related goods


Competition

  Competitive conditions in the wholesale hardware industry are intense and increasing. Independent hardware retailers must remain competitive with discount stores and chain stores, such as WalMart, Home Depot, Menard's, Sears, and Lowe's, and with other mass merchandisers. Retail hardware stores have been slowly shifting their locations to high rent shopping centers. There has also been a trend toward longer store hours. There is intense pressure on hardware retailers to obtain low cost wholesale supply sources. In several markets in the United States, we also compete directly with other dealer-owned wholesalers such as TruServ Corporation, Do it Best Corporation, and United Hardware Distributing Co.

Employees

  We have 4,672 full-time employees, of which 1,399 are salaried employees. We also have union contracts covering one (1) truck drivers' bargaining unit(s) and three (3) warehouse bargaining unit(s). We consider our employee relations with both union and non-union employees to be good, and we have had no strikes in the past five years. In general, our employees are covered by either negotiated or nonnegotiated benefit plans that include hospitalization, death benefits and, with few exceptions, retirement benefits.

Limitations on Ownership of Stock

  Our members own all of our outstanding shares of capital stock. Membership in our Company is limited to approved dealers in hardware and related products who have Membership Agreements with us. These are the only ones eligible to own or purchase shares of any class of our stock.

  No dealer is allowed to own more than 1 share of our Class A voting stock, no matter how many store locations that dealer owns or controls. This ensures that each stockholder in our cooperative has equal voting power no matter how many member store locations the stockholder owns or controls. We treat an unincorporated member or a partnership member as being controlled by someone else if 50% or more of the assets or profit shares of that member are owned by
(i) another person, partnership or corporation; or (ii) the owner(s) of 50% or more of the assets or profit shares of another unincorporated business firm or
(iii) the owner(s) of at least 50% of the capital stock of a corporation. We treat a member that is a corporation as being controlled by someone else if at least 50% of the capital stock of that member is owned by (i) another person, partnership or corporation; or (ii) the owner(s) of at least 50% of the capital stock of another corporation; or (iii) the owner(s) of at least 50% of the assets or profit shares of another unincorporated business.

Distribution of Patronage Dividends

  We operate on a cooperative basis for purchases of merchandise from us that are made by dealers who have become members of our Company. We also operate on a cooperative basis with dealers who have subscribed for shares of our stock but who have not yet actually become "members" because they have not yet fully paid for their $1,000 par value shares of our Class A voting stock. The dealers in either of these two categories are entitled to receive patronage dividends once a year on an equitable basis.

  We made patronage dividend distributions at the following percentages of our sales in the warehouse, bulletin and direct shipment categories and on the total sales of products manufactured by our Paint Division during the past three fiscal years:
                                     1998         1997         1996
                                     ----         ----         ----
Warehouse Sales                    4.78251%     4.32753%     4.53912%
Bulletin Sales                         2.0%         2.0%         2.0%
Direct Shipment Sales                  1.0%         1.0%         1.0%
Paint Sales                         9.1653%     10.3088%      7.9773%

  There are other patronage dividends that are calculated separately for distribution on sales of lumber products, building material and millwork products and less-than-truckload (LTL) sales of lumber and building material products. We distributed patronage dividends equal to .4668%, .4593%, and
 .4328% of the total sales of these categories (calculated separately by category) to our members who purchased these products in fiscal years 1998, 1997, and 1996. Under our LTL Plus Program, we also calculate patronage dividends separately on sales of full or partial truckloads of products purchased by eligible dealers from certain vendors (see discussion of LTL Plus Program under the heading "The Company's Business.") The amount of patronage dividends that we currently allocate to LTL Plus sales is .5% of these sales. The LTL Plus Program patronage dividend was .5% of these sales for fiscal year 1998, 1997, and 1996.

Patronage Dividend Determinations and Allocations

  The amounts that we distribute as patronage dividends consist of our gross profits on business that we do with dealers who qualify for patronage dividend distributions, less a proportionate share of our expenses for administration and operations. Our gross profits consist of the difference between our selling price for the merchandise that these dealers buy from us and our purchase price for that merchandise. Our computation of patronage dividends excludes all of our income and expenses from activities that are not directly related to patronage transactions. The excluded items primarily consist of profits on business that we do with dealers who do not qualify for patronage dividend distributions and any income or loss that we realize from the disposition of property and equipment. If that occurred, then the income we would derive from this type of recapture would be included in computing patronage dividends.

  Our By-laws provide that, by virtue of dealers being "members" of our Company (that is, by owning shares of our Class A voting stock), they consent to include in their gross income for federal income tax purposes all patronage dividends that we distribute to them. These distributions must be included in gross income for taxable year in which the dealer receives them. Dealers who have not yet fully paid the $1,000 purchase price for their shares of our Class A voting stock are also required to include all patronage dividends we distribute to them in their gross income as explained above. Under our Stock Subscription Agreement, dealers must expressly consent to take these patronage dividend distributions into their gross incomes.

  The amount of the patronage dividends which dealers must include in their gross incomes includes both the cash portion of patronage dividends and any portion of patronage dividends that we apply against any indebtedness the dealer owes to us in accordance with Section 7 of Article XXIV of our By-laws. It also includes any portion of patronage dividends that they receive in shares of our Class C non-voting stock and in patronage refund certificates.

  Under our present program, patronage dividends on each of our three basic categories of sales (warehouse sales, bulletin sales and direct shipment sales) are allocated separately, as are patronage dividends under our LTL Plus Program. Dividend percentage calculations are made with reference to the net earnings derived from each of the respective categories. The 1998 patronage dividend rate for the LTL Plus Program is currently .5% of our LTL Plus sales. The 1998 dividend rates for direct shipment and bulletin sales are 1% and 2%, respectively, while the current warehouse dividend rate is 4.78%.

  We do not include sales of lumber and building materials products as part of warehouse sales, bulletin sales, or direct shipment sales for patronage dividend purposes. Patronage dividends for lumber and building materials are calculated separately for purchases within each of four sales categories involving these types of products. These four categories are: (a) lumber products (other than less-than-truckload sales); (b) building materials products (other than less-than-truckload sales); (c) millwork products and (d) less-than-truckload ("LTL") sales of lumber and building material products. Patronage dividends are also calculated separately for full and partial truckloads of products purchased under the LTL Plus Program. (See the heading "The Company's Business", discussion of LTL Plus Program, and the subheading "Forms of Patronage Dividend Distributions", subparagraphs 2(a)-(b) below.)

  Any manufacturing profit realized on intracompany sales of products manufactured by our Paint Division is allocated and distributed as patronage dividends to eligible dealers in proportion to their respective annual dollar purchases of paint and related products from that division. The earnings we realize on wholesale sales of the Paint Division's products to our eligible dealers are currently distributed as patronage dividends to them as part of the patronage dividends which they receive each year in the basic patronage dividend categories of warehouse sales, bulletin sales, and direct shipment sales. Under Section 8 of Article XXIV of our By-laws, if the Paint Division's manufacturing operations for any year result in a net loss instead of a profit to the Paint Division, this loss would be netted against the earnings we realized from our other activities during the year, so that the earnings available for distribution as patronage dividends from these other activities would be reduced for the year.

Forms of Patronage Dividend Distributions

  We make patronage dividend distributions to our eligible dealers in cash, shares of our Class C Stock and patronage refund certificates according to a specific plan that has been adopted by our Board of Directors. This plan can be changed from time to time by the Board as they deem fit depending on business conditions and our Company's needs.

  This plan is summarized below for the purchases that our eligible dealers make from us on or after January 1, 1998.

  1.	For each of your eligible stores, we initially calculate the minimum cash patronage dividend distribution as follows:

     (a) 20% of the first $5,000 of the total patronage dividends allocated for distribution each year to you based on the purchases made for the eligible store;

     (b) 25% of the portion of the total patronage dividends allocated for that store which exceed $5,000 but do not exceed $7,500;

     (c) 30% of the portion of the total patronage dividends allocated for that store which exceed $7,500 but do not exceed $10,000;

     (d) 35% of the portion of the total patronage dividends allocated for that store which exceed $10,000 but do not exceed $12,500;

     (e) 40% of the portion of the total patronage dividends allocated for that store which exceed $12,500.

  2.	We distribute the portion of patronage dividends in excess of the cash amount above in the form of shares of our Class C Non-voting Stock (par value $100 per share) until the total par value of all shares of all classes of our capital stock that you hold for the eligible store equals the greater of:

     (a) $20,000; or

     (b) the sum of purchases in the following categories that you made for the eligible store during the most recent calendar year:

             (i) 15% of the volume of Ace manufactured paint and related products purchases, plus

            (ii) 3% of the volume of drop-shipment or direct purchases
                 (excluding Ace manufactured paint and related products), plus

           (iii) 15% of the volume of warehouse and bulletin purchases (including Stop and excluding Ace manufactured paint and related products), plus

            (iv) 3% of the volume of lumber and building material (excluding
                 LTL) purchases, subject to a maximum lumber and building material capital stock requirement of $25,000, plus

             (v) 4% of the volume of LTL Plus purchases.

   	 Please note, however, that we do not issue fractional shares of Class C Stock. We take any amount that would result in a fractional share of stock and distribute it in cash or patronage refund certificates instead.

  3.	The portion of your total patronage dividends for each of your eligible stores which exceeds the sum of:

     (a) the cash amount determined under Paragraph 1 above and

     (b) the amount of Class C Stock determined under Paragraph 2 above is distributed to you in cash up to certain limits. The total amount that you receive in cash for an eligible store cannot exceed 45% of that store's total patronage dividends for the year. If a store's total cash distribution would exceed this 45% limit, then the distribution over that amount is made instead in the form of a non-negotiable patronage refund certificate. Our Board of Directors determines the maturity dates and interest rates of these patronage refund certificates before they are issued. These certificates include provisions that give us a first lien on the amount of any indebtedness that you owe us. The certificates also contain language subordinating them to all the rights and claims of our secured creditors, general creditors and our bank creditors. Historically, these patronage refund certificates have matured within five years from the date we issued them.

  With some modifications, the plan described above is applied separately in determining patronage dividends on our sales of lumber and building materials. The combined patronage dividends allocated annually to a store from:
     *	sales of lumber products (other than LTL sales),
     *	sales of building materials (other than LTL sales),
     *	sales of millwork product, and
     *	LTL sales to the store
are used to calculate the minimum cash distribution percentages that we apply under Paragraph 1 above. A store's patronage dividends from any other sales category are not taken into account in determining either the minimum portion or any additional portion of the store's patronage dividends from its purchases of lumber and building materials products that are distributed in cash. Also, Paragraphs 2 and 3 above are applied separately for patronage dividends on lumber and building materials. We do not consider the requirements of Paragraph 2 to be satisfied in the cases of:
     * purchases of lumber products (other than LTL purchases)
     * purchases of building materials products (other than LTL purchases), or
     * purchases of millwork product
until the store's holdings of our Class C Stock from patronage dividends or our sales to that store from other eligible categories equal 3% of the store's purchases within the category during the most recent calendar year. This is subject to a maximum of lumber and building materials capital stock requirement of $25,000 under the 1998 plan. No similar special Class C Stock requirement applies to patronage dividends accrued on LTL purchases, however.

  Article XXIV, Section 7 of our By-laws requires the cash portion of any patronage dividends to be applied against any indebtedness a member owes us where the membership for his store is terminated before the distribution of patronage dividends. Despite this, however, 20% of a terminated store's total annual patronage dividends will be paid in cash if we receive a timely request for this form of payment.

  Because of the requirement of the U. S. Internal Revenue Code that we withhold 30% of the annual patronage dividends distributed to eligible dealers whose places of business are located in foreign countries or Puerto Rico, the cash portion of patronage dividends to these dealers is a minimum of 30%. There are exceptions to this 30% cash payment in the case of 1) unincorporated Puerto Rico dealers owned by individuals who are U.S. citizens, and 2) certain dealers incorporated in Guam, American Samoa, the Northern Mariana Islands, or the U.S. Virgin Islands. These exceptions apply if less than 25% of the stock of these dealers is owned by foreign persons, and at least 65% of their gross income for the last three years has been sufficiently connected with a trade or business in one of these locations or in the United States.

  We also have certain loan programs that allow dealers to pay us back with part of their patronage dividend distributions. For example, to help members buy standardized exterior signs identifying their stores, our Board of Directors has authorized a loan program. Under this program, a dealer may apply to borrow between $100 to $20,000 per location from us for this purpose. If you obtain a loan under this program, you may either repay it in twelve payments billed on your regular bi-weekly billing statement, or you may apply the non-cash portion of your annual patronage dividends (for up to the next three annual patronage dividend distributions) toward payment of your loan.

  Our Board of Directors has also authorized finance programs to help qualified dealers buy certain computer systems from us and to finance capital improvements with patronage dividends. The amount financed cannot exceed 80% of the cost of any system. For PAINTMAKER computers, members have applied to borrow between $1,000 to $15,000 per location repayable over a period of three
(3) years. For PACE computers, members have applied to borrow between $5,000 to $50,000 per location repayable over a period of five (5) years. For capital improvements, members have applied to borrow up to $2.00 per square foot of retail space repayable over a period of three (3) years. Under these programs, members have directed us to first apply the patronage refund certificate portion of their patronage dividend distributions toward the balance owed on these financed items and next to apply patronage dividends which would otherwise be payable for the same year in the form of our class C stock.
These signage, computer financing and store retrofit programs may be revised or discontinued by our Board at any time.

Federal Income Tax Treatment of Patronage Dividends (See Previous Heading "Opinions of the Experts")

  Both the shares of Class C nonvoting Stock and the patronage refund certificates that we use to pay patronage dividends are "qualified written notices of allocation" within the meaning of Sections 1381 through 1388 of the U.S. Internal Revenue Code. These Sections of the Internal Revenue Code deal with the income tax treatment of cooperatives and their patrons, and have been in effect since 1963. The dollar amount stated on a qualified written notice of allocation must be taken into the gross income of the person to whom the notice is issued, even though the dollar amount may not actually be paid to the person in the same year as it is taxed.

  In order for us to receive a deduction from our gross income for federal income tax purposes for the amount of any patronage dividends that we pay to a patron (that is, to one of our eligible and qualifying dealers) in the form of qualified written notices of allocation, we have to pay (or apply against any indebtedness that the patron owes us in accordance with Section 7 of Article XXIV of our By-laws) not less than 20% of each patron's total patronage dividend distribution in cash and the patron also has to consent to having the written notices of allocation, at their stated dollar amounts, included in his gross income for the taxable year in which he receives them. The Internal Revenue Code also requires that any patronage dividend distributions that we deduct on our federal income tax return for business we do with patrons must be paid to those patrons within 8 months after the end of that taxable year.

  If you become one of our "members" by owning 1 share of Class A Voting Stock, you are deemed under the U.S. Internal Revenue Code to have consented to take the written notices of allocation that we distribute to you into your gross income. Your consent is deemed because of 1) your act of obtaining or retaining membership in our Company and 2) because our By-laws provide that your membership constitutes this consent, and we give you written notification of that By-law provision. Under another provision of the Internal Revenue Code, dealers who have subscribed for shares of our stock are also deemed to have consented to take the dollar amounts of their written notices of allocation into their gross incomes. This occurs because of the consent provisions included in the Subscription Agreement for our stock.

  If you receive a patronage refund certificate as part of your patronage dividends (see the subheading "Forms of Patronage Dividend Distributions"), you may be deemed to have received interest income. This interest would arise in the form of an original issue discount to the extent that the face amount of the certificate exceeds the present value of the stated principal and interest payments that we have to pay you under the terms of the certificate. This interest income would be taxable to you "ratably" over the term of the certificate under Section 7872(b) (2) of the U.S. Internal Revenue Code. Present value for this purpose is determined by using a discount rate equal to the applicable Federal rate in effect as of the day of issuance of the certificate, compounded twice a year.

  We are required to withhold for federal income tax on the total patronage dividend distribution we make to anyone who has not furnished us with a correct taxpayer identification number. We can also be required to withhold federal taxes on the cash portion of each patronage dividend distribution made to someone who fails to certify to us that he is not subject to backup withholding. This withholding obligation based on a failure to certify may not be applicable, however, unless 50% or more of the total distribution is made in cash. Since we distribute all of our patronage dividends for a given year at the same time and since our current patronage dividend plan (see the subheading "Forms of Patronage Dividend Distributions") does not permit any member store to receive more than 45% of its patronage dividends for the year in cash, we believe that a certification failure like this should not ordinarily have any effect on our Company or any of its dealers.

  Patronage dividends that we distribute to patrons who are located in foreign countries or certain U.S. possessions (including those who are incorporated in Puerto Rico or who reside in Puerto Rico but have not become citizens of the United States) have been held to be "fixed or determinable annual or periodic income." Patrons who receive this type of income are currently required to pay a tax of 30% of the amount received under Sections 871(a)(1)(A) and 881(a)(1) of the Internal Revenue Code. When dealers are subject to this 30% tax, we must withhold it from their patronage dividends and pay it over to the U.S. Internal Revenue Service. The above does not apply to a corporation organized in Guam, American Samoa, the Northern Mariana Islands, or the U. S. Virgin Islands if less than 25% of its stock is owned by foreign persons and at least 65% of its gross income for the last three years has been effectively connected with the conduct of a trade or business in that location or in the United States.

  The 20% minimum portion of the patronage dividends that must be paid in cash to patrons other than those discussed above may not be enough, depending upon the patron's income tax bracket, to pay all of the patron's federal income tax on his annual patronage dividend distributions. In our management's opinion, the payment of a minimum of 20% of total patronage dividends in cash each year will not have a material adverse affect on our operations or on our ability to obtain sufficient working capital for the normal requirements of our business.

Membership Agreement

  If you apply to become an Ace member, you must sign a Subscription Agreement to purchase our stock. You must also sign our customary Membership Agreement. You must submit a payment of $400 with your signed Membership Agreement. We use the $400 fee toward our estimated costs of processing your membership application. If you submit a membership application and we accept it, we sign both your Membership Agreement and Stock Subscription Agreement and send them back to you for your records. Your membership may generally be terminated upon various notice periods and for various reasons (including voluntary termination by either of us). The details of these reasons and notice periods are in the Membership Agreement. These reasons for termination and notice periods apply except where special laws or regulations in certain locations limit our right to terminate memberships, or require longer notice periods.

Non-Shareholder Programs

  In 1989, our Board of Directors first authorized us to affiliate non-shareholder international dealers who operate retail businesses outside the United States, its territories and possessions. These international dealers sign agreements that differ from our regular Membership Agreement. They may be granted a license to use certain of our trademarks and service marks, but they do not sign stock subscription agreements or become shareholders, nor do they receive patronage dividends.

  In 1995, our Board of Directors first authorized us to affiliate non-shareholder retail accounts other than international dealers. These accounts, which are generally served through our subsidiary National Hardlines Supply, Inc. ("NHS"), are not granted an ongoing license to use our trademarks and service marks. They can purchase selected types of products from us for resale. They are not members of our cooperative, and therefore do not own our stock or receive patronage dividends.

  In 1996, we established a license program for international non-shareholder dealers. These international licensees typically receive the exclusive right to use our trademarks and service marks, as well as exclusive rights to distribute the merchandise they purchase from us in their home countries. International licensees pay us a negotiated license fee and ongoing royalties on their retail sales in exchange for these rights, and for our ongoing training and support.

  In 1996, we also began operations through our subsidiary Ace Hardware Canada, Limited ("Ace Canada"). The majority of Ace Canada's customers are non-shareholders who do not receive patronage dividends from us, and who are not licensed to use our trademarks and service marks.

  In 1998, we also established a domestic franchise program whose franchisees will not be shareholders of our cooperative, and will not therefore receive patronage dividends. These franchisees will pay us a franchise fee and ongoing royalties on their retail sales. In turn, they receive exclusive rights to a designated area, a license to use our trademarks and service marks, and various initial and ongoing training and support.

  In October, 1998, we entered into a joint venture with one of our dealers. The joint venture will operate approximately 12 leased stores in Massachusetts, New Hampshire and Rhode Island. In January, 1999, we announced that we had entered into another joint venture with another Ace dealer. This joint venture plans to open approximately 10 stores in southwest Florida over the next eight years, and plans to open the first 3 of them within the next two years. In the future, we will explore other joint venture opportunities with our dealers; however, we consider each situation unique and we evaluate each opportunity on its own merits.

  As of the end of fiscal years 1998, 1997 and 1996, sales to international non-shareholder dealers accounted for approximately 7% of our total sales for fiscal years 1998 and 1997, and less than 5% of our total sales for fiscal year 1996. As of the end of fiscal years 1998, 1997 and 1996, sales to domestic non-shareholder locations accounted for less than 1% of our total sales in each year. (See Appendix A, Article XXV, Sections 3 and 4 of our By-laws regarding International Retail Merchants and non-member accounts.)

Year 2000

  A detailed plan has been established to identify and track progress on the identification of systems, changing of non-compliant systems and testing of those systems for Year 2000 compliance. Project completion is planned for the middle of 1999. In addition, a plan has been developed for all devices (time clocks, power systems, etc.) within the Company. The Company is approximately 60% complete with the project as of January 2, 1999. The remaining 40% will be dedicated to the Enterprise testing in the first half of 1999. The Company expects its Year 2000 date conversion project to be completed on a timely basis.

  The Company expects to incur internal staff costs as well as incremental consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare the systems for the Year 2000. A significant portion of these costs will represent the re-deployment of existing information technology resources. Based upon current estimates, such operating costs could range between $5.0 million and $6.5 million. The Company has expended approximately $3.7 million through January 2, 1999 which was primarily incurred in 1998.

  To date, correspondence has been received from the Company's primary vendors that plans are being developed to address processing of transactions in the Year 2000. However, there can be no assurance that the systems of other companies on which the Company's system rely will be converted timely or that any such failure to convert by another company would not have an adverse affect on the Company's systems.

  The Company is in the process of identifying specific business risks as they relate to Year 2000 and is developing a Contingency Plan. It is anticipated that the Contingency Plan will be completed in the first half of 1999.

                                 PROPERTIES

Our general offices are located at 2200 Kensington Court, Oak Brook, Illinois 60523. Information about our main properties appears below:
                                Square Feet       Owned        Lease
                                of Facility        or      Expiration
            Location          (Land in Acres)     Leased       Date
            --------          ---------------     ------    ----------
General Offices:
  Oak Brook, Illinois                 206,030     Leased    September 30, 2009
  Oak Brook, Illinois                  70,508      Owned
  Markham, Ontario, Canada(1)          15,372     Leased    February 28, 2006

Distribution Warehouses:
  Lincoln, Nebraska                   346,000     Leased    December 31, 2006
  Arlington, Texas                    313,000     Leased    July 31, 2002
  Perrysburg, Ohio                    396,000     Leased    November 1, 2004
  Tampa, Florida                      391,760      Owned
  Harmans, Maryland                   277,000      Owned
  Yakima, Washington                  502,400      Owned
  Maumelle, Arkansas                  585,500      Owned
  LaCrosse, Wisconsin                 363,000      Owned
  Huntersville, North Carolina        354,000      Owned
  Rocklin, California                 470,000      Owned
  Gainesville, Georgia                478,000      Owned
  Prescott Valley, Arizona            633,000      Owned
  Princeton, Illinois               1,080,000      Owned
  Carol Stream, Illinois (2)          250,000     Leased    September 30, 1999
  Chicago, Illinois (3)                18,168     Leased    May 31, 1999
  Hanover, Maryland                    57,500     Leased    June 26, 2003
  Colorado Springs, Colorado          493,000      Owned
  Wilton, New York                    795,000     Leased    September 1, 2007
  Brantford, Ontario, Canada(4)       434,000     Leased    March 31, 2006
  Calgary, Alberta, Canada (4)        240,000     Leased    December 31, 2001

Print Shop Facility:
  Downers Grove, Illinois              41,000     Leased    April 30, 2002

Paint Manufacturing Facilities:
  Matteson, Illinois                  356,000      Owned
  Chicago Heights, Illinois           194,000      Owned

Other Property:
  Aurora, Illinois                   72 acres      Owned
  LaCrosse, Wisconsin (5)             3 acres      Owned
-------
(1)	This property is leased by our subsidiary Ace Hardware Canada, Limited for its corporate office.
(2)	We leased this property in October, 1994, for our bulk merchandise redistribution center.
(3)	We leased this property in June, 1994 for our freight consolidation center.
(4)	Our subsidiary, Ace Hardware Canada, Limited leases this property for a distribution warehouse. The Brantford property includes 80,000 square feet leased for a two-year period from January 1, 1998-December 31, 2000.
(5)	This land is next to our LaCrosse, Wisconsin warehouse.

  In addition to the above, we or our subsidiaries, A.H.C. Store Development Corp. and Ace Corporate Stores, Inc. lease other property for retail hardware stores ranging from approximately 13,000 to 20,000 square feet in size. The numbers and locations of these leased retail stores as of the date of this filing are summarized in the table below:
                                                         Number of
         State	                                     Retail Store Leases
         -----                                      -------------------
         Georgia                                             6
         Illinois                                            3
         Washington                                          3
         Wisconsin                                           1

  We also lease a fleet of trucks and equipment for the main purpose of delivering merchandise from our warehouses to our dealers.


                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                             Page
                                                             ----
Independent Auditors' Report                                  30

Consolidated Balance Sheets as of January 2, 1999 and
 December 31, 1997                                            31

Consolidated Statements of Earnings and Consolidated
 Statements of Comprehensive Income for each of the years
 in the three-year period ended January 2, 1999               33

Consolidated Statements of Member Dealers' Equity for
 each of the years in the three-year period ended
 January 2, 1999                                              34

Consolidated Statements of Cash Flows for each of the
 years in the three-year period ended January 2, 1999         35

Notes to Consolidated Financial Statements                    36



                       INDEPENDENT AUDITORS' REPORT


The Board of Directors
Ace Hardware Corporation:

  We have audited the accompanying consolidated balance sheets of Ace Hardware Corporation and subsidiaries as of January 2, 1999 and December 31, 1997, and the related consolidated statements of earnings, comprehensive income, member dealers' equity and cash flows for each of the years in the three-year period ended January 2, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ace Hardware Corporation and subsidiaries as of January 2, 1999 and December 31, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended January 2, 1999 in conformity with generally accepted accounting principles.


                                 KPMG LLP

Chicago, Illinois
January 27, 1999


                         ACE HARDWARE CORPORATION
                                ----------
                       CONSOLIDATED BALANCE SHEETS
                  January 2, 1999 and December 31, 1997

                                  ASSETS

                                             January 2,        December 31,
                                                1999               1997
                                             ----------        ------------
                                                    (000's omitted)

Current assets:
  Cash and cash equivalents                 $   53,901          $   14,171

  Receivables:
    Trade                                      345,328             320,166
    Other                                       54,517              45,719
                                            -----------	        -----------
                                               399,845             365,885
    Less allowance for doubtful
    receivables                                 (2,725)             (2,086)
                                            -----------         -----------
      Net receivables                          397,120             363,799

  Inventories (Note 2)                         334,405             338,509

Prepaid expenses and other current assets       15,146              13,615
                                            -----------         -----------
      Total current assets                     800,572             730,094
                                            -----------         -----------
Property and equipment (Note 10):
  Land                                          16,952              17,480
  Buildings and improvements                   180,850             188,967
  Warehouse equipment                           70,315              66,330
  Office equipment                              74,567              71,578
  Manufacturing equipment                       13,817              13,686
  Transportation equipment                      16,076              15,312
  Leasehold improvements                        18,049              16,110
  Construction in progress                      12,395               6,686
                                            -----------         -----------
                                               403,021             396,149

    Less accumulated depreciation and
    amortization                              (163,176)           (153,170)
                                            -----------         -----------
      Net property and equipment               239,845             242,979

Other assets                                     7,309               4,405
                                            -----------         -----------
                                            $1,047,726          $  977,478
                                            ===========         ===========

         See accompanying notes to consolidated financial statements.


                         ACE HARDWARE CORPORATION
                                ----------
                       CONSOLIDATED BALANCE SHEETS
                  January 2, 1999 and December 31, 1997

                 LIABILITIES AND MEMBER DEALERS' EQUITY

                                              January 2,         December 31,
                                                1999                1997
                                            ------------        ------------
                                                    (000's omitted)
Current liabilities:
  Current installments of long-term debt
  (Note 4)                                  $     7,433           $    7,515
  Short-term borrowings (Note 3)                 25,000               42,000
  Accounts payable                              466,008              423,762
  Patronage dividends payable in cash
  (Note 5)                                       34,826               29,943
  Patronage refund certificates payable
  (Note 5)                                       20,655               13,636
  Accrued expenses                               54,724               54,562
                                            ------------         ------------
       Total current liabilities                608,646              571,418

Long-term debt (Note 4)                         115,421               96,815
Patronage refund certificates payable
(Note 5)                                         43,465               49,044
Other long-term liabilities                      18,682               14,722
                                            ------------         ------------
       Total liabilities                        786,214              731,999
                                            ------------         ------------
Member dealers' equity (Notes 5 and 8):
  Class A Stock of $1,000 par value               3,846                3,874
  Class B Stock of $1,000 par value               6,499                6,499
  Class C Stock of $100 par value               226,571              213,609
  Class C Stock of $100 par value,
    issuable to dealers for patronage
    dividends                                    26,170               22,366
  Additional stock subscribed, net                  471                  383
  Retained earnings                               3,292                3,354
  Contributed capital                             3,295                3,295
  Accumulated other comprehensive income           (818)                (335)
                                            ------------         ------------
                                                269,326              253,045

  Less: Treasury stock, at cost                  (7,814)              (7,566)
                                            ------------         ------------
        Total member dealers' equity            261,512              245,479

  Commitments (Notes 6 and 10)
                                            ------------         ------------
                                             $1,047,726           $  977,478
                                            ============         ============

         See accompanying notes to consolidated financial statements.



                          ACE HARDWARE CORPORATION
                                 ----------
                     CONSOLIDATED STATEMENTS OF EARNINGS

                                                   Year Ended
                                   -------------------------------------------
                                    January 2,    December 31,    December 31,
                                       1999           1997            1996
                                    ----------    ------------    ------------
                                                 (000's omitted)

Net sales                           $3,120,380    $2,907,259      $2,742,451
Cost of sales                        2,868,974     2,682,863       2,535,014
                                   ------------   ------------   ------------
    Gross profit                       251,406       224,396         207,437
                                   ------------   ------------   ------------

Operating expenses:
Warehouse and distribution              38,289        39,292          36,658
Selling, general, and
   administrative                       79,650        72,218          67,661
Retail success and development          32,907        25,573          21,644
                                   ------------   ------------   -------------
     Total operating expenses          150,846       137,083         125,963
                                   ------------   ------------   -------------
        Operating income               100,560        87,313          81,474

Interest expense (Note 12)             (17,161)      (14,751)        (11,855)
Other income, net                        6,297         5,735           3,806
Income taxes (Note 7)                   (1,736)       (1,910)         (1,118)
                                    -----------   ------------   -------------
              Net earnings          $   87,960    $   76,387      $   72,307
                                    ===========   ============   =============

Retained earnings at beginning of
   year                             $    3,354    $    3,120     $     4,650
Net earnings                            87,960        76,387          72,307
Patronage dividends (Notes 5 and 8)    (88,022)      (76,153)        (73,837)
                                    -----------   ------------   -------------
Retained earnings at end of year    $    3,292    $    3,354     $     3,120
                                    ===========   ============   =============


                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                 Year Ended
                                ----------------------------------------------
                                  January 2,     December 31,     December 31,
                                    1999             1997             1996
                                 ----------      ------------     ------------
                                                (000's omitted)

Net earnings                     $   87,960      $   76,387      $   72,307
Foreign currency translation,
  net                                  (483)           (285)            (50)
                                 -----------     -----------     -----------
Comprehensive income             $   87,477      $   76,102      $   72,257
                                 ===========     ===========     ===========

         See accompanying notes to consolidated financial statements.




                                        ACE HARDWARE CORPORATION
                                               ----------
                           CONSOLIDATED STATEMENTS OF MEMBER DEALERS' EQUITY
                           Three Years Ended January 2, 1999  (000's omitted)

                                                    Class C Stock
                                                     Issuable to                                     Accumulated
                                                     Dealers for Additional                             Other
                           Class A Class B Class C   Patronage     Stock     Retained   Contributed Comprehensive  Treasury
                            Stock   Stock   Stock    Dividends   Subscribed*  Earnings      Capital      Income       Stock   Total
                            -----   -----   -----    ---------   -----------  --------   ------------    ------       -----   -----
Balance at December 31,
  1995                     $3,905  $6,499  $177,817    $27,506      $  515      $4,650    $3,295           --     $(6,942) $217,245
Net earnings                   --      --        --         --          --      72,307        --           --          --    72,307
Net payments on
  subscriptions                --      --        --         --       1,603          --        --           --          --     1,603
Patronage financing
    deductions                 --      --        --        (43)         --          --        --           --          --       (43)
Stock issued                  268      --    28,854    (27,463)     (1,616)         --        --           --          --        43
Stock repurchased              --      --        --         --          --          --        --           --     (10,429)  (10,429)
Stock retired                (236)     --    (9,929)        --          --          --        --           --      10,165        --
Stock issuable as patronage
            dividends          --      --        --     26,474          --          --        --           --          --    26,474
Patronage dividends payable    --      --        --         --          --     (73,837)       --           --          --   (73,837)
Accumulated other
   comprehensive income        --      --        --         --          --          --        --          (50)         --       (50)
                           ------  ------  --------    -------        ----      ------    ------       -------    -------   --------
Balance at December 31,
   1996                    $3,937  $6,499  $196,742    $26,474        $502      $3,120    $3,295         $(50)    $(7,206) $233,313
Net earnings                   --      --        --         --          --      76,387        --           --          --    76,387
Net payments on
  subscriptions                --      --        --         --       2,906          --        --           --          --     2,906
Patronage financing
  deductions                   --      --        --       (119)         --          --        --           --          --      (119)
Stock issued                  236      --    29,263    (26,355)     (3,025)         --        --           --          --       119
Stock repurchased              --      --        --         --          --          --        --           --     (13,055)  (13,055)
Stock retired                (299)     --   (12,396)        --          --          --        --           --      12,695        --
Stock issuable as
  patronage dividends          --      --        --     22,366          --          --        --           --          --    22,366
Patronage dividends payable    --      --        --         --          --     (76,153)       --           --          --   (76,153)
Accumulated other
  comprehensive income         --      --        --         --          --          --        --         (285)         --      (285)
                          -------  ------    ------     ------       -----     -------     -----       ------     -------  ---------
Balance at December 31,
  1997                     $3,874  $6,499  $213,609    $22,366        $383      $3,354    $3,295        $(335)    $(7,566) $245,479
Net earnings                   --      --        --         --          --      87,960        --           --          --    87,960
Net payments on
  subscriptions                --      --        --         --       1,463          --        --           --          --     1,463
Patronage financing
  deductions                   --      --        --       (485)         --          --        --           --          --      (485)
Stock issued                  215      --    23,526    (21,881)     (1,375)         --        --           --          --       485
Stock repurchased              --      --        --         --          --          --        --           --      (11,055) (11,055)
Stock retired                (243)     --   (10,564)        --          --          --        --           --       10,807       --
Stock issuable as
  patronage dividends          --      --        --     26,170          --          --        --           --          --    26,170
Patronage dividends
  payable                      --      --        --         --          --     (88,022)       --           --          --   (88,022)
Accumulated other
  comprehensive income         --      --        --         --          --          --        --         (483)         --      (483)
                           ------  ------  --------    -------        ----      ------    ------        ------    --------  -------
Balance at January 2,
  1999                     $3,846  $6,499  $226,571    $26,170        $471      $3,292    $3,295        $(818)    $(7,814) $261,512
                           ======  ======  ========    =======        ====      ======    ======        ======    ======== ========

*Additional stock subscribed is comprised of the following amounts at December
 31, 1996, 1997 and January 2, 1999:

                                       1996        1997        1998
                                       ----        ----        ----
 Class A Stock                         $139        $ 86        $ 60
 Class B Stock                           --          --          --
 Class C Stock                        1,653       1,085         955
                                      -----       -----       -----
                                      1,792       1,171       1,015
 Less unpaid portion                  1,290         788         544
                                      -----       -----       -----
                                      $ 502       $ 383       $ 471
                                      =====       =====       =====

           See accompanying notes to consolidated financial statements.



                          ACE HARDWARE CORPORATION
                                 ----------
                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                	Year Ended
                                  --------------------------------------------
                                  January 2,     December 31,      December 31,
                                     1999            1997              1996
                                  ----------     ------------     ------------
                                              	(000's omitted)

Operating Activities:
Net Earnings                         $87,960          $76,387          $72,307
Adjustments to reconcile net
  earnings to net cash provided
  by operating activities:
    Depreciation                      21,536           19,494           17,517
    Loss on sale of property
      and equipment                      425              285              712
    Increase in accounts
      receivable, net                (32,207)         (15,835)         (60,170)
    Decrease (Increase) in
      inventories                      2,713          (12,067)         (72,694)
    Increase in prepaid expenses
      and other current assets        (1,531)          (1,735)          (2,556)
    Increase in accounts payable
      and accrued expenses            42,204           46,000           64,616
    Increase in other long-term
      liabilities                      3,960            5,205            4,066
                                    --------         --------         --------
        Net Cash Provided by
          Operating Activities       125,060          117,734           23,798
                                    --------         --------         --------
Investing Activities:
  Purchase of property and
   equipment                         (26,975)         (49,373)         (40,379)
  Proceeds from sale of property
   and equipment                       8,148              149              120
  Decrease(Increase) in other assets  (2,904)            (494)              12
                                    ---------         ---------       ---------
     Net Cash Used in Investing
        Activities                   (21,731)         (49,718)         (40,247)
                                    ---------         ---------       ---------
Financing Activities:
  Proceeds (payments) of short-term
   borrowings                        (17,000)         (29,000)          58,000
  Proceeds from notes payable         26,117           32,994           20,853
  Payments on long-term debt          (7,593)          (7,228)          (7,462)
  Payment of cash portion of
   patronage dividend                (29,943)         (28,178)         (23,522)
  Payments of patronage refund
   certificates and patronage
   financing deductions              (25,588)         (24,941)         (22,790)
  Proceeds from sale of common stock   1,463            2,906            1,603
  Repurchase of common stock         (11,055)         (13,055)         (10,429)
                                    ---------        ---------        ---------
    Net Cash Provided by (Used in)
      Financing Activities           (63,599)         (66,502)          16,253
                                    ---------        ---------        ---------
Increase (Decrease) in Cash and
  Cash Equivalents                    39,730            1,514             (196)
Cash and Cash Equivalents at
  beginning of year                   14,171           12,657           12,853
                                    ---------        ---------        ---------
Cash and Cash Equivalents at end
  of year                            $53,901          $14,171          $12,657
                                    =========        =========        =========

         See accompanying notes to consolidated financial statements.


                            ACE HARDWARE CORPORATION
                                   ----------
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies

  (a) The Company and Its Business
  Ace Hardware Corporation (the Company) operates as a wholesaler of hardware and related products and manufactures paint products. As a dealer-owned cooperative, the Company distributes substantially all of its patronage sourced earnings in the form of patronage dividends to member dealers based on their volume of merchandise purchases. The accompanying consolidated financial statements include the accounts of the Company and subsidiaries, all of which are wholly-owned. All significant intercompany transactions have been eliminated.

  (b) Cash Equivalents
  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  (c) Receivables
  Receivables from dealers include amounts due from the sale of merchandise and special equipment used in the operation of dealers' businesses. Other receivables are principally amounts due from suppliers for promotional and advertising allowances.

  (d) Inventories
  Inventories are valued at the lower of cost or net realizable value. Cost is determined primarily using the last-in, first-out method.

  (e) Property and Equipment
  Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance, repairs and renewals of relatively minor items are generally charged to earnings. Significant improvements or renewals are capitalized.

  Depreciation expense is computed on both straight-line and accelerated methods based on estimated useful lives as follows:

                                          Useful Life         Principal
                                             Years        Depreciation Method
                                          -----------     -------------------
Buildings and improvements                   10-40         Straight line
Warehouse equipment                           5-10         Accelerated
Office equipment                              3-10         Various
Manufacturing equipment                       3-20         Straight line
Transportation equipment                       3-7         Straight line

  Leasehold improvements are generally amortized on a straight-line basis over the term of the respective lease.

  (f) Foreign Currency Translation
  Substantially all assets and liabilities of foreign operations are translated at the rate of exchange in effect at the balance sheet date while revenues and expenses are translated at the average monthly exchange rates prevailing during the year. The Company has utilized foreign exchange forward contracts to hedge non-U.S. equity investments. Foreign currency translation adjustments, net of gains on foreign exchange contracts, are reflected in the accompanying Consolidated Statement of Comprehensive Income for 1998, 1997 and 1996.

                          ACE HARDWARE CORPORATION
                                 ----------
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

  (g) Financial Instruments
  The carrying value of assets and liabilities that meet the definition of a financial instrument included in the accompanying Consolidated Balance Sheets approximate fair value.

  (h) Retirement Plans
  The Company has retirement plans covering substantially all non-union employees. Costs with respect to the noncontributory pension plans are determined actuarially and consist of current costs and amounts to amortize prior service costs and unrecognized gains and losses. The Company contribution under the profit sharing plan is determined annually by the Board of Directors.

  (i) Use of Estimates
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Fiscal Year
  Effective January 1, 1998 the company changed its fiscal year from December 31st to the Saturday nearest December 31st. Accordingly, 1998 ended on January 2, 1999.

  (k) Reclassifications
  Certain financial statement reclassifications have been made to prior year amounts to conform to comparable classifications followed in 1998.

(2) Inventories

  Inventories consist primarily of merchandise inventories. Substantially all of the Company's domestic inventories are valued on the last-in, first-out
(LIFO) method; the excess of replacement cost over the LIFO value of inventory was approximately $62,093,000 and $67,151,000 at January 2, 1999 and December 31, 1997, respectively. Indirect costs, consisting primarily of warehousing costs, are absorbed as inventory costs rather than period costs.

(3) Short-Term Borrowings

  Short-term borrowings were utilized during 1998 and 1997. The maximum amount outstanding at any month-end during the period was $67.0 million in 1998 and $113.0 million in 1997. The weighted average interest rate effective as of January 2, 1999 and December 31, 1997 was 5.03% and 6.60%, respectively. Short-term borrowings outstanding as of January 2, 1999 and December 31, 1997 were $25.0 million and $42.0 million, respectively. At January 2, 1999 the Company has available a revolving credit facility with a group of banks providing for $125 million in committed lines and also has available $65 million in uncommitted lines. The aggregate unused line of credit available at January 2, 1999 and December 31, 1997 was $165 million and $133 million, respectively. At January 2, 1999 the Company had no compensating balance requirements.

                        ACE HARDWARE CORPORATION
                               ----------
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(4) Long-Term Debt
    Long-term debt is comprised of the following:

                                              January 2,        December 31,
                                                 1999               1997
                                              ----------        ------------
                                                     (000's omitted)

Notes Payable:
 $20,000,000 due in quarterly installments of
   $540,500 with interest payable quarterly at
   a fixed rate of 8.74%                         $10,270             $12,432
 $20,000,000 due in quarterly installments of
   $952,400 with interest payable quarterly at
   a fixed rate of 6.89%                           4,762               8,571
 $30,000,000 due in semi-annual installments
   of $2,000,000 commencing June 22, 2001 with
   interest payable quarterly at a fixed rate
   of 6.47%                                       30,000              30,000
 $20,000,000 due in quarterly installments of
   $714,300 commencing September 15, 2004 with
   interest payable quarterly at a fixed rate
   of 7.49%                                       20,000              20,000
 $30,000,000 due in annual installments of
   $6,000,000 commencing March 25, 2005 with
   interest payable quarterly at a fixed rate
   of 7.55%                                       30,000              30,000
 $25,000,000 due in annual installments of
   $5,000,000 commencing February 9, 2006 with
   interest payable quarterly at a fixed rate
   of 6.61%                                       25,000                  --
Liability under capitalized leases (see Note 10)   1,370               2,171
Installment notes with maturities through 2002
   with various interest rates                     1,452               1,156
                                                 --------            --------
                                                 122,854             104,330
Less current installments                          7,433               7,515
                                                ---------            --------
                                                $115,421             $96,815
                                                =========            ========

  Aggregate maturities of long-term debt are $7,433,000, $3,923,000, $6,526,000, $6,350,000 and $5,622,000 in 1999 through 2003, respectively, and
$93,000,000 thereafter.

(5) Patronage Dividends and Refund Certificates Payable

  The Company operates as a cooperative organization and has paid or will pay patronage dividends to member dealers on the portion of earnings derived from business done with such dealers. Patronage dividends are allocated in proportion to the volume of purchases by member dealers during the period. The amount of patronage dividends to be remitted in cash depends upon the level of dividends earned by each member outlet, varying from 20% on the total dividends under $5,000 and increasing by 5% on total dividends for each subsequent $2,500 earned to a maximum of 40% on total dividends exceeding $12,500. All amounts exceeding the cash portions will be distributed in the form of Class C $100 par value stock, to a maximum based upon the current year purchase volume or $20,000 whichever is greater, and thereafter in a combination of additional cash and patronage refund certificates having maturity dates and bearing interest as determined by the Board of Directors. A portion of the dealer's annual patronage dividends distributed under the above plan in a form other than cash can be applied toward payment of principal and interest on any balances outstanding for approved exterior signage, computer equipment and store retrofit financing.

                        ACE HARDWARE CORPORATION
                               ----------
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

  The patronage dividend composition for 1998, 1997 and 1996 follows:

                         Subordinated       Class       Patronage     Total
                Cash        Refund            C         Financing   Patronage
               Portion   Certificates       Stock      Deductions    Dividend
               -------   ------------       -----      ----------   ---------
                                       (000's omitted)

1998           $34,826      $15,720        $26,170       $11,306      $88,022
1997            29,943       13,726         22,366        10,118       76,153
1996            28,178        9,500         26,474         9,685       73,837

  Patronage dividends are allocated on a fiscal year basis with issuance in the following year.

  The patronage refund certificates outstanding or issuable at January 2, 1999 are payable as follows:

                                                                   Interest
                                                      Amount         Rate
                                                      ------       --------
                                                        (000's omitted)

             1999                                    $11,460          6.00%
             2000                                      9,195          7.00
             2001                                      4,930          6.00
             2002                                      9,272          6.25
             2003                                     13,543          6.00
             2004                                     15,720          6.00

  A portion of the patronage refund certificates payable on January 1, 2000 will be prepaid, and accordingly, is classified as current liabilities in the accompanying January 2, 1999 Consolidated Balance Sheet.

(6) Retirement Plans

  The Company has defined benefit pension plans covering substantially all non-union employees. Benefits are based on years of service, highest average compensation (as defined) and the related profit sharing and primary social security benefit. Contributions to the plan are based on the Entry Age Normal, Frozen Initial Liability actuarial funding method and are limited to amounts that are currently deductible for tax reporting purposes. As of January 2, 1999 plan assets were held primarily in equities, mutual funds and group annuity contracts.

  Pension expense for the years included the following components:

                                  January 2,      December 31,     December 31,
                                    1999             1997             1996
                                 ----------      ------------     ------------
                                                 (000's omitted)

Service cost - benefits earned
  during the period              $   293         $   358          $    144
Interest cost on projected
  benefit obligation                 428             351               558
Expected return on plan assets      (710)           (630)             (867)
Net amortization and deferral         87              53               229
                                 --------        --------         ---------
Net periodic pension expense     $    98         $   132          $     64
                                 ========        ========         =========

  In 1996, the plan settled a portion of the liability to retirees and vested terminated participants through lump sum payments and the purchase of single premium annuity contracts. In addition to the net periodic pension expense, the Company recognized a net loss of $475,000 in 1996 related to this settlement.

                          ACE HARDWARE CORPORATION
                                -----------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

  The following table sets forth the funded status of the plans and amounts recognized in the Company's Consolidated Balance Sheets at January 2, 1999 and 1997 (December 31st measurement date):

                                             January 2,        December 31,
                                               1999               1997
                                             ----------       ------------
                                                   (000's omitted)
Change in benefit obligation:
  Benefit obligation at beginning of year        $5,041             $4,813
  Service cost                                      293                358
  Interest cost                                     428                351
  Actuarial losses                                  325                181
  Benefits paid                                    (746)              (662)
                                             ----------       ------------
Benefit obligation at end of year                 5,341              5,041
                                             ----------       ------------
Change in plan assets:
  Fair value of plan assets at beginning
    of year                                       9,122              7,964
  Actual return on plan assets                    1,001              1,820
  Employer contribution                              71                  -
  Benefits paid                                    (746)              (662)
                                             ----------       ------------
Fair value of plan assets at end of year          9,448              9,122
                                             ----------       ------------

Funded status                                     4,107              4,081
  Unrecognized transition asset                     (91)              (104)
  Unamortized prior service cost                   (631)              (680)
  Unrecognized net actuarial gains               (2,776)            (2,661)
                                             ----------       ------------
Prepaid pension cost included in other
  assets                                         $  609             $  636
                                             ==========       ============

  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% in 1998 and 7.25% in 1997. The related expected long-term rate of return was 8.0% in 1998 and 1997. The rate of increase in future compensation was projected using actuarial salary tables plus 1.0% in 1998 and 1997.

  The Company also participates in several multi-employer plans covering union employees. Amounts charged to expense and contributed to the plans totaled approximately $216,000, $225,000 and $265,000 in 1998, 1997 and 1996,
respectively.

  The Company's profit sharing plan contribution for 1998, 1997 and 1996 was approximately $13,746,000, $12,240,000 and $11,357,000, respectively.

(7) Income Taxes

  As a cooperative, the Company distributes substantially all of its patronage sourced earnings to its members in the form of patronage dividends. The 1998, 1997 and 1996 provisions for federal income taxes were $1,105,000, $1,501,000 and $860,000, respectively, and for state income taxes were $631,000, $409,000 and $258,000, respectively.

  The Company made tax payments of $1,374,000, $2,807,000 and $1,524,000 during 1998, 1997 and 1996, respectively.

                           ACE HARDWARE CORPORATION
                                  ----------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(8) Member Dealers' Equity

  The Company's classes of stock are described below:
                                              Number of Shares at
                                              -------------------
                                           January 2,    December 31,
                                              1999           1997
                                           ----------    ------------
Class A Stock, voting, redeemable at
  par value -
    Authorized                               10,000            10,000
    Issued and outstanding                    3,846             3,874
Class B Stock, nonvoting, redeemable at
  not less than twice par value-
    Authorized                                6,500             6,500
    Issued                                    6,499             6,499
    Outstanding                               2,592             2,716
    Treasury stock                            3,907             3,783
Class C Stock, nonvoting, redeemable at
not less than par value -
    Authorized                            4,000,000         4,000,000
    Issued and outstanding                2,265,718         2,136,085
    Issuable as patronage dividends         261,700           223,660
Additional Stock Subscribed:
    Class A Stock                                60                86
    Class B Stock                                 -                 -
    Class C Stock                             9,550            10,850

  At January 2, 1999 and December 31, 1997 there were no common shares reserved for options, warrants, conversions or other rights; nor were any options granted or exercised during the two years then ended.

  Member dealers may subscribe for the Company's stock in various prescribed combinations. Only one share of Class A Stock may be owned by a dealer with respect to the first member retail outlet controlled by such dealer. Only four shares of Class B Stock may be owned by a dealer with respect to each retail outlet controlled by such dealer, but only if such outlet was a member of the Company on or before February 20, 1974. An appropriate number of shares of Class C Stock must be included in any subscription by a dealer in an amount to provide that such dealer has a par value of all shares subscribed for equal to $5,000 for each retail outlet. Unregistered shares of Class C Stock are also issued to dealers in connection with patronage dividends. No dividends can be declared on any shares of any class of the Company's Stock.

  Upon termination of the Company's membership agreement with any retail outlet, all shares of stock of the Company, held by the dealer owning or controlling such outlet, must be sold back to the Company, unless a transfer of such shares is made to another party accepted by the Company as a member dealer with respect to the same outlet.

                           ACE HARDWARE CORPORATION
                                  ----------
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

  A Class A share is issued to a member dealer only when the share subscribed has been fully paid. Class B and Class C shares are only issued when all such shares subscribed with respect to a retail outlet have been fully paid. Additional Stock Subscribed in the accompanying statements represents the par value of shares subscribed, reduced by the unpaid portion.

  All shares of stock are currently issued and repurchased at par value, except for Class B Stock which is repurchased at twice its par value, or $2,000 per share. Upon retirement of Class B shares held in treasury, the excess of redemption price over par is allocated equally between contributed capital and retained earnings.

    Transactions during 1996, 1997 and 1998 affecting treasury shares follow:

                                              	Shares Held in Treasury
                                               -----------------------
                                      	Class A	       Class B	      Class C
                                       -------        -------       -------

Balance at December 31, 1995                --           3,471           --
  Stock issued                              --              --           --
  Stock repurchased                        236             132       99,290
  Stock retired                           (236)             --      (99,290)
                                       --------       --------     --------
Balance at December 31, 1996                --           3,603           --
  Stock issued                              --              --           --
  Stock repurchased                        299             180      123,964
  Stock retired                           (299)             --     (123,964)
                                       --------       --------      --------
Balance at December 31, 1997                --           3,783           --
  Stock issued                              --              --           --
  Stock repurchased                        243             124       105,639
  Stock retired                           (243)             --      (105,639)
                                       --------       --------      --------
Balance at January 2, 1999                  --           3,907            --
                                       ========       ========      ========

(9) Segments

  The Company is principally engaged as a wholesaler of hardware and related products and manufactures paint products. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information, which the Company has adopted in the current year.

  The Company identifies segments based on management responsibility and the nature of the business activities of each component of the Company. The Company measures segment earnings as operating earnings including an allocation for interest expense and income taxes. Information regarding the identified segments and the related reconciliation to consolidated information are as follows:

                           ACE HARDWARE CORPORATION
                                  ----------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

                                      	January 2, 1999
                                       ---------------
                                       (000's omitted)

                                                   Elimination of
                                  Paint             Intersegment
                    Wholesale Manufacturing  Other   Activities   Consolidated
                    --------- -------------  ----- -------------- ------------
Net sales from
external customers $3,086,913    $20,798    $12,669      --        $3,120,380
Intersegment
   sales               13,701     93,536         --   (107,237)            --
Interest expense       17,161      1,464        244     (1,708)        17,161
Depreciation           19,808      1,392        336         --         21,536
Segment earnings
        (loss)         78,442     10,364       (382)      (464)        87,960
Identifiable
   segment assets     987,832     29,883     39,030     (9,019)     1,047,726
Expenditures for
   long-lived
   assets              22,270        937      3,768         --         26,975

                                      	December 31, 1997
                                       -----------------
                                        (000's omitted)

                                                   Elimination of
                                  Paint             Intersegment
                     Wholesale Manufacturing Other   Activities   Consolidated
                     --------- ------------- ----- -------------- ------------
Net sales from
external customers  $2,882,457    $18,788    $6,014         --      $2,907,259
Intersegment
  sales                  4,377     89,490        --    (93,867)             --
Interest expense        14,751      1,005        88     (1,093)         14,751
Depreciation            17,977      1,371       146         --          19,494
Segment earnings
        (loss)          64,844     11,306       432       (195)         76,387
Identifiable
  segment assets       928,401     28,957    24,206     (4,086)        977,478
Expenditures for
  long-lived
  assets                47,312        806     1,255         --          49,373

                                      	December 31, 1996
                                       -----------------
                                        (000's omitted)

                                                   Elimination of
                                   Paint            Intersegment
                     Wholesale Manufacturing Other   Activities   Consolidated
                     --------- ------------- ----- -------------- ------------
Net sales from
external customers  $2,721,531    $19,080    $1,840          --     $2,742,451
Intersegment
  sales                  1,119     83,992        --     (85,111)            --
Interest expense        11,855      1,003        33      (1,036)        11,855
Depreciation            16,030      1,439        48          --         17,517

Segment earnings
        (loss)          63,925      8,281       176         (75)        72,307
Identifiable
  segment assets       874,215     28,036    16,266      (2,142)       916,375
Expenditures for
  long-lived
  assets                39,056        968       355           --        40,379

Net sales and long-lived assets by geographic region based upon customer location for 1998, 1997 and 1996 were as follows:

                      January 2, 1999   December 31, 1997   December 31, 1996
                      ---------------   -----------------   -----------------
                                         (000's omitted)
Net sales:
  United States            $2,903,906          $2,717,881          $2,610,573
  Foreign countries           216,474             189,378             131,878
                           ----------          ----------          ----------
    Total                  $3,120,380          $2,907,259          $2,742,451
                           ==========          ==========          ==========
Long-lived assets, net:
  United States              $234,539            $236,488            $206,184
  Foreign countries             5,306               6,491               7,350
                           ----------          ----------          ----------
    Total                    $239,845            $242,979            $213,534
                           ==========          ==========          ==========

                           ACE HARDWARE CORPORATION
                                  ----------
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

(10) Commitments

  Leased property under capital leases is included as "Property and Equipment" in the Consolidated Balance Sheets as follows:

                                         January 2,           December 31,
                                            1999                 1997
                                         ----------          ------------
                                                (000's omitted)

Data processing equipment                  $3,600               $3,633
Less: accumulated depreciation
      and amortization                     (1,905)              (1,506)
                                         ----------          ------------
                                           $1,695               $2,127
                                         ==========          ============

  The Company rents buildings and warehouse, office and certain other equipment under capital and operating leases. At January 2, 1999 annual minimum rental commitments under leases that have initial or remaining noncancelable terms in excess of one year are as follows:

Year Ending,                                       Capital          Operating
------------                                       -------          ---------
                                                       (000's omitted)

1999                                                $  963            $18,905
2000                                                   413             16,110
2001                                                    76             12,520
2002                                                    --              8,613
2003                                                    --              6,636
Thereafter                                              --             22,984
                                                   -------          ---------
    Total minimum lease payments                     1,452            $85,768
                                                                    =========
Less amount representing interest                       82
                                                   -------
Present value of total minimum lease payments      $ 1,370
                                                   =======

  All leases expire prior to 2013. Under certain leases, the Company pays real estate taxes, insurance and maintenance expenses in addition to rental expense. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Rent expense was approximately $37,023,000, $33,343,000 and $29,747,000 in 1998, 1997 and 1996, respectively.
Rent expense includes $6,004,000, $5,956,000 and $5,503,000 in contingent rentals paid in 1998, 1997 and 1996, respectively, primarily for transportation equipment mileage.

(11) Media Expense

  The Company expenses media costs the first time the advertising takes place. Gross media expense, prior to income offsets from dealers and suppliers, amounting to $70,254,000, $65,013,000 and $64,551,000 was charged to operations in 1998, 1997 and 1996, respectively.

(12) Interest Expense

  Interest paid was $16,553,000, $15,281,000 and $12,481,000 in 1998, 1997 and
1996, respectively, net of capitalized interest of $1,022,000 and $523,000 in 1997 and 1996.

                         ACE HARDWARE CORPORATION
                                ----------
                         SELECTED FINANCIAL DATA

Income Statement Data:

                January 2, December 31, December 31, December 31, December 31,
                   1999         1997        1996          1995         1994
                ---------- ------------ ------------ ------------ ------------
                                       (000's omitted)
Net sales       $3,120,380   $2,907,259   $2,742,451   $2,436,012   $2,326,115
Cost of sales    2,868,974    2,682,863    2,535,014    2,253,430    2,152,322
                ---------- ------------ ------------ ------------ ------------
Gross profit       251,406      224,396      207,437      182,582      173,793
Total expenses     163,446      148,009      135,130      118,840      109,271
                ---------- ------------ ------------ ------------ ------------
Net earnings    $   87,960   $   76,387   $   72,307   $   63,742   $   64,522
                ========== ============ ============ ============ ============
Patronage divi-
dends (Notes A,
B,5 and 8)      $   88,022   $   76,153   $   73,837   $   64,716   $   64,520

Balance Sheet Data:

             January 2,  December 31,  December 31,  December 31,  December 31,
                1999         1997          1996          1995          1994
             ----------  ------------  ------------  ------------  ------------
                                       (000's omitted)
Total assets $1,047,726      $977,478      $916,375      $759,133     $723,610
Working
     capital    191,926       158,676       146,862       139,805      150,514
Long-term
       debt     115,421        96,815        71,837        57,795       64,287
Patronage
refund
certificates
payable,
   long-term     43,465        49,044        49,639        54,741       63,666
Member
dealers'
  equity        261,512       245,479       233,314       217,245      199,827

(A) The Company operates as a cooperative organization, and pays patronage dividends to member dealers on earnings derived from business done with such dealers. It is the practice of the Company to distribute substantially all patronage sourced earnings in the form of patronage dividends.

(B) The form in which patronage dividends are to be distributed can only be determined at the end of each year when the amount distributable to each of the member dealers is known. Patronage dividends were payable as follows:

                January 2, December 31, December 31, December 31, December 31,
                   1999         1997        1996         1995         1994
                ---------- ------------ ------------ ------------ ------------
                                        (000's omitted)

In cash         $   34,826   $   29,943   $   28,178   $   23,522   $   27,302
In patronage
refund
certificates
     payable        15,720       13,726        9,500        5,032        9,920
In Class C Stock    26,170       22,366       26,474       27,506       21,766
In patronage
financing
  deductions        11,306       10,118        9,685        8,656        5,532
Total patronage ----------   ----------   ----------   ----------   ----------
    dividends   $   88,022   $   76,153   $   73,837   $   64,716   $   64,520
                ==========   ==========   ==========   ==========   ==========

(C) Numbered notes refer to Notes to Consolidated Financial Statements, beginning on page 36.

(5) & (8) Refers to Notes 5 and 8 of the Consolidated Financial Statements beginning on page 36 of this Form S-2.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

  The Company's ability to generate cash adequate to meet its needs ("liquidity") results from internally generated funds, short-term lines of credit and long-term financing.

  The Company has an established, unsecured revolving credit facility with a group of banks. The Company has unsecured lines of credit of $190 million of which $165 million was available at January 2, 1999. Any borrowings under these lines of credit would bear interest at the prime rate or less. Long-term financing is arranged as determined necessary to meet the Company's capital or other requirements, with principal amount, timing and form dependent on prevailing debt markets and general economic conditions.

  Capital expenditures for new and improved facilities were $27.0, $49.4 and $40.4 million in 1998, 1997, and 1996, respectively. During 1998, the Company financed the $27.0 million of capital expenditures out of current and accumulated internally generated funds, short-term borrowings and long-term borrowings. 1999 capital expenditures are anticipated to be approximately $49.3 million primarily for a new distribution facility and improvements to existing facilities.

  As a cooperative, the Company distributes substantially all of its patronage source earnings to its members in the form of patronage dividends, which are deductible for income tax purposes.

  The Company expects that existing and new internally generated funds, along with established lines of credit and long-term financing, will continue to be sufficient to finance the Company's working capital requirements and patronage dividend and capital expenditures programs.

Operations-1998 Compared to 1997

  Net sales increased 7.3% due to increases in existing retailer volume, targeted efforts on new store development and conversions. Sales of basic hardware and paint merchandise (including warehouse, bulletin and direct shipments) increased 8.1% while lumber and building material sales increased 4.2%. Lumber sales were negatively impacted by price deflation. Excluding Canada, international sales increased 22.2% primarily due to new international store development. Net dealer outlets increased in 1998 due to targeted sales efforts on new store development and conversions to the Ace program and continued emphasis on retail success.

  Gross profit increased $27.0 million or 12.0% and increased as a percent of sales to 8.06% vs. 7.72% in 1997. Domestic gross profit increased as a percent of sales due to increased handling charges from sales mix shifts, increased vendor rebates and lower warehouse costs absorbed into inventory. Gross profit from additional company-owned stores also contributed to the increase.

  Warehouse and distribution expenses decreased $1.0 million and decreased as a percent of sales from 1.35% in 1997 to 1.23% in 1998. The decrease was due to increased logistic revenues, non-recurring start-up facility costs in 1997 and improved warehouse productivity.

  Selling, general and administrative expenses increased $7.4 million or 10.3% and increased slightly as a percent to sales due to increased information technology costs to support our year 2000 efforts and lower costs absorbed into inventory.

  Retail success and development expenses increased $7.3 million or 28.7% due to costs associated with additional company-owned stores, costs to support retail initiatives and new business development costs. Increases in this category are directly related to retail support of the Ace retailer as the Company continues to make retail investments in our dealer base.

  Paint Division sales increased 5.6% to $114.3 million. As a separate division of the Company, the Paint Division produced net manufacturing profits of $10.4 million in 1998 vs. $11.3 million in 1997. The decrease in net manufacturing profit is due to unfavorable production variances incurred in 1998. Paint is the only product manufactured by the Company. As discussed on page 8, patronage dividends are calculated separately for paint sales and decreased to 9.17% in 1998 vs. 10.31% in 1997 as a result of the decreased net profit.

  Interest expense increased $2.4 million or 16.3% due to increased dealer dating programs and long-term debt issued during 1998 to fund the replacement of a facility.

Operations-1997 Compared to 1996

  Net sales increased 6% due to increases in existing retailer volume, targeted efforts on new store development and conversions, and a full year of Canadian operations. Sales of basic hardware and paint merchandise (including warehouse, bulletin and direct shipments) increased 5.1% while lumber and building material sales increased 10.3% due to accelerated sales efforts. Excluding Canadian operations, international sales increased 27.5% primarily due to new international store development.

  Gross profit increased $17.0 million or 8.2% and increased as a percent of sales to 7.72% vs. 7.56% in 1996. Domestic gross profit as a percent of sales increased over 1996 due to increased manufacturing gross profit and additional company-owned stores. Canadian operations also contributed to the increased gross profit due to a full year of operation.

  Warehouse and distribution expenses increased $2.6 million or 7.2% due to the operation of one additional domestic facility and two Canadian facilities in 1997. The replacement of an existing facility also contributed to the increase, partially offset by increased logistic revenues.

  Selling, general and administrative expenses increased $4.6 million or 6.7% due to increased data processing costs and additional costs for a full year of Canadian operations. Excluding Canadian operations, selling, general and administrative expenses increased 4.8% and decreased slightly as a percent of sales resulting from continued cost containment and re-engineering efforts.

  Retail success and development expenses increased $3.9 million or 18.2% due to increased new business development costs, reduced retail systems income and costs associated with additional company-owned stores. Increases in this category are directly related to retail support of the Ace retailer as the Company continues to make investments in our dealer base.

  Paint Division sales increased 5.0% to $108.3 million. As a separate division of the Company, the Paint Division produced net manufacturing profits of $11.3 million in 1997 vs. $8.3 million in 1996. The increased net manufacturing profit results from the 5.0% sales increase and resulting gross margin and improved utilization of the Company's second facility. Paint is the only product manufactured by the Company. As discussed on page 9, patronage dividends are calculated separately for paint sales and increased to 10.31% in 1997 vs. 7.98% in 1996.

  Interest expense increased $2.9 million due to increased borrowings for the addition of a new facility in 1996 and 1997 and additional dealer dating programs. Other income increased due to increased past due service charges and reduced losses from the sale of property and equipment. Income taxes increased $792,000 due to improved profitability of the Company's non-patronage operations.

Impact of New Accounting Standards

  In June, 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting for derivative instruments and hedging activities. The Company is required to comply with SFAS No. 133 in fiscal year 2000. The Company has not evaluated the impact of SFAS No. 133 on the consolidated financial statements.

Inflation and Changes in Prices

  The Company's business is not generally governed by contracts that establish prices substantially in advance of the receipt of goods or services. As vendors increase their prices for merchandise supplied to the Company, the Company increases the price to its dealers in an equal amount plus the normal handling charge on such amounts. In the past, these increases have provided adequate gross profit to offset the impact of inflation on operating expenses.

                                 MANAGEMENT

Our directors and executive officers are:

                                            Position(s) Currently Held
                                              and Business Experience
             Name            Age               (for the past 5 years)
             ----            ---             --------------------------
Jennifer C. Anderson          48     Director since June 6, 1994; term expires
                                     2000; President of Davis Lumber and Ace
                                     Hardware, Inc., Davis, California since
                                     November, 1985.

Eric R. Bibens II             42     Director since June 2, 1997; term expires
                                     2000; President of Bibens Home Center,
                                     Inc., Springfield, Vermont since 1983.

Michael C. Bodzewski          48     Vice President - Sales and Marketing
                                     effective October, 1998; Vice President -
                                     Merchandising effective June, 1990.

Lori L. Bossmann              38     Vice President-Controller effective
                                     September, 1997; Controller effective
                                     January, 1994.

Lawrence R. Bowman            52     Director since February 4, 1991; term
                                     expires 2001; President of Owenhouse
                                     Hardware Co., Inc., Bozeman, Montana since
                                     February, 1996 and Vice President of that company from March, 1988 until February, 1996.

James T. Glenn                39     Director since June 3, 1996; term expires
                                     1999; President of Ace Hardware of
                                     Chattanooga, Chattanooga, Tennessee since
                                     January, 1990.

Ray A. Griffith               45     Vice President, Merchandising effective
                                     October, 1998; Vice President - Retail
                                     Development and Marketing effective
                                     September, 1997; Director - Retail
                                     Operations, Western Division effective
                                     September, 1994; from July, 1993-April,
                                     1994, President and Chief Executive
                                     Officer of Servistar/Coast to Coast
                                     Corporation.

Daniel L. Gust                49     Director since June 1, 1998; term expires
                                     2001; President of Garden Acres Ace
                                     Hardware, Longmont, Colorado since
                                     January, 1991.

                                           Position(s) Currently Held
                                             and Business Experience
            Name             Age            (for the past 5 years)
            ----             ---          --------------------------

D. William Hagan              41     Director since June 2, 1997; term expires
                                     2000; President of Hagan Ace Hardware,
                                     Orange Park, Florida since February, 1980.

David F. Hodnik               51     President and Chief Executive Officer
                                     effective January 1, 1996; President and
                                     Chief Operating Officer effective
                                     January 1, 1995; Executive Vice President and Chief Operating Officer effective
                                     January, 1994.

Paul M. Ingevaldson           53     Senior Vice President - International and
                                     Technology effective September, 1997; Vice
                                     President - Corporate Strategy and
                                     International Business effective
                                     September, 1992.

Mark Jeronimus                50     Director since June 3, 1991; term expires
                                     2000; President of Duluth Hardware, Inc.,
                                     Duluth, Minnesota since February, 1984.

Howard J. Jung                51     Chairman of the Board and Director since
                                     June, 1998; term expires 2001; Vice
                                     President of Ace Hardware Stores, Inc.,
                                     Raleigh, North Carolina since June, 1997.

Rita D. Kahle                 42     Senior Vice President - Wholesale
                                     effective September, 1997; Vice President -
                                     Finance effective January, 1994.

John E. Kingrey               55     Director since May 17, 1992; term expires
                                     1999; President of WK&K Corp., Wimberley,
                                     Texas since May, 1972.

David W. League               59     Vice President-General Counsel and
                                     Secretary effective June, 1990.

William A. Loftus             60     Executive Vice President - Retail
                                     effective September, 1997; Senior Vice
                                     President - Retail Operations and
                                     Marketing effective October, 1994; Senior
                                     Vice President - Marketing and Advertising effective September, 1992.

David F. Myer                 53     Vice President - Retail Support effective
                                     September, 1997; Vice President - Retail
                                     Support and New Business effective
                                     October, 1994; Vice President - Retail
                                     Support effective August, 1992.

Fred J. Neer                  59     Vice President - Human Resources effective
                                     April, 1989.

Mario R. Nathusius            55     Director since June 1, 1998; term expires
                                     2001; President of Cemaco S.A. Guatemala
                                     City, Guatemala since March, 1978.

Roger E. Peterson             61     Director since June 5, 1995; term expires
                                     2001; Chief Executive Officer effective
                                     January 1, 1995.

Donald L. Schuman             60     Vice President - Information Technology
                                     effective June, 1990.

                                         Position(s) Currently Held
                                           and Business Experience
         Name                Age           (for the past 5 years)
         ----                ---         --------------------------

Jon R. Weiss                  63         Director since June 4, 1990; term
                                         expires 1999; President of Jon W.
                                         Weiss Hardware Company, Glenview,
                                         Illinois since June, 1956.

  Our By-laws provide that our Board shall have between 9 and 12 directors. A minimum of 9 directors must be dealer directors. A maximum of two directors may be non-dealer directors. Non-dealer directors cannot exceed 25% of the total number of directors in office at any one time. Non-dealer directors may (but do not have to be) shareholders of ours who are in the retail hardware business. Our By-laws provide for three classes of directors who are to be elected for staggered 3-year terms.

  Our By-laws also provide that no one can serve as a dealer director unless that person is an owner, executive officer, general partner or general manager of a retail business organization that is a shareholder of ours. Regional dealer directors are elected from geographic regions of the United States. The Board under Article IV, Section 1 of our By-laws, determines these regions. (See Appendix A). If the Board finds that regional dealer directors represent all regions, then dealer directors at large may be elected, so long as the maximum number of directors allowed under our By-laws is not exceeded.

  A geographic breakdown of our current regions for the election of directors at our 1999 annual stockholders meeting to be held on June 7, 1999 appears below:

    Region 1 -	Maine, New Hampshire, Vermont, Massachusetts, Connecticut, Rhode
               Island, New York, Pennsylvania, New Jersey;

    Region 2 -	Delaware, Maryland, Virginia, West Virginia, Kentucky,
               Tennessee, North Carolina, South Carolina, District of Columbia, Ohio;

    Region 3 -	Alabama, Mississippi, Georgia, Florida;

    Region 4 -	Indiana, Illinois, Michigan, Wisconsin;

    Region 5 -	Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana,
               Nebraska, North Dakota, South Dakota, Utah, Wyoming;

    Region 6 -	Arkansas, Louisiana, Oklahoma, Texas, New Mexico, Arizona;

    Region 7 -	Hawaii, California, Nevada, Oregon, Washington, Alaska

    Under the procedure required by our By-laws, the following director has been selected as a nominee for reelection as a dealer director at the 1999 annual stockholders meeting:

Nominee                                          Age   Class   Region  Term
-------                                          ---   -----   ------  ----
James T. Glenn                                    39   Second    2     3 years

Jon Weiss and John Kingrey are not eligible for reelection as directors beginning in 1999. The persons named below have been selected as nominees for election to the Board for the first time at the 1999 annual meeting as a dealer director of the class, from the region and for the term indicated:

Nominee                                          Age   Class   Region  Term
-------                                          ---   -----   ------  ----
Richard F. Baalmann, Jr.                          39   Second    4    3 years
Richard W. Stine                                  54   Second    6    3 years

  Non-dealer directors and dealer directors at large are not elected from particular geographic regions.

  Article IV of our By-laws has information about the qualifications for membership on the Board of Directors, the terms of directors, the limitations on the total period of time that a director may hold office, the procedure for Nominating Committees to select candidates and nominees for election to the Board of Directors, and the procedure for filling vacancies on the Board if one occurs during an unexpired term.

                   INDEMNIFICATION OBLIGATIONS OF COMPANY AND
               S.E.C. POSITION ON SECURITIES ACT INDEMNIFICATION

  Under Article EIGHTH (b) of our restated Certificate of Incorporation, and
Article XV, Section 1 of our By-laws, we must indemnify people who serve as our directors, officers, employees or agents against all expenses, liabilities and losses [including attorneys' fees, judgments, fines, excise taxes, or penalties under the U.S. Employee Retirement Income Security Act, as amended, and amounts paid (or to be paid) in settlement] that they reasonably incur or suffer in connection with any action, suit or proceeding (whether civil, criminal, administrative or investigative) that is brought or threatened against them because of their service in any of these capacities on our behalf or at our request. The same section of our restated Certificate of Incorporation also permits litigation expenses to be advanced to these people without the specific approval of the Board of Directors under certain circumstances.

  Also, Article EIGHTH (a) of our restated Certificate of Incorporation provides that a person who serves as our director will not be personally liable either to us or to our stockholders for money damages arising solely out of that person's breach of fiduciary duty as a director. This provision does not affect a director's liability for monetary damages based upon such grounds as a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, or the receipt of an improper personal benefit.

  This indemnification would cover proceedings under the federal Securities Act of 1933. However, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the federal Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification (other than for our payment of expenses of a director, officer or controlling person in the successful defense of any action, suit or proceeding) is made by a director, officer or controlling person in connection with the securities being offered by this Prospectus, (unless in the opinion of our legal counsel the matter has been settled by controlling precedent), we will submit the question of whether our indemnification would be against public policy under the Act to an appropriate court so that the issue can be finally determined.



                                          We have not authorized any dealer,
                                        salesman, or any other person to give
    ACE HARDWARE CORPORATION            any information or make any
                                        representations other than those
                                        contained in this Prospectus in
                                        connection with this offering. This
                                        Prospectus is not an offer to sell, or
                                        a solicitation of an offer to buy, to
                                        any person in any state where it is
                                        unlawful to make that type of
         -------Shares of Class A       solicitation. The delivery of this
                (Voting) Stock          Prospectus at any time does not imply
                $1,000 par value        that there has been no change in our
                                        Company's affairs afterward.

                                          In Florida the securities covered by
         -------Shares of Class C       this Prospectus are being offered under
                (Non-voting) Stock      a limited offering exemption which
                $100 par value          allows Florida purchasers to cancel
                                        their purchases of this stock within
                                        3 days after making any payment on
                                        account of the purchase price.

                                               TABLE OF CONTENTS
           ----------
                                        Item                              Page
           Prospectus                   ----                              ----

           ----------                   Available Information               2
                                        Reports to Security Holders         2
                                        Factors to be Considered            2
                                        Summary                             3
                                        Use of Proceeds                     6
                                        Distribution Plan and Offering
                                          Terms                             6
        Dated:                          Description of Capital Stock        8
                                        Opinions of Experts                12
                                        The Company's Business             12
                                        Properties                         27
                                        Index to Consolidated Financial
                                          Statements                       29
                                        Independant Auditors' Report       30
                                        Consolidated Financial
                                          Statements                       31
                                        Notes to Consolidated Financial
                                          Statements                       36
                                        Management's Discussion and
                                          Analysis of Financial
                                          Condition and Results of
                                          Operations                       46
                                        Management                         48
                                        Indemnification Obligations of
                                          Company and S.E.C. Position
                                          on Securities Act
                                          Indemnification                  51
                                        Appendix A--By-laws of Ace
                                          Hardware Corporation            A-1




                             APPENDIX A

                              BY-LAWS
                                OF
                      ACE HARDWARE CORPORATION
               (As Amended through August 19, 1997)

                              ARTICLE I

                               OFFICES

     SECTION 1. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington in said State, and the registered agent in charge thereof shall be Corporation Service Company, 4305 Lancaster Pike. In the event that the business address of said registered agent in said State shall at any time be changed, the address of the corporation's registered office shall be deemed to have changed correspondingly.

     SECTION 2. The corporation may also have an office or offices in the Village of Oak Brook, Illinois, and at such other places as the Board of Directors may from time to time designate.

                         ARTICLE II

                       CORPORATE SEAL

     SECTION 1. The corporate seal shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware".

                         ARTICLE III

                  MEETINGS OF STOCKHOLDERS

     SECTION 1. The annual meeting of stockholders for the election of directors shall be held on such date between April 10 and June 10 of each year as shall be designated in a written communication mailed not less than 160 days prior to the designated date to each holder of record of a share of Class A stock of the corporation as of a date no earlier than 40 days preceding the date of such mailing. The Board of Directors shall adopt a resolution establishing each annual meeting date as designated in such communication, the purpose of which is to inform the Class A stockholders of the annual meeting date in advance of the commencement of the time period specified in Article XXIII, Section 3 of the By-laws for the submission to the President or Secretary of the corporation of proposed By-law amendments, director nominations, or other matters by a stockholder or stockholders. At each annual meeting the stockholders shall elect by plurality vote (and by written ballot unless the same shall be waived or dispensed with by a majority vote of the stockholders represented at the meeting) members of the class of directors whose terms expire at that time, and all directors so elected shall hold office until the date of the next annual meeting of the stockholders for the election of directors of such class or until their respective successors shall have been elected and qualified.

     SECTION 2. Special meetings of the stockholders may be called at any time by the President and shall be called by the President or Secretary on the request in writing or by vote of a majority of the whole Board of Directors or at the request in writing of stockholders of record owning ten percent (10%) in amount of the capital stock outstanding and entitled to vote. Any special meeting may be called for any specified purpose or purposes permitted by the General Corporation Law of Delaware and the Certificate of Incorporation of the corporation.

     SECTION 3. All meetings of the stockholders for the election of directors shall be held at the office of the corporation in Oak Brook, Illinois, or at such other place within the United States of America as may from time to time be designated by the Board of Directors and stated in the notice of the meeting to be given under Article III, Section 6 of the By-laws. All other meetings of the stockholders shall be held at such place or places in the United States of America as may from time to time be designated by the Board of Directors and stated in the notice of meeting. Each meeting of the stockholders shall be held at such time of day as shall be approved by the Board of Directors.

     SECTION 4. A complete list of the stockholders entitled to vote at any meeting thereof, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary or by such person as shall be designated by him to prepare such list. The list shall be kept on file at the registered office of the corporation in the State of Illinois and shall be subject to inspection by any stockholder at any time during usual business hours for a period of ten (10) days prior to the meeting, and the same shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting.

     SECTION 5. Each stockholder entitled to vote shall, at every meeting of the stockholders, be entitled to one vote in person or by proxy, signed by him, for each share of voting stock held by him. Such right to vote shall be subject to the right of the Board of Directors to close the transfer books or to fix a record date for voting stockholders not more than sixty (60) nor less than ten (10) days before the date of the meeting as hereinafter provided, and if the directors shall not have exercised such right, no share of stock shall be voted on at any election for directors which shall have been issued or transferred on the books of the corporation within twenty (20) days next preceding such election.

     SECTION 6. Written notice of the time and place of the annual meeting and of any special meeting of stockholders shall be mailed or personally delivered to each stockholder entitled to vote thereat not less than thirty
(30) nor more than sixty (60) days prior to the date of the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope addressed to the stockholder at his address as it appears on the records of the corporation, with postage prepaid thereon. Notice of any special meeting shall state in general terms the purposes for which the meeting is to be held.

     SECTION 7. The holders of a majority of the stock outstanding and entitled to vote at any meeting of the stockholders, represented in person or by proxy, shall constitute a quorum for the transaction of business at such meeting. In the absence of a quorum, the stockholders attending or represented at the time and place for such meeting may adjourn the meeting from time to time, without notice other than announcement of the time and place of the adjourned meeting at the meeting at which the adjournment is taken, until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally scheduled.


                         ARTICLE IV

                         DIRECTORS

     SECTION 1. The property and business of the corporation shall be managed and controlled by a Board of Directors, which shall be comprised of no fewer than 9 and no greater than 12 directors, as shall be fixed from time to time by the Board of Directors. A minimum of 9 of the directors shall be dealer directors. No person shall be eligible for election or appointment as a dealer director (whether as a regional dealer director or as a dealer director at large), or to continue to hold office as a dealer director, unless such person is either the owner of a retail business organization which is a stockholder of Ace Hardware Corporation, or an executive officer, general partner or general manager of such a retail business organization. Dealer directors representing the regions established under Article IV,
Section 4 hereof, shall be regional dealer directors. Subject to Article IV,
Section 4(b) hereof, any additional dealer director(s) may be dealer director(s) at large, rather than regional dealer director(s). A maximum of 2 of the directors of Ace Hardware Corporation may be non-dealer directors. A person shall be eligible for election or appointment as a non-dealer director without regard to whether or not such person is the owner of a retail business organization which is a stockholder of Ace Hardware Corporation, or an executive officer, general partner or general manager of such a retail business organization.


     SECTION 2. The directors shall be divided into three classes, as nearly equal in number as possible, as determined by the Board of Directors. The first of said classes shall include 4 dealer directors elected for 3-year terms at the annual meeting of stockholders held in 1994. The second of said classes shall include 3 dealer directors, elected for 3-year terms at the annual meeting of stockholders held in 1993. The third of said classes shall include 3 dealer directors and one non-dealer director elected for 3-year terms at the annual meeting of stockholders held in 1995, plus one non-dealer director position for a three-year term to be filled at the 1998 annual meeting of stockholders. At each subsequent annual meeting of the stockholders, as the terms of each class of directors expire, directors of the class whose terms expire shall be elected for terms of 3 years. The directors shall be elected by the stockholders, except that if there be any vacancies in the Board by reason of death, resignation or otherwise, or if there be any newly created directorships resulting from any increase in the authorized number of directors which is to take effect prior to the next annual meeting of stockholders, a majority of the directors then in office (though less than a quorum) shall have authority to fill any such vacancy or any newly created directorship for the unexpired term. In no event shall any term for which any director is elected exceed three years.

     SECTION 3. In the event that, for any reason other than a revision made by the Board of Directors as to the States to be included within particular regions or a change made by the Board in the number of regions, a dealer director ceases to satisfy the eligibility requirements which are applicable to his/her position as a director, his/her membership on the Board of Directors shall thereupon immediately terminate. No director elected or appointed shall be eligible for subsequent election or appointment to any position on the Board if such election or appointment would result in his/her being elected or appointed to serve a total of more than 9 years as such a director, except (1) that a dealer director that has been elected and holds the office of Chairman of the Board shall be eligible for election for one additional 3-year term, and (2) the President of the Corporation, if elected as a director, shall be eligible for election or reelection or appointment as a director at any time without regard to the period of time during which he has previously served as a director. However, notwithstanding the foregoing provisions one director and one former director who would not otherwise be eligible for election in 1998 may be elected at the annual meeting of stockholders to be held in 1998, each for one additional three-year term. At all annual meetings of the stockholders, all holders of Class A stock of Ace Hardware Corporation as of the record date established for voting at the meeting shall be eligible to vote in the election for each position on the Board of Directors to be filled at such meeting.


     SECTION 4. The following procedure shall be utilized in determining dealer director regions:

          (a) The Board of Directors shall divide the United States into such number of geographic regions as it shall deem appropriate as regions from which regional dealer directors shall be chosen.

          (b) No later than the fifteenth day of October preceding the date of each annual meeting of stockholders, the Board shall determine the regions from which each regional dealer director to be elected at such meeting shall be chosen.
     No dealer director shall be eligible to serve as a regional dealer director from a particular region unless the headquarters store or office of the stockholder of Ace Hardware Corporation of which he is an owner, executive officer, general partner, or general manager is located in such region. If the Board determines that all regions have representation by regional dealer director(s) and the maximum number of directors would not thereby be exceeded, then dealer director(s) at large may be elected.
          (c) Each region shall consist of such of the States of the United States as shall be determined by the Board of Directors, which shall have authority from time to time to make revisions as to the States included within particular regions as well as to change the number of regions, provided that no such revision or change shall deprive any director holding office at the time the revision or change is made from continuing to serve for the balance of the term for which he was elected or otherwise chosen.

     SECTION 5. Without affecting the right of any Class A stockholder to nominate as a candidate for election to membership on the Board of Directors any person who would be eligible to serve as a director in accordance with the procedure specified in Article XXIII, the Board of Directors shall cause nominees to be selected for election as directors at each annual meeting of stockholders for whom proxies will be solicited on behalf of the Board. At the time that the Board determines the regions from which regional dealer directors are to be elected at the next annual meeting of the stockholders, the Board shall also determine whether each incumbent director who is eligible to be reelected for another term at such annual meeting shall be selected as a Board-endorsed nominee for reelection from any such region at said meeting. Each such determination shall be made by the Board without participation in its proceedings by the director who is eligible to be reelected at such next annual meeting. If the Board determines that proxies shall be solicited on its behalf for the election of a director at the next annual meeting of stockholders of a non dealer director or a dealer director at large, the Board shall make a timely determination to this effect. The following procedure shall be applied by the Board in selecting all other Board-endorsed regional dealer director nominees for whom proxies will be solicited on the Board's behalf at the next annual meeting.

           (a) A standing Nominating Committee established by the Board shall submit to the Board as soon as practicable prior to the last regularly scheduled meeting of the directors in each calendar year a list of such number of persons as the Board shall determine who are recommended by such Committee to be considered as members of a candidate selection committee for each director region from which the Board has determined that a new regional dealer director should be elected at the next annual meeting of the stockholders.

           (b) At or prior to its last regularly scheduled meeting in each calendar year, the Board shall create such a candidate selection committee for each such director region and shall select as members of each such candidate selection committee five of the persons recommended by the Nominating Committee plus two incumbent members of the Board. The Board may also select such alternate members, if any, of any such candidate selection committee as it deems appropriate.

          (c) Each candidate selection committee shall make a timely designation of one of its eligible members as the person on whose behalf proxies will be solicited at the next annual meeting as a Board-endorsed nominee for election as a regional dealer director.

     SECTION 6. Notwithstanding any of the foregoing provisions, in any instance where a Board-endorsed nominee for election as a director becomes ineligible under the provisions of the By-Laws for election as a dealer director or shall decline to run or seek reelection or shall be unable to run or seek reelection by reason of death or disability, or shall, in the case of an incumbent director have resigned or been removed from the Board of Directors subsequent to having been named a Board-endorsed nominee, or in any instance where the Board of Directors, having endorsed a nominee for election as a director shall withdraw or revoke such endorsement, then in the case of a non-dealer director nominee or a dealer director at large nominee, the Board may endorse another non-dealer candidate or dealer director at large candidate, as the case may be, on whose behalf proxies will be solicited at the next annual meeting as a Board-endorsed nominee for election as a director. In case of a regional dealer director nominee, the standing Nominating Committee established by the Board shall submit to the Board as soon as practicable, a list of such number of persons as the Board shall determine who are recommended by such committee to be considered as members of a candidate selection committee for that particular director region. The
Board shall at a regularly scheduled meeting or a special meeting of the directors as soon as practicable, create a candidate selection committee for that director region and shall select as members of the candidate selection committee five persons recommended by the nominating committee plus two incumbent members of the Board. The Board may also select such alternate members, if any, of any such candidate selection committee as it deems appropriate. The candidate selection committee shall then make a timely designation of one of its eligible members as the person on whose behalf proxies will be solicited at the next annual meeting as a Board-endorsed nominee for election as a regional dealer director.

     SECTION 7. The number of non-dealer directors elected or appointed to office shall be limited so that non-dealer directors shall not exceed twenty-five percent (25%) of the total number of directors in office at any one time. The foregoing twenty-five percent (25%) limitation on the number of non-dealer directors may be further amended, repealed, or added to only at a regular or special meeting of the shareholders in accordance with Article XXIII, Section 2.

                         ARTICLE V

                    POWERS OF DIRECTORS

     SECTION 1. The Board of Directors shall have, in addition to such powers as are hereinafter expressly conferred on it, all such powers as may be exercised by the corporation, subject to the provisions of the statute, the Certificate of Incorporation and the By-Laws.

     SECTION 2. The following powers are hereby expressly conferred upon the Board of Directors:

          (a) to purchase or otherwise acquire property, rights or privileges for the corporation, which the corporation has power to take, at such prices and on such terms as the Board of Directors may deem proper;

          (b) to pay for such property, rights or privileges in whole or in part with money, stock, bonds, debentures or other securities of the corporation (secured by mortgages or otherwise), or by the delivery of other property of the corporation;

          (c) to create, make and issue mortgages, bonds, deeds, leases, trust agreements and negotiable or transferable instruments and securities, and to do every act and thing necessary to effectuate the same;

          (d) to appoint agents, consultants, advisors and trustees, and to dismiss them at its discretion, to fix their duties and emoluments and to change them from time to time and to require such security as it may deem proper;

          (e) to confer on any officer or officers of the corporation the power of selecting, discharging or suspending any of the persons referred to in subsection (d) of this Section;

          (f) to determine by whom and in what manner the corporation's bills, notes, receipts, acceptances, endorsements, checks, releases, contracts or other documents shall be signed;

          (g) irrespective of any personal interest of any of its members, to determine the amount of compensation, if any, to be paid to directors and to members of the Executive Committee and other Committees established by the Board of Directors for their services to the corporation as directors or Committee members.

                         ARTICLE VI

                    MEETINGS OF DIRECTORS

     SECTION 1. An annual organizational meeting of the Board of Directors as constituted after the election of directors at each annual meeting of the stockholders shall be held without call or formal notice at a time later in the same day as the annual meeting of the stockholders or during the day next following such stockholders meeting. The specific date of each such meeting of the Board, as well as the time and place thereof, shall be determined at one of the meetings of the Board held during the time between the most recently conducted annual stockholders meeting and the next scheduled annual stockholders meeting. In addition to electing officers of the corporation as provided for in Article VIII, Section 2, the Board shall select the members of its standing committees for the period until its next annual organizational meeting and shall give voting directions to the President as to the persons to be elected by the corporation as members of the Boards of Directors of each of its wholly-owned subsidiary corporations at their respective annual meeting times.

     SECTION 2. Additional regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

     SECTION 3. Special meetings of the directors may be called by the Chairman of the Board on four (4) days' notice by mail (calculated from the date of mailing) or on two days' notice by telephone to each director and shall be called by the Chairman of the Board in like manner on the written request of not less than four (4) directors. Special meetings of the directors may be held within or without the State of Delaware at such place as is indicated in the notice or waiver of notice thereof.

     SECTION 4. A majority of the total number of directors then holding office shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is secured.

                         ARTICLE VII

               COMMITTEES ESTABLISHED BY THE BOARD

     SECTION 1. The Board of Directors shall establish as standing committees of the Board an executive committee and such other committees as it shall deem from time to time to be appropriate. The Chairman of the Board shall be an ex-officio member of any standing committee if the resolution adopted by the Board with regard to the membership of such committee so provides, except for any committee authorized to grant or withhold consent to the transfer of shares of the corporation's stock pursuant to Article XVI, Section 9 of these By-laws. Each such committee shall have such responsibilities and duties as shall be described in a resolution or resolutions adopted by a majority of the whole Board. Such resolution or resolutions may also establish the number (or the minimum and maximum numbers) of persons to be selected to serve on each of said committees, the voting members of each of which shall be members of the Board. The Board shall also have authority from time to time to establish special ad hoc committees comprised of two or more directors, the specific responsibilities of which shall be described in the resolutions creating them.

     SECTION 2. One or more directors may be designated by the Board as alternate members of any standing or special ad hoc committee, who may replace any absent or disqualified committee member at any meeting of the committee. Vacancies in the membership of any committee established by the Board shall be filled only by the Board.

     SECTION 3. In no event shall the executive committee or any other committee established by the Board have the power or authority at any time to take any final action on behalf of the Board with respect to (a) proposing amendments to the corporation's certificates of incorporation, (b) the adoption of any amendments to the By-laws of the corporation, (c) the adoption of an agreement of merger or consolidation, (d) the making of recommendations to the stockholders for the sale, lease, or exchange of all or substantially all of the corporation's property or assets, (e) the making of recommendations to the stockholders for the dissolution of the corporation or the revocation of a dissolution, (f) the making of any proposals submitted to the Board with respect to the purchase of all or a controlling portion of the outstanding capital stock of the corporation, (g) the authorization of issuance of shares of capital stock of the corporation or (h) the filling of vacancies in the membership of the Board or any committee thereof.

     SECTION 4. Each standing committee of the Board (with the exception of any committee authorized to grant or withhold consent to the transfer of shares of the corporation's stock pursuant to Article XVI, Section 9 of these By-laws) shall select one of its members to act as Chairman thereof as promptly as feasible after the members of the committee are selected at each annual organizational meeting of the Board. At the time of establishment of any special ad hoc committee of the Board, the Board shall designate a member of such committee to act as its Chairman.

     SECTION 5. Regular meetings of each standing committee established by the Board shall be held as provided for in a resolution adopted by the Board, or by a particular committee or its Chairman if authorized in a resolution of the Board. Special meetings of any standing committee, and all meetings of any special ad hoc committee, shall be held on reasonable notice given to all members thereof by the Chairman of the committee. Even if he has not been made a member of a particular standing committee, the Chairman of the Board shall be provided with the same notice of all regular or special meetings of such committee as is provided to members of the committee, and he shall have the right to attend any of the meetings held by the committee in an advisory non-voting capacity. Subject to the provisions of the resolution describing the responsibilities and duties of a particular committee established by the Board, any such committee shall have authority to establish its own rules of procedure. The Chairman of each committee of the Board which is required by these By-laws to have one of its members designated as its Chairman shall be responsible for assuring that: (a) an appropriate agenda is prepared for each formal meeting of the Committee; (b) minutes of the proceedings of each such meeting are kept; and (c) either a copy of such minutes or a summarized written report of the meeting is submitted to the Board at or prior to the next meeting of the Board.

     SECTION 6. A majority of the voting members of any committee hereunder shall constitute a quorum for meetings thereof, but the affirmative vote of a majority of all voting members of the whole committee shall be necessary with respect to all actions taken by the committee.

     SECTION 7. With the exception of the Chairman of any committee of the type described in the first sentence of Section 4 of this Article VII, the Board may authorize the payment to the Chairman of any standing or special ad hoc committee of compensation for the services rendered by him in his capacity as Chairman in such amount as the Board shall deem to be appropriate. Such compensation shall be in addition to the compensation paid to dealer directors for their regular services as members of the Board.

                         ARTICLE VIII

                  OFFICERS OF THE CORPORATION

     SECTION 1. There shall be elected by the Board of Directors the following executive officers of the corporation: (a) a Chairman of the Board and, if deemed appropriate by the directors, a Vice Chairman of the Board, each of whom shall be elected from the membership of the Board of Directors;
(b) a President; (c) a Treasurer; and (d) one or more Executive Vice Presidents, Senior Vice Presidents, or Vice Presidents as the Board shall deem the business of the corporation to require from time to time. In addition the Board of Directors shall elect as corporate (but not executive) officers of the corporation a Secretary and such Assistant Secretaries as the Board shall determine to be appropriate. The board shall also elect from time to time such other additional executive or corporate officers as in its opinion are desirable for the conduct of the business of the corporation. Any number of offices filled by election of the Board may be held by the same person, except the offices of President and Secretary. Any executive officer of the corporation may bestow upon any employee of the corporation under his supervision such title or titles descriptive of the position held by such employee as such executive officer shall deem to be appropriate, provided that no such title shall be the same as or confusingly similar to the title of any officer elected by the Board, and provided further that no such title shall be deemed to bestow the status of an executive officer or corporate officer upon such employee nor to empower him with any authority to act on behalf of the corporation other than such authority as shall have expressly been assigned to him by the executive officer bestowing such title upon him.

     SECTION 2. All executive officers and corporate officers of the corporation shall be elected by the Board of Directors for one-year terms at the regular meeting thereof following the annual meeting of stockholders, provided that, in any event, any such officer shall hold office until his successor has been elected and qualified or until his death, resignation or removal from office. In the case of any officer with whom an employment contract employing him to perform the functions of a specific office for a period extending beyond one year has been entered into, the office or offices to which he is elected at each such meeting of the Board of Directors shall constitute the office or offices with respect to which he is employed under such employment contract during the ensuing year. The Board of Directors shall have authority to direct that the corporation enter into an employment contract with any executive officer or other employee for the purpose of employing him for a specified period of time, and no such contract shall be legally binding upon the corporation unless the same has been expressly authorized by the Board and has been executed on behalf of the corporation by the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or a Vice President of the corporation. In no event shall any such employment contract extend for an initial term of more than five years, but any such contract may contain a provision whereby the contract is automatically renewed for additional successive terms of not less than three years each, provided that the corporation is given the right to terminate the contract at the end of the initial term or renewal term by giving notice to the executive officer or other employee involved of its intention to do so by such specific period of time prior to the last day of the initial term or the then current renewal term as shall be set forth in the contract. Authorization of any such employment contract shall require the affirmative vote of a majority of the whole Board of Directors then in office. Subject to such contractual rights (if any) as may exist with respect to his employment, any executive officer or other officer elected or appointed by the Board of Directors may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors then in office. If the office of any executive officer or other officer elected or appointed by the Board of Directors becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of a majority of the whole Board of Directors then in office.

     SECTION 3. In case of the absence or disability of any executive officer or any other officer of the corporation elected or appointed by the Board of Directors, or for any other reason deemed sufficient by a majority of the whole Board of Directors then in office, and subject to such contractual rights as may exist with respect to the employment of any such officer, the Board of Directors may delegate the powers or duties of any such officer to any other officer, or to any director, for the time being.

     SECTION 4. In addition to executive officers, certain employees of the corporation may be designated from time to time by the President as staff officers, that is, officers upon whom responsibility is conferred with respect to the operations of a particular department, division, branch or function of the corporation. Any such staff officer shall be appointed by the President and may thereafter be removed at any time, with or without cause, by the President. However, if the Board of Directors elects or appoints an Executive Vice President, Senior Vice President, Vice President or other officer pursuant to the authority vested in it by Section 1. above, such officer may thereafter be removed only by the affirmative vote of a majority of the whole Board of Directors then in office even though such officer's title includes one or more words which are descriptive of the particular department, division, branch or function of the corporation managed by such officer. The removal of any officer shall be subject to such contractual rights (if any) as may exist under any contract of employment which has been entered into with him.

     SECTION 5. Unless his compensation has been expressly specified by a contract of employment entered into with him, the compensation of any executive officer shall be such amount as shall be determined from time to time by the Board of Directors. The President shall have sole authority to determine from time to time the amount of compensation to be paid to any other officer, except in the case of an officer whose compensation has been expressly specified in a contract of employment which has been entered into with him and except in the case of any such officer whose basic annual compensation would be or is in an amount which equals or exceeds the basic annual compensation then being paid to any executive officer (exclusive of the Secretary or any Assistant Secretary or Assistant Treasurer).

                         ARTICLE IX

               DUTIES OF THE CHAIRMAN OF THE BOARD,
            VICE CHAIRMAN OF THE BOARD AND PRESIDENT

     SECTION 1. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors or by the By-laws. His specific duties and responsibilities shall include (a) acting as the primary liaison between the executive officers of the corporation on the one hand and its Board of Directors and its dealer-stockholders on the other hand; (b) bringing to the attention of and consulting with the corporation's executive officers with respect to any special concerns of the corporation's dealer-stockholders which come to his attention or to the attention of the Board of Directors; (c) reviewing from the perspective of the Board of Directors and the corporation's dealer-stockholders all reports, financial budgets, and corporate plans as developed and submitted to him from time to time by the corporation's executive officers;
(d) overseeing and aiding in the implementation of plans for orderly successions to the positions held by the corporation's executive officers and other important staff personnel; and (e) seeing that the efforts of the various executive officers and other key management personnel of the corporation are carried out in a coordinated manner, particularly in periods when transitions in important officer or management positions occur. Except where it is provided by law that the signature of the President is required, the Chairman of the Board shall possess all of the same powers as the President to sign all certificates for shares of stock of the corporation and all contracts and other instruments of the corporation which may be authorized by the Board of Directors.

     SECTION 2. If the Board has elected a Vice Chairman of the Board, he shall preside at all meetings of the stockholders and the Board of Directors in the absence of the Chairman of the Board, and he shall be empowered to perform the other duties and exercise the other powers vested in the Chairman of the Board in the event that the Chairman of the Board is prevented by his absence, by disability, or otherwise from being able to perform such duties and powers in connection with a particular matter within the legally permitted period of time or within such period of time as shall be deemed to be reasonable and appropriate for action to be taken by the Chairman with regard to such matter. If there is no director holding the position of Vice Chairman of the Board, but there is a director (other than the Chairman of the Board) holding the position of Chairman of the Executive Committee of the Board, then the Chairman of the Executive Committee shall perform the duties and exercise the powers described above for the Vice Chairman of the Board whenever necessary; otherwise, upon the occurrence of any circumstance in which a Vice Chairman of the Board would have been vested with authority to perform the duties and exercise the powers of Chairman of the Board, the Board shall select one of its members as acting Chairman of the Board who shall be vested with the same authority.

     SECTION 3. The President shall be charged with the general and active management of the day-to-day operations of the corporation and with seeing that all orders and resolutions of the Board of Directors are carried into effect. His specific duties and responsibilities shall include (a) reporting from time to time to the Chairman of the Board on all significant matters affecting the operations and interests of the corporation which fall within his knowledge; (b) seeing that short-term and long-term corporate plans and budgets consistent with the directions of the Board of Directors are prepared and developed on a regular basis; (c) seeing that the corporation continually maintains competent personnel at all levels in order to adequately serve the needs of the retail hardware dealers supplied by it; (d) consulting with the Chairman of the Board from time to time with respect to the types of programs, products and services to be made available to the corporation's retail hardware dealers in order to serve the best interests of the corporation's entire network of dealers; (e) submitting to the stockholders at their annual meetings and/or at dealer conventions sponsored by the corporation such reports on the operations and affairs of the corporation as shall be appropriate in order to provide them with information of importance to them as both customers and stockholders of the corporation; and (f) executing on behalf of the corporation contracts and other instruments in writing, including mortgages, bonds and governmental reports of various kinds, in all instances wherein the signature of the President of the corporation is required or has been authorized by the Board of Directors or is otherwise deemed to be appropriate. The Board of Directors, in its discretion, may vest the person holding the office of President of the corporation at any given time with the additional title of Chief Executive Officer. Whenever the title of Chief Executive Officer is used as an additional title for the person holding the office of President, it shall be deemed to relate specifically to the duties and responsibilities dealing with the development of plans for orderly successions to the positions held by the corporation's executive officers and other management personnel and to the ongoing development of short-term and long-term strategic plans for the corporation to be presented to and reviewed by the Board of Directors and to the execution of all such plans as are approved by the Board.

                         ARTICLE X

          DUTIES OF EXECUTIVE VICE PRESIDENTS, SENIOR
           VICE PRESIDENTS AND OTHER VICE PRESIDENTS

     SECTION 1. Any Executive Vice President elected by the Board of Directors shall possess the power and may perform the duties of the President in his absence or disability. Each officer having the title of Executive Vice President shall perform such other duties as may be prescribed from time to the time by the Board of Directors.

     SECTION 2. Any Senior Vice President elected by the Board of Directors shall possess the power and may perform the duties herein authorized to be performed by an Executive Vice President in the event that there is no person holding the office of Executive Vice President at the time, or in the event of the absence or disability of all persons then holding the office of Executive Vice President. Each officer having the title of Senior Vice President shall perform such other duties as may be prescribed from time to time by the Board of Directors.

     SECTION 3. Any Vice President elected by the Board of Directors shall possess the power and may perform the duties herein authorized to be performed by a Senior Vice President in the event that there is no person holding the office of Senior Vice President at the time, or in the event of the absence or disability of all persons then holding the office of Senior Vice President. Each officer having the title of Vice President shall perform such other duties as may be prescribed from time to time by the Board of Directors.

     SECTION 4. If there shall be more than one person holding the office of Executive Vice President at any time, or if there shall be more than one person holding the office of Senior Vice President at any time, or if there shall be more than one person holding the office of Vice President at any time, in each such instance the Board of Directors shall designate the order in which each of them shall possess the power and perform the duties of an officer of the next higher rank under the applicable one of the above Sections in the event of the nonexistence, absence or disability of all such higher ranking officers.

     SECTION 5. Notwithstanding any of the above provisions of this Article X, if the title given to any Executive Vice President, Senior Vice President, or Vice President also includes one or more words that are descriptive of a particular department, division, branch or function of the corporation managed by such officer, the duties of such officer shall consist only of the general and active management of the operations or activities of such department, division, branch or function and such other duties as shall have been specifically assigned to such officer by the Board of Directors.

                         ARTICLE XI

                    DUTIES OF CONTROLLER

     SECTION 1. In the event that a Controller shall be elected or appointed at any time by the Board of Directors, or in the event that a staff officer having the title of Controller is appointed at any time by the President, such officer shall be responsible to the Board of Directors, the President, and the Vice President-Finance (if such office has been created and filled), for all financial control and internal audit of the corporation and its subsidiaries. He shall also perform such other duties as may be assigned to him by the Board of Directors or the President.

                         ARTICLE XII

        DUTIES OF THE SECRETARY AND ASSISTANT SECRETARIES

     SECTION 1. The Secretary (or an Assistant Secretary) shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall have custody of the corporate seal of the corporation and he, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary.
The Board of Directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his signature.

     SECTION 2. The Secretary shall also keep, or cause to be kept by such person or persons to whom he shall delegate such duty, a register of all shares of capital stock issued by the corporation and all transfers of such shares. Such register shall be maintained in such manner and subject to such regulations as the Board of Directors may prescribe.

     SECTION 3. The Assistant Secretary, or if there be more than one (1), the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                         ARTICLE XIII

                   DUTIES OF THE TREASURER

     SECTION 1. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

     SECTION 2. He shall disburse the funds of the corporation, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the corporation.

     SECTION 3. If required by the Board of Directors, he shall give the corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

                         ARTICLE XIV

     WRITTEN CONSENTS AND CONFERENCE TELEPHONE MEETINGS

     SECTION 1. To the extent permitted by the General Corporation Law of the State of Delaware, and in accordance with the applicable procedure prescribed by the provisions thereof, whenever a vote or resolution of stockholders, the Board of Directors, or a committee of the Board at a meeting is required or permitted in connection with any corporate action by any provision of law, the Certificate of Incorporation, these By-laws, or any unrevoked resolution previously adopted by the Board, the meeting and vote or resolution may be dispensed with and the corporate action may be taken pursuant to written consent. The writing evidencing such consent shall be filed with the minutes of the proceedings of the stockholders, Board, or committee.

     SECTION 2. In accordance with the applicable procedure prescribed by the General Corporation Law of the State of Delaware, members of the Board of Directors, or of any committee of the board, may participate in a meeting of the Board, or of any such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

                         ARTICLE XV

          INDEMNIFICATION OF OFFICERS, DIRECTORS,
                    EMPLOYEES AND AGENTS

     SECTION 1. In accordance with the provisions of Section 145 of the General Corporation Law of the State of Delaware, and as more fully provided for in Article EIGHTH (b) of the restated Certificate of Incorporation of Ace Hardware Corporation, as amended, persons serving as directors, officers, employees or agents of or at the request of the corporation shall be indemnified against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties under the U.S. Employee Retirement Income Security Act, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any action, suit or proceeding (whether civil, criminal, administrative or investigative) instituted or threatened to be instituted against them by reason of their service in any of the aforementioned capacities on behalf of the corporation or at its request.

                         ARTICLE XVI

          CERTIFICATES OF STOCK AND TRANSFER THEREOF

     SECTION 1. The shares of the corporation shall be represented by certificates signed by the Chairman of the Board or the President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the corporation and may be sealed with the seal of the corporation or a facsimile thereof.

     SECTION 2. The signatures of the officers of the corporation upon a certificate may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

     SECTION 3. Each certificate of stock shall have conspicuously noted or stated thereon a statement of the liens, restrictions and limitations upon the voting power, ownership, transfer or other rights and privileges of the holder thereof. All shares of stock in the corporation shall be issued and accepted in accordance with and subject to the conditions, restrictions, and offsetting liens stipulated in the Certificate of Incorporation and By-laws of this corporation and amendments thereto.

     SECTION 4. If a certificate of stock be lost or destroyed, another may be issued in its stead upon proof of such loss or destruction and the giving of a satisfactory bond of indemnity, in an amount sufficient to indemnify the corporation against any claim. A new certificate may be issued without requiring bond when, in the judgment of the directors, it is proper to do so.

     SECTION 5. The corporation shall have a first lien upon each share of its issued and outstanding stock of any class, and upon each certificate of stock representing a share or shares of stock of any class of the corporation, for the amount of any indebtedness payable to the corporation by the holder thereof, and shall have a similar first lien upon all amounts which have been paid to the corporation pursuant to a subscription agreement for the purchase of shares of stock of the corporation which will be issuable to the subscriber upon the completion of payment of the purchase price of the shares. The interest of each holder of shares of the corporation's stock in and to the shares issued to such holder and the interest of each subscriber for shares of the corporation's stock in and to the funds paid to the corporation by such subscriber on account of the purchase price of the shares being purchased by such subscriber shall at all times be deemed to be offset by the amount of any indebtedness payable to the corporation by such holder or subscriber. In no event shall any transfer of any of the shares owned by any holder or any transfer of the stock subscription account of any subscriber for shares of stock of the corporation be made unless and until the stockholder whose shares are being transferred or the subscriber whose subscription account is being transferred is free from all indebtedness to the corporation.

     SECTION 6. No certificate representing any issued and outstanding share or shares of any class of stock of the corporation shall be pledged, mortgaged, hypothecated, sold, assigned or transferred without the prior consent of the Board of Directors of the corporation. In the event that the Board of Directors shall refuse to consent to any transfer or assignment of any certificate or certificates representing any share or shares of issued and outstanding stock of the corporation of any class, then the corporation shall have the right and shall be obligated to purchase from the owner thereof all of the shares of its stock of any class held for the store or other retail business unit with respect to which the corporation issued the share or shares as to which such consent has been refused and the franchise granted by this corporation with regard to the operation of such retail business unit shall thereby be terminated. In no event shall any transfer or assignment of shares of any class of stock of the corporation be made to any transferee who is not eligible to be a holder of such shares under the provisions of Article Fourth of the restated Certificate of Incorporation of the corporation. In the case of a proposed transfer of ownership of a store or other retail business unit owned by a holder of shares of stock of the corporation to a transferee which the corporation has accepted or is willing to accept as a franchised Ace Hardware dealer, then the owner of such stock shall have the option of either
(a) selling or otherwise transferring to such transferee such number of shares of stock of this corporation of any class which the corporation would otherwise have been required to offer to such transferee in connection with the franchise granted to such transferee with respect to such store or other retail business unit, or (b) selling such shares to the corporation. In anycase where the holder or holders of 50% or more of the outstanding voting stock of a corporation having a franchise from this corporation for one or more retail business outlets, or the holder or holders of 50% or more of the outstanding voting stock of a corporation owning 80% or more of the outstanding voting stock of a corporation having such a franchise, propose to sell or otherwise transfer all of the shares of capital stock (both voting and non-voting) of such corporation held by them, written notice of such proposal shall be given to this corporation, and upon the consummation of any such sale or transfer, such corporation shall have the option of either (a) retaining all of the shares of the capital stock of this corporation then held by it or
(b) selling such shares to this corporation, but in the case of such a sale of said shares to this corporation, the franchise granted to said corporation by this corporation for each retail business unit operated by said corporation shall thereupon be deemed to have terminated by the voluntary action of said corporation and no such retail business unit shall thereafter operate as a franchise of this corporation unless a new application for a franchise for such retail business unit has been submitted to and accepted by this corporation. Notwithstanding any of the foregoing provisions, this corporation shall in no event be obligated to treat any of the following types of transfers as qualifying for purposes of the options provided for in this
Section 6 of selling to this corporation shares of its capital stock: (a) any transfer of ownership of a retail business outlet or unit or of shares of the capital stock of a corporation directly or indirectly owning such outlet or unit which is not complete, unconditional and irrevocable; (b) any such transfer to an entity in which the transferor retains an ownership interest;
or (c) any such transfer to the spouse of the transferor.

     SECTION 7. Subject to the provisions of Section 5 of this Article XVI of these By-laws, in the event of the termination of the franchise granted by this corporation with regard to the operation of a retail hardware store or other retail business unit for which shares of stock of the corporation are held, the corporation shall be obligated to purchase such shares. Unissued shares which have been subscribed for with respect to any such store or other retail business unit shall also be covered by the provisions of this Section to the extent of the amounts which have been paid on account of the purchase price thereof, and the corporation shall be obligated to refund all such amounts, subject only to the provisions of Section 5 of this Article XVI. For purposes of this Section, termination of the franchise granted for a particular retail hardware store or other retail business outlet shall include not only any termination pursuant to formal notice of termination given by either this corporation or the holder of the franchise but shall also include each of the following situations which shall be deemed to constitute such a termination:

           (a) The closing down of the store or other retail business unit with respect to which such shares of stock of the corporation are held, unless such store or other retail business unit is merely being moved, with the corporation's consent and approval, to another location or is being acquired by another dealer which this corporation has accepted or is willing to accept as a franchised dealer for operation pursuant to the same franchise at another location;

            (b) The death of an individual holder of the shares of stock of this corporation held for such retail store or other retail business unit, or of a member of a partnership which is a holder of such shares, except in a case where the store or other retail business unit with respect to which such shares are held continues, with the approval of the officers of the corporation (which approval shall not be unreasonably withheld), to be operated under a franchise from the corporation by the decedent's estate or by the person or persons to whom such shares are to be distributed by the decedent's estate or by the successor or successors to the decedent's interest in the partnership holding such shares (it being immaterial for this purpose that, in connection with such continuation of operation, the legal form of ownership of the franchised dealer has been changed from an individual proprietorship or partnership to a corporation or from a partnership to an individual proprietorship);
          (c) An adjudication of the insolvency of the dealer or of the store or other retail business unit for which the shares of stock of this corporation are held, or the making of an assignment for the benefit of creditors or the filing of a voluntary petition in bankruptcy or similar petition under the U.S. Bankruptcy Code by or on behalf of such dealer or retail business unit, or the filing of an involuntary petition in bankruptcy or similar petition under the U.S. Bankruptcy Code against the dealer or against said retail business unit.

     SECTION 8. A transfer of shares of stock of the corporation requiring the consent of the Board of Directors shall not be deemed to have occurred upon the death of a person who is the holder of shares of stock of the corporation jointly with one or more other persons under circumstances whereby ownership of such shares passes automatically by operation of law to the surviving holder or holders of such shares, nor shall the corporation become obligated to purchase such shares upon the death of such person unless the store or other retail business unit with respect to which such shares are held either (a) closes down, or (b) ceases to be operated under a franchise from this corporation.

     SECTION 9. The Board of Directors may delegate to a committee composed of two (2) or more members of the Board authority to act on its behalf with respect to all matters where the consent of the Board is required in connection with the transfer or assignment of any shares of any class of stock of the corporation.

     SECTION 10. The price to be paid by the corporation in connection with the purchase by it of any shares of its stock shall be as follows:

          (a) in the case of Class A stock, the par value of the shares;

          (b) in the case of Class B stock, an amount per share equal to the per share price last established by the Board of Directors as the price to be paid by the corporation in the event of redemption of shares of its Class B stock, which shall in no event be less than twice the par value of the Class B stock and shall also at all times be equal to twenty
      (20) times the per share purchase price last established by the Board of Directors with respect to purchases by it of Shares of its Class C Stock;

          (c) in the case of Class C stock, an amount per share equal to the per share price last established by the Board of Directors as the purchase price to be paid by the Corporation for shares of its Class C stock, which price shall in no event be less than the par value thereof.

     SECTION 11. Any shares of any class of stock of the corporation which are purchased by it from any stockholder shall become treasury shares which shall be eligible for sale to any other person, persons or firm which shall be qualified to hold such shares.

     SECTION 12. Effective with respect to all purchases and redemptions of shares of its capital stock made by the corporation from its stockholders on or after December 31, 1981, the entire purchase or redemption price to be paid by the corporation for such shares shall be paid in cash except that, in any of the situations described in subsection (a) hereof, the purchase or redemption price for such shares shall be paid in the manner set forth in subsection (b) hereof.

          (a) The situations in which such price shall be paid in the manner set forth in subsection (b) of this Section are as follows:

               (1) the voluntary termination by a stockholder of this corporation of the franchise from this corporation held by such stockholder for a retail business outlet under circumstances whereby such outlet continues to engage in substantially the same business under the ownership or control of the same person, partnership or corporation that owned or controlled it immediately prior to such termination; for purposes of this paragraph:

                    (A) control of an outlet owned by an
               unincorporated person or partnership shall be deemed to be the same if more than fifty percent (50%) of the assets or profit shares therein, or more than fifty percent (50%) of the capital stock of a corporation becoming the owner of such outlet, continues to be legally or equitably owned by the same person, partnership or corporation; and

                    (B) control of an outlet owned by a
               corporation shall be deemed to be the same if more than fifty per cent (50%) of the capital stock of said corporation, or more than fifty percent
              (50%) of the assets or profit shares of an unincorporated
               person or partnership becoming the owner of such outlet,
               continues to be owned by the same person, partnership or corporation.

               (2) the termination by this corporation of the franchise from this corporation for a retail business outlet pursuant to the provisions of the Ace Dealer Franchise Agreement authorizing such termination by reason of:

                    (A) the failure of such retail business
               outlet to make any payment owing to the corporation for merchandise or services supplied by it within the time period specified in such provisions; or

                     (B) any default of such retail business
                outlet in performing any obligation of such outlet under the Ace Dealer Franchise Agreement of such outlet other than the obligation to pay for merchandise or services supplied by the corporation, provided that such default is described in the corporation's notice of termination in such a manner as to reasonably apprise such retail business outlet as to the nature of such default.

          (b) In each of the situations described in subsection (a) above, the purchase or redemption price to be paid by the corporation for the shares of its stock being purchased or redeemed by it shall be paid in the following manner:

               (1) in the case of Class A stock, the entire price shall be paid by the corporation in cash;

               (2) in the case of Class B stock or Class C stock purchased by a stockholder as part of the shares of capital stock of the corporation subscribed for in connection with the granting of a franchise by the corporation for a retail business outlet, that portion of the purchase or redemption price to be paid by the corporation which equals the amount paid to the corporation pursuant to such subscription shall be paid by the corporation in cash and any remaining balance of the price (with interest thereon) shall be paid by the corporation in equal annual installments over a period of four years;

                (3) in the case of Class C stock received by a stockholder as part of the patronage dividends distributed by the corporation for a retail business outlet, the entire price (with interest thereon) shall be paid by the corporation in equal annual installments over a period of four years;

               (4) if the total portion of the purchase or redemption price which would otherwise be payable under the foregoing paragraphs in equal annual installments over a period of four years is less than $5,000, the entire purchase or redemption price shall be paid by the corporation in cash, notwithstanding the installment provisions of said paragraphs;

               (5) in any situation where a stockholder whose shares of capital stock of the corporation are to be purchased or redeemed by it is indebted to the corporation at such time, then, in accordance with the corporation's first lien and offset rights under Article XVI, Section 5, of these By-laws and Article Fourth (1) of the restated Certificate of Incorporation of the corporation, the purchase or redemption price shall in all cases be applied against such indebtedness to the extent thereof, with the portion of such price which would otherwise have been payable in cash being first applied for such purpose and, if any indebtedness to the corporation still remains, the portion of the price which would otherwise have been payable in equal annual installments then being applied for such purpose to the extent of any such remaining indebtedness;

               (6) the corporation's obligation to pay any portion of the purchase or redemption price of its shares in equal annual installments shall be evidenced by an installment promissory note of the corporation delivered to the stockholder whose shares are being purchased or redeemed, which note shall provide for the payment of the principal thereof in four equal annual installments commencing one year from the date of the repurchase or redemption of the shares and for the payment of interest with each annual installment payment of principal on the unpaid balance of principal from time to time at such rate as shall have been established by the Board of Directors as of the date of issuance thereof, provided, however, that said rate of interest shall in no event be less than the greater of (A) the latest interest rate as of the date of issuance of such note determined by the Board of Directors as the rate to be paid on patronage refund certificates distributed to the corporation's member-stockholders as part of their annual patronage dividends or (B) 6% per annum;

               (7) notwithstanding any of the foregoing provisions, the Board of Directors, in its discretion and after considering the financial condition and requirements of the corporation, may authorize and cause payment to be made in cash for all or any portion of the purchase or redemption price which would otherwise be payable in four equal annual installments if the Board of Directors determines that the prescribed method of payment would impose an undue hardship upon the stockholder whose shares are being repurchased or redeemed;

               (8) the Board of Directors may adopt hardship guidelines to implement the provisions of paragraph (7) of this Section and may delegate the authority to make determinations pursuant to said provisions to a committee comprised of two or more directors or to a committee comprised of two or more executive officers of the corporation.

                             ARTICLE XVII

                    CLOSING OF TRANSFER BOOKS AND
                    DETERMINATION OF RECORD DATE

     SECTION 1. The Board of Directors shall have power to close the stock transfer books of the corporation for a period not exceeding sixty (60) days preceding the date of any meeting of stockholders or the date for the allotment of rights or the dates when any change or conversion or exchange of capital stock shall go into effect or for a period of not exceeding sixty (60) days in connection with obtaining the consent of stockholders for any purpose.

     SECTION 2. Notwithstanding the foregoing, in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix in advance a date, not exceeding sixty (60) days preceding the date of any meeting of stockholders, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent, as a record date for the determination of the stockholders entitled to notice of, and to vote, at any such meeting and any adjournment thereof, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at such meeting and any adjournment thereof, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

     SECTION 3. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Delaware.

                         ARTICLE XVIII

                          FISCAL YEAR

     SECTION 1. Except as from time to time otherwise provided for by the Board of Directors, the fiscal year of the corporation shall end on the 3lst day of December in each year.

                         ARTICLE XIX

                          DIVIDENDS

     SECTION 1. No dividends shall ever be declared on any of the shares of any class of stock of the corporation.

                         ARTICLE XX

                      CHECKS FOR MONEY

     SECTION 1. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                         ARTICLE XXI

                      BOOKS AND RECORDS

     SECTION 1. The books, accounts and records of the corporation, except as otherwise required by the laws of the State of Delaware, may be kept within or without the State of Delaware, at such place or places as may from time to time be designated by the By-laws or by resolution of the directors.

                         ARTICLE XXII

                            NOTICES

     SECTION 1. Notice required to be given under the provisions of these By-laws to any director, officer or stockholder shall not be construed to mean personal notice, but may be given in writing by depositing the same in a post office or letter box, in a postpaid sealed wrapper, addressed to such stockholder, officer or director at such address as appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall be thus mailed. Any stockholder, officer or director may waive, in writing, any notice required to be given under these By-laws, whether before or after the time stated therein.

                         ARTICLE XXIII

AMENDMENTS OF BY-LAWS AND ADVANCE NOTIFICATION BY STOCKHOLDERS OF
   PROPOSALS FOR AMENDMENTS, DIRECTOR NOMINATIONS OR OTHER
                         CORPORATE ACTIONS

     SECTION 1. Except for any provisions hereof which shall at any time have been adopted by the stockholders in the manner prescribed in Section 2, these By-laws may be amended or repealed or added to, or new By-laws may be adopted, by the affirmative vote of a majority of the Board of Directors at any regular meeting of the Board or at any special meeting thereof called for that purpose. If any By-law regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the By-law so adopted, amended or repealed, together with a precise statement of the changes made.

     SECTION 2. These By-laws may also be amended or repealed or added to, or new By-laws may be adopted, at any regular or special meeting of stockholders at which a quorum is present or represented by the affirmative vote of a majority of the issued and outstanding shares of Class A stock of the corporation. Any amendment, repeal, addition to the By-laws, or any new By-laws, adopted by the stockholders may be further amended, repealed, or added to only at a regular or special meeting of the stockholders at which a quorum is present or represented by the affirmative vote of a majority of the issued and outstanding shares of Class A stock of the corporation in the manner prescribed herein.

     SECTION 3. A written notice shall be given to the President or Secretary of the corporation of the intent of one or more stockholders to submit at a forthcoming stockholders meeting (a) a proposed amendment to these By-laws;
(b) the nomination of an eligible person for election as a director; or
(c) any other stockholder proposal for corporate action. Such notice must be received, either by mail or by personal delivery, not less than seventy-five
(75) nor more than one hundred fifty (150) days prior to the date of the annual meeting or, in the event of a special meeting of stockholders, not later than the close of the fifteenth (15th) day following the day on which notice of the meeting is first mailed to stockholders. In the case of an annual meeting, the intention of one or more stockholders to submit a proposed By-law amendment, nomination or other proposal for corporate action which is so received in proper order shall be mentioned in the formal notice of the meeting, but neither the name or names of the stockholder or stockholders intending to make any such submission nor the name of any director nominee proposed by one or more stockholders shall be mentioned in the notice. No reference of any kind to any proposal or nomination to be submitted by any stockholder pursuant to this Section shall be made in the proxy materials caused to be sent to stockholders by the Board of Directors. At all annual or special meetings the Chairman shall declare out of order any proposed amendment, any nomination, or any other stockholder proposal not presented in accordance with this Section. Every notice given by a stockholder or stockholders under this Section shall set forth:

          (a) the name and the business and residence addresses of the stockholder (or person authorized by such stockholder as the stockholder's voting representative) intending to submit the proposed amendment, nomination, or other matter;

          (b) with respect to such notice of intent to submit a nomination, information concerning the proposed nominee's business and residence addresses, age and eligibility to serve as a director; and

          (c) with respect to notice of an intent to propose a By-law amendment or some other corporate action, a description of the proposed amendment or other action.

     Notice of intent to submit a nomination shall be accompanied by the written consent of each nominee to serve as a director of the corporation if so elected.

                         ARTICLE XXIV

                 MEMBERS' PATRONAGE DIVIDENDS

     SECTION 1. A "membership" in the corporation within the meaning of the term "membership" as used in Section 1388(c)(2)(B) of the U.S. Internal
Revenue Code of 1954, as amended, shall be deemed to be held by (a) each retail hardware dealer owning a share of Class A stock of the corporation and
(b) each other dealer in hardware or related products which becomes an owner of a share of Class A stock of the corporation after having been expressly approved as an Ace Hardware dealer by the Board of Directors of the corporation. The term "retail hardware dealer" as used in clause (a) of the preceding sentence shall mean any person or firm purchasing merchandise from this corporation for the purpose of reselling such merchandise at retail. However, whenever the term "retail hardware dealer" is used in any of the subsequent Sections of this Article XXIV of the By-laws, such term shall be deemed to include all dealers holding memberships in this corporation except where the context in which such term appears is of such a nature that it is not practical for such term to be applied to "other dealers" as referred to in clause (b) of the first sentence of this Section. For purposes of this
Article XXIV of the By-laws a "retail hardware store" shall be deemed to refer to a business location to which there is delivered for resale from such location at the retail level any merchandise purchased from this corporation. Each such retail hardware store owned or controlled, directly or indirectly, by the same person, partnership or corporation, shall be deemed to constitute only one (1) retail hardware dealer. An unincorporated person or partnership shall be deemed controlled by another person, partnership or corporation if fifty per cent (50%) or more of the assets or profit shares therein are legally or equitably owned by such other person, partnership or corporation, or by the legal or equitable owner or owners of fifty per cent (50%) or more of such other person, partnership or corporation's assets or profit shares
(if unincorporated) or shares of capital stock (if incorporated). A corporation shall be deemed controlled by another person, partnership or corporation if fifty percent (50%) or more of the capital stock of said corporation is owned by such other person, partnership or corporation, or by the owner or owners of fifty per cent (50%) or more of its capital stock
(if incorporated) or fifty per cent (50%) or more of its assets or profit shares (if unincorporated).

     SECTION 2. In accordance with the policy heretofore established by the corporation in the Amendment to its By-laws adding Article XXIV thereto by the resolution adopted by the Board of Directors on July 20, 1973, there shall be distributed on a patronage basis to such members (that is, dealers holding memberships, as hereinabove defined, in the corporation) in a manner taking into account the amount of business done by the corporation with each of them, all the net savings and overcharges effected by or resulting from the operations conducted and carried on by the corporation in connection with sales of merchandise made by the corporation after May 31, 1974, to such members which remain after paying all operating and administration expenses of the corporation and all interest on its indebtedness and after the setting aside by the Board of Directors of such reasonable reserves as they shall determine from time to time to be appropriate for the purpose of insuring the safety and welfare of the corporation and for the purpose of providing for the expectancy of any losses or contingencies. Said distributions shall be made no later than eight and one-half (8 ) months following the close of the year of the corporation during which the patronage occurred with respect to which each such distribution is made. In no event shall less than twenty percent (20%) of the total patronage distributions made each year to each member be distributed in cash. The remaining portion shall be distributed in cash or in written notices of allocation (as defined in Section 1388 of the U.S. Internal Revenue Code) in whatever proportions shall be determined each year by the Board of Directors.

     SECTION 3. Notwithstanding the foregoing, every such member on becoming such authorizes and directs that all net savings of every character effected by this corporation which are distributable to such member, to the extent of the excess thereof over the twenty per cent (20%) minimum portion of such distributable amount required to be distributed in cash, may first be applied by the corporation to the payment of any indebtedness owed to the corporation by such member. Any such net savings which become distributable with respect to merchandise sold by this corporation for delivery to any retail hardware store owned or controlled, directly or indirectly, by the same person, partnership or corporation which so owns or controls one (1) or more other retail hardware stores may be so applied against any indebtedness owing with respect to merchandise sold by this corporation for delivery to any store which is part of any group deemed hereunder to constitute one (1) retail hardware dealer. The balance of any such net savings not so applied shall then be distributed as patronage dividends in the manner set forth in Article XXIV, Section 2, of these By-laws.

     SECTION 4. Each retail hardware dealer who applies for and is accepted as a member of this corporation shall, by his act of subscribing for a share of Class A stock of the corporation entitling such dealer to become such a member, consent that the amount of any patronage dividends with respect to his purchases of merchandise from this corporation occurring on or after June 1, 1974, which are made in written notices of allocation (as defined in Section 1388 of the U.S. Internal Revenue Code, as amended) and which are received by such member from this corporation will be taken into account by him at their stated dollar amounts in the manner provided in Section 1385(a) of said Code in the taxable year in which such notices of allocation are received by said member. The term "written notice of allocation" as used here shall be deemed to include, but not to be limited to, a letter of advice to a member which discloses to such member an amount which the corporation has elected to apply against indebtedness owed to the corporation in accordance with the first sentence of Article XXIV, Section 3, of these By-laws.

     SECTION 5. The aforesaid written notices of allocation shall be redeemable by the corporation in cash at the discretion of the Board of Directors and/or in accordance with the restated Certificate of Incorporation of the corporation and these By-laws. As security for the payment to the corporation of any indebtedness owing at any time to the corporation by any retail hardware dealer having membership in the corporation or by any retail hardware dealer who has subscribed for the 1 share of Class A stock of the corporation which is required to be owned in order to become a member of the corporation, the corporation shall have a first lien upon any written notice of allocation held by any such dealer (including all retail hardware stores treated as being part of a group constituting one "member" or "dealer"). The interest of each holder of any written notice of allocation in and to the same shall at all times be deemed to be offset by the amount of any indebtedness payable to the corporation by such holder.

     SECTION 6. Notwithstanding any other provision of these By-laws, and in accordance with the policy heretofore established by the corporation in the Amendment to its By-laws adding Section 6 to Article XXIV thereof by the resolution adopted by the Board of Directors on April 24, 1974, commencing with respect to purchases of merchandise made from the corporation after May 31, 1974 the corporation shall also make distributions on a patronage basis to those of its dealers who have franchise or membership agreements with the corporation and who have executed unrevoked and unexpired written consents of the type referred to in Section 1388 (c)(2) (A) of the U.S. Internal Revenue Code to include in their gross income all patronage dividends distributed to them in the form of written notices of allocation (as defined in Section 1388 of the U.S. Internal Revenue Code), even though such dealers do not then own any shares of any class of the capital stock of the corporation. Such patronage dividend distributions shall be made to such dealers in a manner taking into account the amount of business done by the corporation with each of them during the periods with respect to which said written consents are effective for each of them and shall consist of all the net savings and overcharges effected by or resulting from the business done by the corporation with such dealers which remain after paying all of the operating and administration expenses and interest on indebtedness of the corporation allocable to such business and after the setting aside by the Board of Directors of such reasonable reserves as they shall determine from time to time to be appropriate for the purpose of insuring the safety and welfare of the corporation and for the purpose of providing for the expectancy of any losses or contingencies. Each such written consent shall provide that it may be revoked at any time by the dealer, effective with respect to business done by the corporation with such dealer after the close of the taxable year of this corporation during which the revocation is filed with it. Each such written consent shall cease to be effective with respect to all business done by this corporation with any dealer who has furnished such a written consent to this corporation immediately upon said dealer's becoming an owner of a share of Class A stock of this corporation, as of which date such consent shall expire and such dealer shall be deemed to hold a "membership" in this corporation so that the provisions of this Article XXIV which are applicable to the distribution of patronage dividends to its members then become effective with respect to such dealer. Unless the same shall have been revoked or otherwise terminated, any such consent which has theretofore been executed by a dealer shall in any event be deemed to have expired and been rendered ineffective at the end of one hundred twenty (120) days following the later of
(a) the date as of which an initial Registration Statement and Prospectus with respect to an offer to sell shares of the capital stock of the corporation (including shares of its Class A stock) to its dealers have become effective under the U.S. Securities Act of 1933, or (b) the date as of which such Prospectus can be used under the securities law of any state in which state registration of such stock is required. No such dealer shall be eligible to receive distributions of patronage dividends from the corporation with respect to business done by the corporation with such dealer after the expiration of such 120-day period unless such dealer either has. become a member of the corporation by owning a share of its Class A stock (in which case such dealer shall thereupon be entitled to patronage dividends as provided for in Section 2 of this Article XXIV) or has executed a subscription agreement for the purchase of shares of capital stock of the corporation (including one (1) share of its Class A stock) which has been accepted by the corporation. There shall be incorporated in all such subscription agreements which include a subscription for a share of the Class A stock of the corporation a provision whereby the subscribing dealer consents to include in his gross income all patronage dividends distributed to such dealer in the form of written notices of allocation (as defined in Section 1388 of the U.S. Internal Revenue Code), and any dealer who has executed such a subscription agreement but who is not entitled to become the owner of a share of Class A stock of this corporation until he has completed payment of the purchase price for such share in accordance with such subscription agreement shall be entitled to receive patronage dividends pursuant to this Section 6 during the period for which he makes payments on account of such purchase price as required by the subscription agreement. Upon the completion of such payments and the issuance of such share of stock to him, such dealer shall then be entitled to receive patronage dividends pursuant to Section 2 of this Article XXIV. In no event shall less than twenty per cent (20%) of the total patronage dividend distributions made each year to any dealer who is entitled to receive such distributions pursuant to this Section 6 be distributed in cash. Any amount in excess of said twenty per cent (20%) minimum portion of the patronage dividends otherwise distributable to a dealer under this Section 6 may first be applied by the corporation to the payment of any indebtedness owed to the corporation by such dealer in the same manner as set forth in Section 3 of this
Article XXIV. Any patronage dividends distributed in the form of written notices of allocation pursuant to this Section 6 shall be subject to all of the provisions with respect to distributions made in the form of written notices of allocation which are set forth in Section 5 of this Article XXIV.

     SECTION 7. Notwithstanding any of the foregoing provisions, the portion of any patronage dividends which would otherwise be distributable in cash under any provision of this Article XXIV to a retail hardware dealer with respect to a retail hardware store having a franchise or membership agreement with this corporation which has been cancelled or terminated at any time subsequent to the date of the annual meeting of stockholders to be held on the third Monday of May in 1980 by any means or for any reason whatsoever prior to the time of distribution of such patronage dividends shall be applied by the corporation to the payment of any indebtedness owed to the corporation by or on behalf of such store to the extent of such indebtedness instead of being distributed in cash, provided, however, that an amount equal to 20% of the total patronage dividends distributable for the applicable year to any such dealer with respect to such store shall nevertheless be paid in cash within 8 months following the close of such year if a timely written request for the payment of such amount in cash is submitted to the corporation by the dealer. However, in all events no less than 30% of the total annual patronage dividends distributable to a retail hardware dealer with respect to a retail business outlet pursuant to any provision of these By-laws shall be paid in cash if the retail business outlet is located in a jurisdiction as to which the 30% income tax withholding provisions of Section 1441 or Section 1442 of the U.S. Internal Revenue Code are applicable.

     SECTION 8. Effective with respect to business done by them with this corporation after December 31, 1982, each retail hardware dealer having membership in this corporation on that date and each retail hardware dealer who is a subscriber on that date or who becomes a subscriber after that date for the 1 share of Class A stock of this corporation which is required to be owned in order to become a member of this corporation shall, solely by such dealer's act of commencing or continuing to do business with this corporation after said date, be deemed to have authorized and directed that, notwithstanding any other provision of this Article XXIV of these By-laws, the distributions to be made on a patronage basis as provided for in Section 2 and Section 6 of this Article XXIV shall be made in a manner taking into account the quantity or value of business done with each dealer by each separate division of the corporation as shall be established on the books of the corporation with respect to its operations and/or the quantity or value of business done by the corporation or each such division of the corporation with each of its dealers with respect to each category of sales as shall be established on the books of the corporation. Each such dealer shall further thereby be deemed to have authorized and directed that, in any taxable year of this corporation during which it incurs a loss in connection with the operations of any such division or in connection with any such category of sales, (i) a proportionate share of such loss shall be deducted from the net earnings of the corporation on the business done during such year by each of its other divisions or with respect to each of its other sales categories with its dealers and (ii) the amount of patronage dividends which the corporation would otherwise be obligated to distribute to its dealers in connection with their purchases from each such other division of the corporation or in connection with each of the other sales categories established by the corporation (as the case may be) shall be reduced by such proportionate share of said loss. For the foregoing purposes the proportionate share of any such loss in connection with the operations of any such division of the corporation or in connection with any such category of sales which shall be deducted from the net earnings realized by it with respect to business done by each other division of the corporation or with respect to each of the other sales categories established by the corporation shall be determined by multiplying the total amount of such loss by a fraction having as its numerator the net earnings which would otherwise be distributable as patronage dividends in connection with the business done with its members by each such other division or each such other category of sales and having as its denominator the total of the net earnings which would otherwise be distributable as patronage dividends in connection with the business done with its members by all such divisions of this corporation and/or all such sales categories.

                         ARTICLE XXV

          ESTABLISHMENT OF ACE HARDWARE CORPORATION
             DEALERSHIPS AND NON-MEMBER ACCOUNTS

     SECTION 1. Except as provided in Article XXV, Section 3 hereof, no person, partnership or corporation shall be authorized or permitted to use the name "Ace Hardware" or any trademark or trade name including the word "Ace" in conjunction with the sale of hardware or related merchandise, to display any identification sign or emblem indicating that said person, partnership or corporation is an authorized Ace Hardware dealer, or to purchase merchandise (including items carried under the Ace brand name) from Ace Hardware Corporation unless such person, partnership or corporation has first been accepted by Ace Hardware Corporation as a duly licensed or franchised dealer and has executed the membership or similar agreement then utilized by Ace Hardware Corporation for the establishment of such a dealer relationship and has otherwise complied with the usual requirements of Ace Hardware Corporation with respect thereto. Any such agreement may contain such reasonable provisions with respect to the termination thereof as shall be legally permitted by the laws of the United States of America and by the laws of the state or other jurisdiction in which the business of the dealer is located.

     SECTION 2. In order for any person, partnership or corporation to be accepted by Ace Hardware Corporation as a licensed dealer, such person, partnership or corporation shall also be required to purchase the necessary number of shares of capital stock of the corporation as required by Article Fourth (c) and Article Fourth (e) of the restated Certificate of Incorporation of Ace Hardware Corporation filed with the Secretary of State of Delaware on September 18, 1974. Accordingly, each such person, partnership or corporation shall, concurrently with the execution by such person, partnership or corporation of the Ace Dealer Membership Agreement then utilized by the corporation, also agree in writing to purchase one (1) share of Class A stock of the corporation at a price equal to the par value thereof of $1,000 per share, and forty (40) shares of Class C stock of the corporation at a price equal to the par value thereof of $100 per share or, when the store which is licensed under such Membership Agreement is not the first store owned or controlled by said person, partnership or corporation which has become accepted by Ace Hardware Corporation as a licensed dealer, to purchase fifty (50) shares of Class C stock at a price equal to the par value thereof of $100 per share. The terms of payment with respect to any shares of capital stock of the corporation purchased by any such person, partnership or corporation shall be as set forth in such resolution as shall be adopted from time to time by the Board of Directors of the corporation for the purpose of establishing such terms of payment.

     SECTION 3. In the case of a person, partnership or corporation operating one or more business outlets, whether located within or outside the United States of America, its territories and possessions, Ace Hardware Corporation may approve the sale of merchandise for delivery to such an outlet under the terms of a written agreement entered into with it by such party in lieu of the membership or similar agreement utilized with respect to business outlets by parties who are accepted by Ace Hardware Corporation as member dealers. No party approved as an International Retail Merchant or other non-member retail account shall be entitled to purchase or own any shares of the capital stock of Ace Hardware Corporation, nor shall any patronage dividends be paid on account of any purchases made from Ace Hardware Corporation by such party. Such purchases of merchandise shall be made in accordance with the terms of the applicable written agreement and such other terms as may be imposed by Ace Hardware Corporation from time to time with regard to particular accounts. Only with the express written consent of an executive officer whom its President has vested with authority to grant such consents, can these purchases include items carried under "Ace" or "Ace Hardware" brand names or under other private label names owned by, or licensed to, Ace Hardware Corporation. No such party shall have authority or be permitted to use names "Ace" or "Ace Hardware" or any other trade name, trademark or service mark owned or register (sic) by, or licensed to, Ace Hardware Corporation in the United States of America or elsewhere (including any translations of any of said names or marks) unless the applicable written agreement specifically grants the right to such use. All of the terms and conditions contained in the respective written agreements imposed upon such accounts (including, but not limited to, those dealing with territorial rights, duration, and service, handling, or license fees or charges, as well as any terms which vary among particular accounts) shall be established solely by the executive officer or officers of Ace Hardware Corporation vested with such authority by its President, provided, however, that no such party shall be granted any exclusive area or territorial rights without the prior approval of the Board of Directors or a committee of the Board to which the Board has delegated the authority to approve the granting of such rights. In establishing such terms, consideration shall be given to the relevant business circumstances, including, but not limited to, specific legal requirements and various costs associated with serving an account in a particular location.

     SECTION 4. Each person, partnership or corporation accepted by Ace Hardware Corporation as a member dealer or non-member account shall, by virtue of such acceptance, be deemed to have agreed to assume liability for and indemnify Ace Hardware Corporation and hold it harmless from and against any and all claims which may be asserted against it and from any losses sustained by it (including attorneys' fees and expenses incurred by it in defending such claims or in attempting to avoid or mitigate such losses) in connection with or resulting from billings by suppliers of merchandise purchased by or at the request of such dealer or account from or through Ace Hardware Corporation in cases where such merchandise is not to be supplied from the corporation's own inventories.

                            ARTICLE XXVI

               BY-LAWS TO CONSTITUTE BINDING CONTRACT

     SECTION 1. These By-laws, as amended from time to time, shall constitute a binding legal contract between Ace Hardware Corporation and its stockholders, and shall be legally binding on all stockholders of Ace Hardware Corporation and the successors, heirs, executors, administrators, assigns and personal representatives of such stockholders.

     SECTION 2. The purchase of shares of any class of stock of this corporation and the issuance thereof to any stockholder shall constitute and be equivalent to a consent of the part of the stockholder to whom said shares are issued to be bound by these By-laws, as amended from time to time, and an agreement on such stockholder's part to be bound thereby.

     SECTION 3. The invalidity of any portion of these By-laws, as amended from time to time, shall in no way affect any other portion of the By-laws which can be given effect without such invalidated part, and the remaining portions of the By-laws shall continue to constitute a legally binding contract between this corporation and its stockholders.







                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

  The following is an estimate of expenses in connection with the issuance and distribution of the capital stock being offered:

      Printing of Registration Statement and Prospectus              $10,000
      Accounting Fees and Expenses                                    12,000
      Legal Fees                                                       2,000
      Fees and Expenses under "Blue Sky" Laws of Various States        3,500
      Miscellaneous Expenses                                             500
                                                                     -------
          Total                                                      $28,000
                                                                     =======

Item 15. Indemnification of Directors and Officers.

  Under Section 145 of the General Corporation Law of the State of Delaware, where we are incorporated, Article XV of our By-Laws (see Appendix A to the Prospectus which is a part of this Registration Statement and is included by reference) provides for us to indemnify our directors, officers, employees or agents. The main provisions of this By-law obligate us to indemnify these persons against expenses (including attorneys' fees) that they actually and reasonably incur in connection with their successful defense of certain proceedings. These proceedings include any action, suit or proceeding (whether civil, criminal, administrative or investigative) that are instituted against them because they are (or were) one of our officers, directors, employees or agents. This By-law also authorizes us to indemnify these people for the amount of any judgment, fine or settlement payments they incur, along with expenses and attorneyss fees, in connection the proceedings described above if certain circumstances occur. These circumstances are that a majority of disinterested directors on our Board of Directors must vote to find that the person being indemnified acted in good faith and in a manner he reasonably believed to be in our best interest.

  Richard Kaup, the late Virgil Poss, and Antone Salel, were the Trustees of the Ace Dealers' Perpetuation Fund. This fund was terminated on November 30, 1976. As of that date, all of the assets of that fund were transferred to us and we then became responsible for all obligations and liabilities of the Trustees of that fund. We also agreed to indemnify the Trustees named above for any of their activities as Trustees under the terms stated below. These terms were included in the following resolution adopted by the unanimous vote of our Board of Directors on April 24, 1974: "... that the corporation indemnify and hold harmless each of said Trustees with respect to any claims made against any of them and any expenses thereby incurred by any of them in connection with any of their activities as such Trustees".

  However, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the federal Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification (other than for our payment of expenses of a director, officer or controlling person in the successful defense of any action, suit or proceeding) is made by a director, officer or controlling person in connection with the securities being offered by this Prospectus, (unless in the opinion of our legal counsel the matter has been settled by controlling precedent), we will submit the question of whether our indemnification would be against public policy under the Act to an appropriate court so that the issue can be finally determined.

  We also maintain Directors and Officers Liability coverage for limits which we believe are reasonable and appropriate for our exposure. Coverage is placed with insurers who are rated "A" by A.M. Best's rating service. The coverage is periodically reviewed by our broker regarding the adequacy of our limits and coverage.

Item 16. Exhibits

   (a)	Exhibits:

       Exhibit
         No.                                 Exhibit
         ---                                 -------

1                 No exhibit.

2                 No exhibit.

3-A Copy of Restated Certificate of Incorporation of the Registrant dated September 18, 1974 filed as Exhibit 3-A to the Registrant's Form S-1 Registration Statement (Reg-istration No. 2-55860) on March 30, 1976 and incorporated herein by reference.

3-B By-laws of the Registrant as amended through August 19, 1997 (included as Appendix A to the Prospectus constituting a part of this Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement).

3-C Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated May 19, 1976 filed as Exhibit 3-D to Amendment No. 1 to the Registrant's Form S-1 Registration Statement (Registration No. 2-55860) on June 10, 1976 and incorporated herein by reference.

3-D Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated May 21, 1979 filed as Exhibit 3-F to Amendment No. 1 to the Registrant's Form S-1 Registration Statement (Registration No. 2-63880) on May 23, 1979 and incorporated herein by reference.

3-E Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated June 7, 1982 filed as Exhibit 3-G to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 16, 1983 and incorporated herein by reference.

3-F Copy of Certificate of Amendment to the restated Certificate of Incorporation of the Registrant dated June 5, 1987 filed as Exhibit 3-F to the Registrant's Form S-1 Registration Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

3-G Copy of Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant dated June 16, 1989 filed as Exhibit 4-G to the Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-27790) on March 20, 1990 and incorporated herein by reference.

3-H Copy of Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant dated June 3, 1996, filed as Exhibit 4-H to the Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

4-A Specimen copy of Class B stock certificate as revised as of November, 1984, filed as Exhibit 4-A to Post-Effective Amendment No. 2 to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 15, 1985 and incorporated herein by reference.

4-B Specimen copy of Patronage Refund Certificate as revised in 1988 filed as Exhibit 4-B to Post-Effective Amendment No. 2 to the Registrant's Form S-1 Registration Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

  Exhibit
    No.                                   Exhibit
    ---                                   -------

4-C Specimen copy of Class A stock certificate as revised in 1987 filed as Exhibit 4-C to Post-Effective Amendment No. 2 to the Registrant's Form S-1 Registration Statement (Registration No. 33-4299) on March 29, 1988 and incorporated herein by reference.

4-D Specimen copy of Class C stock certificate filed as Exhibit 4-I to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 16, 1983 and incorporated herein by reference.

4-E Copy of current standard form of Subscription for Capital Stock Agreement to be used for dealers to subscribe for shares of the Registrant's stock in conjunction with new membership agreements submitted to the Registrant filed as
                  Exhibit 4-L to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.

4-F Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the Registrant on and after January 1, 1998, adopted by the Board of Directors of the Registrant.

5                 (a)	Opinion of David W. League, Vice President, General
                  Counsel of the Registrant, as to legality of securities being registered.

                 	(b)	Opinion of Messrs. Gatenbey, Law & League filed as
                  Exhibit 7 to the Registrant's Form S-1 Registration Statement (Registration No. 2-82460) on March 16, 1983 and incorporated herein by reference.

8                 Exhibit 5(a) addresses tax matters as required in Exhibit 8;
                  the opinions of David W. League, Vice President, General Counsel and Secretary of the Registrant, as to certain tax matters are set forth in statements attributted to him under the sub-heading "Federal Income Tax Status of Class A and Class C Shares" and sub-heading "Federal Income Tax Treatment of Patronage Dividends" in the Prospectus constituting a part of this Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement.

9                 No Exhibit.

10-A Copy of Ace Hardware Corporation Retirement Benefits Replacement Plan Restated and Adopted December 7, 1993 filed as Exhibit 10-A to Post-Effective Amendment No. 3 to the Registrantis Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-B Copy of First Amendment to Restated Ace Hardware Corporation Retirement Benefits Replacement Plan adopted on August 19, 1997 filed as Exhibit 10-B to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-C Copy of First Amendment to Ace Hardware Corporation Deferred Compensation Plan adopted on August 19, 1997 filed as Exhibit 10-C to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

   Exhibit
     No.                                  Exhibit
     ---                                  -------

10-D Copy of Restated PREP Plan (formerly known as Executive Supplemental Benefit Plans) adopted August 19, 1997 filed as
                  Exhibit 10-D to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-E Copy of the Ace Hardware Corporation Restated Officer Incentive Plan effective January 1, 1999.

10-F Copy of Second Modification of Amended and Restated Note Purchase and Private Shelf Agreement dated as of August 23, 1996, as amended by the First Modification of Amended and Restated Purchase and Private Shelf Agreement dated as of April 2, 1997, with The Prudential Insurance Company of America filed as Exhibit 10-F to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-G              Copy of Participation Agreement with PNC Commercial Corp.
                  dated December 17, 1997 establishing a $10,000,000 discretionary leasing facility for the purchase of land and construction of retail hardware stores filed as Exhibit 10-G to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-H Copy of Form of Executive Officer Employment Agreement effective January 1, 1996, filed as Exhibit 10-a-17 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-I Copy of Note Purchase and Private Shelf Agreement with The Prudential Insurance Company of America dated September 27, 1991 securing 8.74% Senior Series A Notes in the principal sum of $20,000,000 with a maturity date of July 1, 2003 filed as Exhibit 10-A-q to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1992 and incorporated herein by reference.

10-J Copy of current standard form of Ace Hardware Corporation International Franchise Agreement.

10-K Copy of current standard form of Ace Hardware Membership Agreement filed as Exhibit 10-P to Pre-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about April 26, 1995 and incorporated herein by reference.

10-L Copy of 6.89% Senior Series B notes in the aggregate principal sum of $20,000,000 issued July 29, 1992 with a maturity date of January 1, 2000 pursuant to Note Purchase and Private Shelf Agreement with the Prudential Insurance Company of America dated September 27, 1991 filed as Exhibit 10-Q to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 23, 1994 and incorporated herein by reference.

   Exhibit
     No.                                 Exhibit
     ---                                 -------

10-M Copy of 6.47% Senior Series A notes in the aggregate principal sum of $30,000,000 issued September 22, 1993 with a maturity date of June 22, 2008, and $20,000,000 Private Shelf Facility, pursuant to Note Purchase and Private Shelf Agreement with the Prudential Insurance Company of America dated as of September 22, 1993 filed as Exhibit 10-R to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on
                  March 23, 1994 and incorporated herein by reference.

10-N Copy of Lease dated March 24, 1997 for print shop facility of Registrant in Downers Grove, Illinois filed as Exhibit 10-N to Post-Effective Amendment No. 3 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 18, 1998 and incorporated herein by reference.

10-O Copy of Lease dated September 30, 1992 for general offices of the Registrant in Oak Brook, Illinois filed as Exhibit 10-a-u to the Post-Effective Amendment No.1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on March 22, 1993 and incorporated herein by reference.

10-P Copy of Deed of Lease with Arundel II L.L.C. dated as of January 30, 1998 for the Registrant's redistribution center in Hanover, Maryland.

10-Q Copy of Ace Hardware Corporation Deferred Compensation Plan effective January 1, 1994 filed as Exhibit 10-X to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-46449) on
                  March 23, 1994 and incorporated herein by reference.

10-R Copy of Lease dated September 22, 1994 for bulk merchandise redistribution center of Registrant in Carol Stream, Illinois filed as Exhibit 10-Y to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

10-S Copy of Lease dated May 4, 1994 for freight consolidation center of the Registrant in Chicago, Illinois filed as
                  Exhibit 10-Z to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

10-T Copy of Long-Term Incentive Compensation Deferral Option Plan of the Registrant effective January 1, 1995 adopted by its Board of Directors on December 6, 1994 filed as Exhibit 10-a-1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

10-U Copy of Ace Hardware Corporation Directors' Deferral Option Plan Amended and Restated as of January 1, 1997.

10-V Copy of Agreement dated January 6, 1995 between Ace Hardware Corporation and Roger E. Peterson filed as Exhibit 10-a-9 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 23, 1995 and incorporated herein by reference.

10-W Copy of Lease dated July 28, 1995 between A.H.C. Store Development Corp. and Tri-R Corporation for retail hardware store premises located in Yorkville, Illinois, filed as
                  Exhibit 10-a-11 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

   Exhibit
     No.                                  Exhibit
     ---                                  -------

10-X Copy of Lease dated October 31, 1995 between Brant Trade & Industrial Park, Inc. and Ace Hardware Canada Limited for warehouse space in Brantford, Ontario, Canada, filed as
                  Exhibit 10-a-6 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-Y Copy of Lease dated November 27, 1995 between 674573 Ontario Limited and Ace Hardware Canada Limited for general office space in Markham, Ontario, Canada, filed as Exhibit 10-a-13 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-Z Copy of Executive Healthcare Plan adopted by the Board of Directors of the Registrant on August 25, 1998.

10-a-1 Copy of First Amendment to the Ace Hardware Corporation Long-Term Incentive Compensation Deferral Option Plan effective December 5, 1995, filed as Exhibit 10-a-15 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-a-2 Copy of Ace Hardware Corporation Executive Benefit Security Trust Agreement effective July 19, 1995, filed as Exhibit 10-a-18 to Post-Effective Amendment No. 1 to the Registrant's Form S-2 Registration Statement (Registration No.33-58191) on or about March 11, 1996 and incorporated herein by reference.

10-a-3 Copy of current standard form License Agreement for International Retail Merchants adopted in 1996 filed as
                  Exhibit 10-a-12 to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

10-a-4 Copy of Lease Agreement dated as of September 1, 1996 for the Registrant's project facility in Wilton, New York filed as
                  Exhibit 10-a-13 to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

10-a-5 Copy of 6.47% Series A Senior Notes in the aggregate principal amount of $30,000,000 issued August 23, 1996 with a maturity date of June 22, 2008, and $70,000,000 Private Shelf Facility, pursuant to Amended and Restated Note Purchase and Private Shelf Agreement with the Prudential Insurance Company dated August 23, 1996 filed as Exhibit 10-a-14 to Post-Effective Amendment No. 2 to the Registrant's Form S-2 Registration Statement (Registration No. 33-58191) on or about March 12, 1997 and incorporated herein by reference.

10-a-6 Copy of Second Amendment to the Restated Ace Hardware Corporation Retirement Benefits Replacement Plan adopted on December 8, 1998 and effective January 1, 1999.

11                No exhibit.

12                No exhibit.

13                No exhibit.

15                No exhibit.

  Exhibit
    No.                                   Exhibit
    ---                                   -------

16                No exhibit.

23                (a) Consent of KPMG LLP, dated March 12, 1999.
                  (b) Consent of Counsel, Legal Opinion Exhibit 5(a).

24                Powers of Attorney.

25                No exhibit.

26                No exhibit.

27                Financial Data Schedule.

99                No exhibit.

Item 17. Undertakings.

  As the Registrant signing below, we undertake:

     (a) Subject to Section 15(d) of the Securities Exchange Act of 1934, to file with the Securities and Exchange Commission any supplementary or periodic information, documents and reports as any rule or regulation of the Commission that is adopted under the authority conferred in that section requires.
     (b) To file with the Securities and Exchange Commission, during any period in which offers or sales are being made under this registration, a post-effective amendment to this Registration Statement:

         (i) to include any Prospectus required by Section 10(a) (3) of the Securities Act of 1933;

        (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or its most recent post-effective amendment) which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

       (iii) to include any material information about the plan of distribution that was not previously disclosed in the Registration Statement or any material change to this information in the Registration Statement, including, for example, any addition or deletion of a managing underwriter.

      (c) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this Registration Statement shall be deemed to be a new Registration Statement relating to the securities being offered in it, and the offering of those securities at that time shall be deemed to be the initial bonafide offering of them;

      (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 4 to the registrant's Form S-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois on the day of March 15, 1999.

                                           ACE HARDWARE CORPORATION

                                           By      	HOWARD J. JUNG
                                             -----------------------------
                                                   	Howard J. Jung
                                          	Chairman of the Board and Director

Pursuant to the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          	Signature                      	Title                 	Date

       	HOWARD J. JUNG             Chairman of the Board	     March 15, 1999
------------------------------
       	Howard J. Jung                  and Director


       DAVID F. HODNIK              President and Chief       March 15, 1999
------------------------------
       David F. Hodnik              Executive Officer


       LORI L. BOSSMANN         Vice President-Controller     March 15, 1999
------------------------------
       Lori L. Bossmann          (Principal Financial and
                                    Accounting Officer)

Jennifer C. Anderson, Eric R. Bibens	            Directors
II, Lawrence R. Bowman, James T.
Glenn, Daniel L. Gust, D. William
Hagan, Mark Jeronimus, John E.
Kingrey, Mario R. Nathusius, Roger E.
Peterson, and Jon R. Weiss


*By	        DAVID F. HODNIK
   -------------------------------
           	David F. Hodnik


*By       	LORI L. BOSSMANN                                March 15, 1999
   -------------------------------
          	Lori L. Bossmann


         	*Attorneys-in-fact

                         INDEX TO EXHIBITS FILED TO
                         THE REGISTRATION STATEMENT
                  ON FORM S-2 OF ACE HARDWARE CORPORATION

   Exhibit
     No.                                  Exhibit
     ---                                  -------

3-B By-laws of the Registrant as amended through August 19, 1997 (included as Appendix A to the Prospectus constituting a part of this Post-Effective Amendment No. 4 to the Registrant's Form S-2 Registration Statement).

4-F Copy of plan for the distribution of patronage dividends with respect to purchases of merchandise made from the Registrant from January 1, 1998 adopted by the Board of Directors of the Registrant.

5 (a) Opinion of David W. League, Vice President and General Counsel of the Registrant as to legality of securities being registered.

10-E Copy of the Ace Hardware Corporation Restated Officer Incentive Plan effective January 1, 1999.

10-J Copy of current standard form of Ace Hardware Corporation International Franchise Agreement.

10-P Copy of Deed of Lease with Arundel II L.L.C. dated as of January 30, 1998 for the Registrant's redistribution center in Hanover, Maryland.

10-U Copy of Ace Hardware Corporation Directors' Deferral Option Plan Amended and Restated as of January 1, 1997.

10-Z Copy of Executive Healthcare Plan adopted by the Board of Directors of the Registrant on August 25, 1998.

10-a-6 Copy of Second Amendment to the Restated Ace Hardware Corporation Retirement Benefits Replacement Plan adopted on December 8, 1998 and effective January 1, 1999.

23                (a) Consent of KPMG LLP, dated March 12, 1999.

                  (b) Consent of Counsel, Legal Opinion Exhibit 5(a).

24                Powers of Attorney.

27                Financial Data Schedule.

  The various exhibits incorporated by reference are listed in Item 16 of this Post-Effective Amendment No. 4 to the Form S-2 Registration Statement of Ace Hardware Corporation.